As filed with the Securities and Exchange Commission on July 7, 1998
                                                      Registration No. 333-53755

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                ---------------

                                AMENDMENT NO. 1
                                       TO

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                            Interactive Magic, Inc.
       (Exact name of small business issuer as specified in its charter)


             North Carolina                            7372                       56-2092059
       (State or other jurisdiction       (Primary Standard Industrial        (I.R.S. Employer
    of incorporation or organization)      Classification Code Number)     Identification Number)


                        215 Southport Drive, Suite 1000
                       Morrisville, North Carolina 27560
                                (919) 461-0722
         (Address and telephone number of principal executive offices)

                        215 Southport Drive, Suite 1000
                       Morrisville, North Carolina 27560
                                (919) 461-0722
(Address of principal place of business or intended principal place of business)


                                 J. W. STEALEY
                     Chairman and Chief Executive Officer
                            Interactive Magic, Inc.
                        215 Southport Drive, Suite 1000
                       Morrisville, North Carolina 27560
                                (919) 461-0722
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)


                                ---------------
                                  Copies to:

             GERALD F. ROACH, ESQ.           ROBERT J. MITTMAN, ESQ.
            BYRON B. KIRKLAND, ESQ.           TENZER GREENBLATT LLP
           SMITH, ANDERSON, BLOUNT,            405 Lexington Avenue
   DORSETT, MITCHELL & JERNIGAN, L.L.P.      New York, New York 10174
        2500 First Union Capitol Center     Telephone: (212) 885-5000
         Raleigh, North Carolina 27601      Facsimile: (212) 885-5001
            Telephone: (919) 821-1220
            Facsimile: (919) 821-6800

                                ---------------
Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                ---------------

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine. ----------------------------------------------------------------
--------------------------------------------------------------------------------

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



                   PRELIMINARY PROSPECTUS DATED JULY 7, 1998
                             SUBJECT TO COMPLETION



                                2,800,000 Shares

[INTERACTIVE MAGIC LOGO APPEARS HERE]




                                  Common Stock
     Prior to the offering, there has been no public market for the Common
Stock of Interactive Magic, Inc. (the "Company") and there can be no assurance that any such market will develop. It is anticipated that the Common Stock will be quoted on the Nasdaq National Market under the symbol "IMGK." It is currently estimated that the initial public offering price per share will be between $8.00 and $10.00. For a discussion of the factors considered in determining the initial public offering price, see "Underwriting."
                                ---------------
THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE AND SUBSTANTIAL DILUTION. SEE "RISK FACTORS" COMMENCING ON PAGE 7 AND "DILUTION" ON PAGE 18 OF THIS PROSPECTUS FOR INFORMATION THAT SHOULD BE
   CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                                ---------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         Price     Underwriting     Proceeds
                          to      Discounts and        to
                        Public   Commissions (1)   Company (2)
   Per Share ......... $        $                 $
   Total (3) .........   $        $                 $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Does not include additional compensation to be received by BlueStone
    Capital Partners, L.P. ("BlueStone") and Ferris, Baker Watts,
    Incorporated, as representatives of the several Underwriters (the "Representatives"), in the form of warrants to purchase up to 280,000 shares of Common Stock (the "Representatives' Warrants"). The Company has also agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses of the offering payable by the Company, estimated at $900,000.

(3) The Company has granted the Representatives an option, exercisable within 45 days of the date of this Prospectus, to purchase up to 420,000 additional shares of Common Stock, on the same terms as set forth above, solely for the purpose of covering over-allotments, if any. If the Representatives' over-allotment option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to
    Company will be $     , $      and $     , respectively. See
    "Underwriting."

     The shares of Common Stock are being offered, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify the offering and to reject any order in whole or in part. It is expected that delivery of the certificates representing the shares of Common Stock will be made against payment therefor at the offices of BlueStone Capital Partners, L.P., 575 Fifth
Avenue, New York, New York 10017, on or about      , 1998.



   BlueStone Capital Partners, L.P.                     Ferris, Baker Watts
                                                            Incorporated

                 The date of this Prospectus is         , 1998.

Following the Prospectus cover page is a fold-out two page color layout depicting CD-ROM box cover art for certain of the Company's products:


    iF22
    iF22 Persian Gulf version 5.0
    iPanzer 44
    Apache
    Hind
    The Great Battles of Alexander
    Liberation Day
    Capitalism Plus
    Seven Kingdoms Ancient Adversaries
    Industry Giant
    iF-16
    The Great Battles of Hannibal
    American Civil War
    iMA2 Abrams
    Semper Fi
    Air Warrior II
    The Great Battles of Caesar



On the foldover leaf, directly inside the front cover, is color artwork illustrating two aircraft in a simulated battle over land and ocean representing the Company's WARBIRDS product with the words "WarBirds" and "Worldwide MEGAplayer Gaming"

Directly beneath the artwork are the following legends:

                             AVAILABLE INFORMATION

     As of the date of this Prospectus, the Company will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, will file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Company intends to furnish its shareholders with annual reports containing audited financial statements and such other periodic reports as the Company deems appropriate or as may be required by law.

                               ----------------
     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS WHICH STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE MARKET PRICE OF THE COMMON STOCK, INCLUDING PLACING STABILIZING BIDS OR EFFECTING PURCHASES OF COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                              PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety. In this Prospectus, the term "Company" includes Interactive Magic, Inc., its Maryland predecessor and its three subsidiaries. Unless otherwise indicated, the information in this Prospectus, including per share data and information relating to the number of shares outstanding, (i) other than the historical financial statements, gives retroactive effect to the conversion of the Class A and B common stock and Series A, B and C preferred stock of the Company into Common Stock and the exercise of options for the purchase of 363,750 shares of Common Stock (the "Recapitalization Options") and warrants for the purchase of 516,769 shares of Common Stock (the "Recapitalization Warrants") on or prior to the consummation of this offering (the "Recapitalization"), (ii) gives retroactive effect to the one-for-two reverse split of the Common Stock effected on July 1, 1998 in connection with the Company's reincorporation in North Carolina, and (iii) assumes no exercise of the Representatives' over-allotment option to purchase up to 420,000 additional shares of Common Stock. See "Description of Securities -- Recapitalization," "Underwriting" and Note 14 of Notes to Consolidated Financial Statements.


     Interactive Magic, I-Magic, the Interactive Magic logo and Star Rangers are registered trademarks of the Company. WarBirds, MEGAplayer, MEGAvoice, iM1A2 Abrams, Hind, Seven Kingdoms, DEMON, Malkari and UltraFighters are trademarks of the Company. Other trademarks appearing herein are trademarks of their respective owners.

     This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

                                  The Company

     Interactive Magic, Inc. (the "Company") develops, publishes and distributes interactive, real-time, 3D entertainment software, focusing on simulation and strategy games for CD-ROM and online/Internet use. Since inception, the Company has published 26 titles on CD-ROM which have been distributed through more than 15,000 retail outlets in over 30 countries. Additionally, the Company's initial online product, WARBIRDS, a World War II air combat simulation game, has generated sales of over 1.4 million hours of online game time to players in more than 70 countries. Since its first product offering in August 1995, the Company has been recognized each year with awards or critical acclaim from industry associations and publications, including PC Games, PC Today, Computer Gaming World, Power Play, PC Gamer, Computer Games Strategy Plus and the Software Publishers Association ("SPA"). Since such time, the Company's net revenues have also grown to $16,502,000 and $4,913,000 for the year ended December 31, 1997 and the three months ended March 31, 1998, respectively. The Company seeks to benefit from leveraging its development, marketing and technological synergy across its dual distribution channels.

     Most of the Company's CD-ROM products are designed so that users can play them both as single-player and multiplayer (up to 16 players) games and include various levels of difficulty so that both novice and experienced players can enjoy the Company's games. APACHE, the Company's first published CD-ROM product, is an air-combat simulation of the AH-64D Apache Longbow Helicopter for players of all experience levels. APACHE received two Codie Award nominations from the SPA and was named "Best Simulation of 1995" by both PC Gamer magazine and Strategy Plus magazine. CAPITALISM, the Company's highly acclaimed business strategy and simulation CD-ROM game, gives players resources with which to build a global financial empire and was a runner-up to APACHE as PC Gamer magazine's "Best Simulation of 1995." SEVEN KINGDOMS, one of the Company's newest strategy CD-ROM games, presents players with a special challenge of real-time action and strategy set in a medieval fantasy world of monsters, gods and opposing cultures and was named "Strategy Game of the Year" by Germany's PC Power Play magazine. iF-22, the Company's internally developed flight simulation game, and iF-22 PERSIAN GULF, the Company's recently released sequel, incorporate the Company's DEMON advanced 3D graphics and terrain technology. By focusing on delivering highly playable, entertaining games with high quality graphics, the Company believes it has built strong brand recognition and consumer loyalty among game enthusiasts. The Company intends to build upon this loyalty by selectively creating franchise titles through the publication of sequels and add-ons to existing games, as it has done with its three-game Great Battles series, GREAT BATTLES OF ALEXANDER, GREAT BATTLES OF HANNIBAL and GREAT BATTLES OF CAESAR.

     WARBIRDS, the Company's first commercial online product, was named "Online Game of the Year" for the past two years by PC Games magazine and is recognized as one of the world's leading real-time large-scale (hundreds of players) multiplayer online games. Players from around the world can access WARBIRDS via the Internet to simultaneously fly missions in a single campaign and, to date, there have been as many as 350 such WARBIRDS players online at one time. The incorporation of 3D rolling terrain graphics, the Company's MEGAvoice technology, which allows groups of up to four online players to engage in real-time voice communication, and the Company's MEGAplayer technology, which minimizes the effect of Internet delays (latency), all add to the realism of the WARBIRDS playing experience. The Company charges subscription fees for online play plus additional fees for hours played beyond the subscription allocation. Users can enter and exit the ongoing game 24 hours a day, seven days a week, enabling the Company to receive recurring revenues. To encourage such recurring play, the Company promotes the development of "communities" of regular WARBIRDS flyers who participate in special promotional events such as squadron conferences, conventions and competitions around the world. The Company is seeking to increase revenues from its online business by developing additional real-time large-scale multiplayer games based on other military, futuristic/space and action-oriented simulation games. Currently, the Company has two new online products, FIGHTER OPS and RAIDER WARS, which have undergone beta testing on the Company's online service, and two new products, ULTRA-FIGHTERS and MALKARI, which are intended to be playable both as CD-ROM products and as large-scale multiplayer online products and are in the final stages of development. All of these products are scheduled for release in 1998. In addition, the Company is seeking to broaden its user base by negotiating with several major providers of online services in North America, Germany, the United Kingdom, Japan and Brazil for rights to distribute the Company's online products. The Company anticipates that, if finalized, such arrangements would allow subscribers of a particular online service access to play the Company's online games at an hourly rate, in exchange for which the Company would receive a royalty.


     The Company's objective is to become one of the world's leading providers of CD-ROM and real-time large-scale multiplayer online simulation and strategy games. Key elements of the Company's strategy are to: increase online recurring revenue, focus on simulation and strategy games, expand brand recognition, manage risk through internal and external product development, expand its worldwide distribution network, leverage core proprietary technologies and expand operations through strategic acquisitions. The Company is led by an experienced management team and key employees with substantial expertise in the interactive entertainment software and computer game industries as well as experience in client-server technology, 3D graphics, large networking systems and U.S. Department of Defense avionic testing systems. See "Business -- Strategy," "Business -- Product Development" and "Management."


     The Interactive Digital Software Association ("IDSA") reported that retail sales of interactive entertainment software in North America reached $3.7 billion in 1996 and were projected to increase to $5.3 billion in 1997 and $8 billion in 2000. Worldwide entertainment software sales were estimated by IDSA to have exceeded $10 billion in 1996, roughly divided evenly among the United States, Europe and Asia. A 1997 Forrester Research report estimates that more than 6.9 million consumers in the United States are currently playing games over the Internet, generating revenues of $127 million in 1997, and projects that 18 million consumers will generate $1.6 billion in revenues in 2001. The Company believes that the continued availability of lower-cost high performance multimedia personal computers ("PCs") and modems will continue to contribute to the increase in PC ownership and thereby expand the use of the Internet and online services for entertainment purposes.

     The Company has sales professionals in North America, the United Kingdom and Germany and expects to increase its marketing and sales staff in these locations and expand its offices geographically where appropriate. Additionally, the Company contracts with distribution agencies in Japan, Singapore, South America, Korea, South Africa and Australia and its products are sold by retailers such as CompUSA, Wal-Mart and Best Buy in North America and Karstadt, Dixon's and PC World in Europe.


     The Company was incorporated under the laws of the State of Maryland on June 16, 1994 under the name SP Enterprises, Inc. and changed its name to Interactive Magic, Inc. in March 1996. On July 1, 1998, the Company reincorporated in North Carolina. The Company's corporate headquarters are located in the Research Triangle Park area at 215 Southport Drive, Suite 1000, Morrisville, North Carolina 27560, and its telephone number is (919) 461-0722.

                                 The Offering

Common Stock offered...............   2,800,000 shares

Common Stock to be outstanding after the
 offering..........................   9,593,699 shares(1)

Use of Proceeds....................   Repayment of indebtedness, sales and
                                      marketing, product development, equipment purchases, expansion of international operations, research and development, and working capital and general corporate purposes, including possible acquisitions.
                                      See "Use of Proceeds."

Risk Factors.......................   The securities offered hereby involve a
                                      high degree of risk and immediate
                                      substantial dilution. See "Risk Factors" and "Dilution."

Proposed Nasdaq National
 Market symbol........................................................ "IMGK"
------------
(1) Does not include: (i) 1,708,045 shares of Common Stock reserved for issuance upon the exercise of stock options remaining outstanding following the Recapitalization, and 1,300,000 shares of Common Stock reserved for issuance upon the exercise of options available for future grant, under the Company's stock option and purchase plans (collectively, the "Plans"); (ii) 449,554 shares of Common Stock reserved for issuance upon the exercise of warrants remaining outstanding following the Recapitalization; and (iii) 280,000 shares of Common Stock reserved for issuance upon the exercise of the Representatives' Warrants. See "Management -- Stock Option Plans," "Description of Securities -- Warrants" and "Underwriting."

                  Summary Consolidated Financial Information
               (Dollars in thousands, except for per share data)


     Set forth below is certain summary financial information for the periods and as of the dates indicated. This information is derived from, and should be read in conjunction with, the consolidated financial statements of the Company, including the notes thereto, appearing elsewhere in this Prospectus.


Consolidated Statement of Operations Data:




                                                                                              Three Months Ended March
                                                           Year Ended December 31,                       31,
                                                  -----------------------------------------   -------------------------
                                                      1995          1996           1997          1997          1998
                                                  -----------   -----------   -------------   ---------   -------------
                                                                                                     (unaudited)
Net revenues ..................................    $  4,121      $  6,057      $   16,502      $3,957      $    4,913
Cost of revenues ..............................       1,669         2,393           6,349       1,415           1,877
Gross profit ..................................       2,452         3,664          10,153       2,542           3,036
Operating expenses:
  Sales and marketing .........................       2,335         5,008           6,760       1,642           1,667
  Product development .........................       1,518         3,788           3,878         859           1,103
  General and administrative ..................         828         1,451           1,941         598             449
Total operating expenses ......................       4,681        10,247          12,579       3,099           3,219
Operating loss ................................      (2,229)       (6,583)         (2,426)       (557)           (183)
Interest expense ..............................         175           606           1,675         300             307
Net loss ......................................      (2,451)       (7,200)         (4,298)       (825)           (618)
Pro forma net loss per share (1)(2) ...........                                $    (0.68)                 $    (0.09)
Number of shares used in computing
  pro forma net loss per share (1)(2) .........                                 6,343,080                   6,619,708


Consolidated Balance Sheet Data:


                                            December 31, 1997                March 31, 1998 (unaudited)
                                           -------------------   ---------------------------------------------------
                                                                                                      Pro Forma
                                                                    Actual      Pro Forma (2)     As Adjusted (2)(3)
                                                                 -----------   ---------------   -------------------
Working capital (deficiency) ...........        $ (1,933)         $    799        $    899             $17,765
Total assets ...........................           7,747             9,211           9,311              24,677
Long-term debt (4) .....................           7,229             4,661           4,661                  --
Total liabilities ......................          16,646            12,970          12,651               5,481
Redeemable preferred stock .............              --               600              --                  --
Shareholders' equity (deficit) .........          (8,899)           (4,359)         (3,340)             19,196

------------
(1) See Note 3 of Notes to Consolidated Financial Statements for an explanation of the number of shares used in computing pro forma net loss per share.

(2) Gives retroactive effect to the Recapitalization, including the $10,335 paid to the Company in connection with the exercise of the Recapitalization Warrants, as well as cash proceeds of $90,000 paid to the Company, and the forgiveness of $318,750 of the Company's accrued interest expense, in connection with the exercise of the Recapitalization Options. See "Description of Securities -- Recapitalization," "Certain Transactions" and Notes 3 and 14 of Notes to Consolidated Financial Statements.

(3) Adjusted to give retroactive effect to the sale of the 2,800,000 shares of Common Stock offered hereby at an assumed offering price of $9.00 per share (the mid-point of the currently anticipated range of the initial public offering price) and the anticipated application of the estimated net proceeds therefrom, including for the repayment of indebtedness. See "Use of Proceeds."

(4) Includes long-term debt, less current portion, and notes payable to related parties.

                                 RISK FACTORS


     An investment in the shares of Common Stock offered hereby involves a high degree of risk. In addition to the other information in this Prospectus, prospective investors should carefully consider the following risk factors in evaluating the Company and its business before purchasing shares of the Common Stock offered hereby.


Limited Relevant Operating History; Historical Losses

     The Company began operations in June 1994 and shipped its first CD-ROM simulation and strategy game for PCs in August 1995 and released its first, and to date only, real-time large-scale multiplayer simulation game on the Internet in December 1995. Consequently, the Company has a limited relevant operating history upon which an evaluation of its prospects can be made. Such prospects must be considered in light of the risks, expenses and difficulties frequently encountered in connection with the operation and expansion of a new business and commercialization of new products, particularly those associated with the rapidly evolving interactive entertainment software industry, which is characterized by an increasing number of market entrants, intense competition, substantial capital requirements and a high failure rate. In addition, the Company has experienced significant losses in each of its formative years, resulting primarily from overhead and other costs incurred in the development and growth of the Company, including losses of approximately $7,200,000, $4,298,000 and $618,000 for the years ended December 31, 1996 and 1997 and the three months ended March 31, 1998, respectively, resulting in an accumulated deficit of approximately $14,828,000 at March 31, 1998. Moreover, the Company expects to incur substantial up-front expenditures and operating costs in connection with the expansion of its marketing efforts and product lines, which may result in significant losses for the foreseeable future. There can be no assurance that the Company will be able to successfully implement its growth and business strategies, that its revenues will continue to increase or that it will ever be able to achieve or sustain profitable operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Consolidated Financial Statements.


Significant Capital Requirements; Negative Cash Flow; Possible Need for Additional Financing

     The Company's capital requirements have been and will continue to be significant, and, to date, its cash requirements have been exceeding its cash flow from operations. Since inception, the Company has raised capital of approximately $16,014,000 (excluding bank debt of which there is currently outstanding approximately $4,300,000 principal amount), of which $7,070,000 represents debt securities ($2,000,000 of which has been repaid) and $8,944,000 represents equity securities. The Company has been dependent on these private financings to fund a portion of its capital requirements. In addition, based on the Company's current product development plans, the Company's capital requirements are expected to increase. As a result, the Company is dependent upon the proceeds of this offering to complete the development of its currently proposed products and fund its business strategies. Although the Company anticipates, based on its currently proposed plans and assumptions relating to its operations (including assumptions regarding the progress and timing of its new product development efforts), that the net proceeds of this offering, together with anticipated revenues from operations, availability under the Company's bank lines of credit and cash and cash equivalents, will be sufficient to fund the Company's operations and capital requirements for at least 12 months following the consummation of this offering, there can be no assurance that such funds will not be expended prior thereto due to unanticipated changes in economic conditions or other unforeseen circumstances. In the event the Company's plans change or its assumptions change or prove to be inaccurate, the Company would be required to seek additional financing sooner than currently anticipated. The Company has no current arrangements with respect to, or potential sources of, any additional financing, and it is not anticipated that existing shareholders will provide any portion of the Company's future financing requirements. Consequently, there can be no assurance that any additional financing will be available to the Company when needed, on commercially reasonable terms, or at all. Any inability to obtain additional financing when needed would require the Company to delay or scale back its product development and marketing programs, which could have a material adverse effect on the Company. In addition, any additional equity financing may involve substantial dilution to the interests of the Company's then existing shareholders. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


Fluctuations in Quarterly Operating Results; Uncertainty of Future Results

     The Company's quarterly operating results have fluctuated significantly in the past and will likely fluctuate significantly in the future depending on a variety of factors, several of which are not in the Company's control.

Such factors include the demand for the Company's products and the products of its competitors, the size and rate of growth of the interactive entertainment software market, development and promotional expenses related to the introduction of new products or enhancements, the degree of market acceptance for the Company's new product introductions and enhancements, the timing of orders from significant customers, delays in shipment, the level of price competition, changes in computing platforms, the nature and magnitude of product returns, order cancellations, software defects and other quality problems, the length of product life cycles, the percentage of the Company's sales related to international sales and changes in personnel. Products are generally shipped as orders are received, and, accordingly, the Company operates with little backlog. Net revenues in any quarter are, therefore, substantially dependent on orders booked and shipped in that quarter. A significant portion of the Company's operating expenses is relatively fixed, and planned expenditures are primarily based on expectations regarding future sales; as a result, operating results in any given quarter would be disproportionately adversely affected by a decrease in sales or a failure to meet the Company's sales expectations. Operating results for future periods are subject to numerous uncertainties, and there can be no assurance that the Company will become profitable or sustain profitability on an annual or quarterly basis. Based on the foregoing, the Company believes that period-to-period comparisons of operating results should not be relied upon as indicative of future results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


Short CD-ROM Product Life Cycles; Dependence On a Limited Number of Products

     The market for interactive CD-ROM software games is characterized by short product life cycles and frequent introduction of new products, most of which do not achieve sustained market acceptance or do not generate a sufficient level of sales to offset the costs associated with product development. Generally, the majority of sales of new products occur within the first six months following their release. The Company's success will depend upon development of new, commercially successful products and upon its ability to replace revenues from products at the later stages of their life cycles. The Company believes that competition in the interactive entertainment software market requires the development of higher quality, distinctive products that incorporate increasingly sophisticated effects and the need to support product releases with increased marketing, all of which results in higher development, acquisition and marketing costs. To date, the Company has derived a significant portion of its revenues from a limited number of software products released each year, and many of these products have substantial development or acquisition costs and marketing budgets. Due to this dependence on a limited number of products, the Company may be adversely affected if one or more of its principal products fails to achieve anticipated results. During the years ended December 31, 1996 and 1997, two titles and three titles accounted for approximately 56.0% and 55.8%, respectively, of the Company's consolidated net shipments after factoring in product returns. There can be no assurance that the Company will not remain dependent upon non-recurring sales of a limited number of products for a substantial portion of its revenues or that any products introduced by the Company will be commercially viable or have life cycles sufficient to permit the Company to recoup the development, marketing and other costs associated with their development. Failure to continuously introduce new, commercially successful products would have a material adverse effect on the Company. See "Business -- Products."


Lengthy Development Cycle; Product Development Risks

     The Company's success depends on the timely introduction of successful new products. The development of new interactive entertainment software products is lengthy, expensive and uncertain, and a product's development typically requires six to 24 months to complete from the time a new concept is approved. In addition, product development of online products continues for the life of the product. Many of the Company's proposed products are in early stages of development, and the Company will be required to commit considerable time, effort and resources to complete development of its currently proposed products. The Company has, in the past, experienced significant delays in the introduction of certain new products and there will likely be delays in developing and introducing new products in the future. In addition, because many of the Company's products are developed for it by third parties, the Company cannot always control the timing of their introduction. While the Company maintains production arrangements with its third-party developers, provides them with certain software tool kits to promote quality control and monitors their progress, there can be no assurance that delays in the work performed by third parties or poor quality of such work will not result in product delays. Unanticipated delays, expenses, technical problems or difficulties could cause the Company to miss an important selling season with a corresponding negative impact on revenues and net income or result in abandonment or material change in product commercialization.

There can be no assurance that the Company will be able to successfully develop any new products on a timely basis or that technical or other problems will not occur which would result in increased costs or material delays. In addition, software products as complex as those offered by the Company may contain undetected errors when first introduced. Despite extensive product testing, the Company has, in the past, released products with defects and has discovered software errors in certain of its product offerings after their introduction. In particular, the personal computer hardware environment is characterized by a wide variety of non-standard peripherals (such as sound cards and graphics cards) and configurations that make pre-release testing for programming or compatibility errors very difficult and time-consuming. There can be no assurance that, despite testing by the Company, errors will not be found in new products or releases after commencement of commercial shipments. Remedying such errors may delay the Company's plans, cause it to incur additional costs and adversely affect its reputation. See "Business -- Technology" and "Business -- Product Development."


Industry Factors; Changing Consumer Preferences; Uncertainty of Market
Acceptance

     The level of demand and market acceptance for the Company's newly introduced products is subject to a high degree of uncertainty. Software acquisition and development costs, as well as promotion and marketing expenses, royalties and third-party participations payable to software developers, creative personnel, musicians and others, which reduce potential revenues derived from software sales, have increased significantly in recent years. The Company's future operating results will depend on numerous factors beyond its control, including the popularity, price and timing of new entertainment software products being released and distributed, international, national, regional and local economic conditions (particularly economic conditions adversely affecting discretionary consumer spending), changes in consumer demographics, the availability of other forms of entertainment, critical reviews and public tastes and preferences, all of which change rapidly and cannot be predicted. The Company's ability to plan for product development and promotional activities will be significantly affected by its ability to anticipate and respond to relatively rapid changes in consumer tastes and preferences, particularly those of the consumers, primarily males over age 25 with annual household incomes of $50,000 or more, comprising the Company's principal target market. A decline in the popularity of software games or in the interactive entertainment software industry generally or in particular market segments could adversely affect the Company's business and prospects. In addition, the success of the Company's strategy to capitalize on online games will depend in part upon market acceptance of online games and a "pay-for-play" model. Online game play is a new and evolving concept, and it is difficult to assess or predict with any assurance the size of the market for online games or its prospects for growth. There can be no assurance that a viable market for online games will develop, that the Company will be successful in developing additional products for online use or that the Company's products for this market will achieve widespread market acceptance. See "Business -- Industry Overview" and "Business -- Distribution."


Infrastructure Risks of Online Game Play

     The development of a robust market for online games will depend on several factors that are outside the Company's control, including the development and maintenance of an industry infrastructure for providing consumer access to online games. There can be no assurance that the infrastructure, including a reliable network foundation, and timely development of complementary products, such as high-speed modems, necessary to make local or wide area networks or the Internet a viable medium for use of real-time large-scale multiplayer simulation and strategy games will be developed, or, if developed, that such networks will become a viable medium for use of multiplayer simulation and strategy games. In addition, hardware restrictions, such as bandwidth (amount of data capable of transmission at a single time) and latency (delays introduced by the network), which limit use of content via local and wide area networks, may inhibit such networks from becoming a viable medium for delivery of multiplayer simulation and strategy games. If the necessary infrastructure or complementary products are not developed, or if such networks do not become a viable medium for delivery of multiplayer simulation and strategy games, the Company's business, operating results and financial condition may be materially adversely affected. See "Business -- Industry Overview" and "Business -- Technology."


Changes in Technology and Industry Standards

     The interactive entertainment software industry is undergoing rapid changes, including evolving industry standards, frequent new platform introductions and changes in consumer requirements and preferences. The introduction of new technologies, technologies that support multiplayer games and new media formats such as online delivery and digital video disks, could render the Company's previously released products obsolete or unmarketable. The development cycle for products utilizing new operating systems, microprocessors or formats may be significantly longer than the Company's current development cycle for products on existing operating systems, microprocessors and formats and may require the Company to invest resources in products that may not become profitable. There can be no assurance that the mix of the Company's future product offerings will keep pace with technological changes or satisfy evolving consumer preferences or that the Company will be successful in developing and marketing products for any future operating system or format. Failure to develop and introduce new products and product enhancements in a timely fashion could result in significant product returns and inventory obsolescence and could have a material adverse effect on the Company's business, operating results and financial condition.

     The overall market for the Internet is characterized by rapidly changing technology, evolving industry standards, emerging competition and frequent product and service introductions. There can be no assurance that the Company can successfully identify new product opportunities for Internet use and develop and bring such new products to market in a timely manner, or that products or technologies developed by others will not render the Company's products or technology obsolete. The Company also is at risk to fundamental changes in the way Internet connectivity services are delivered. Currently, Internet services are accessed primarily by computers and are delivered by telephone lines. If the Internet becomes accessible by screen-based telephones, television or other consumer electronic devices, or becomes deliverable through other means such as coaxial cable or wireless transmission, the Company may have to develop new technology or modify its existing technology to accommodate these developments. The Company's pursuit of such technological advances may require substantial time and expense, and there can be no assurance that the Company will succeed in adapting its products to alternate access devices and conduits. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Products" and "Business -- Technology."


Intense Competition; Competition for Shelf Space

     The interactive entertainment software industry is intensely and increasingly competitive. Industry competition is based primarily upon product quality and features, the compatibility of products with popular platforms, access to distribution channels (including access to retail shelf space), marketing effectiveness, reliability and ease of use, price and the quality of user support services. Many of the companies with which the Company currently competes or may compete against in the future have greater financial, technical, marketing, sales and customer support and other resources than the Company and have established reputations for success in the development, licensing and sale of their products and technology. Current and future competitors with greater financial resources than the Company may be able to carry larger inventories, undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make higher offers or guarantees to third party software developers and licensors than the Company. As competition increases, significant price competition, increased production costs and reduced profit margins may result. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures faced by the Company will not have a material adverse effect on its future operations.

     Retailers of the Company's CD-ROM products typically have a limited amount of shelf space and promotional resources, and there is intense competition among entertainment software producers for adequate levels of desirable shelf space and promotional support from retailers. As the number of entertainment software products has increased, the competition for shelf space has intensified, resulting in greater leverage for retailers and distributors in negotiating terms of sale, including price discounts, marketing and display fees and product return policies. The Company's CD-ROM products constitute a relatively small percentage of any retailer's sales volume, and there can be no assurance that retailers will continue to purchase the Company's products or provide the Company's products with adequate levels of shelf space and promotional support. See "Business -- Distribution" and "Business -- Competition."


Ability to Manage and Sustain Growth; Risks Associated with Future Acquisitions


     The Company intends to use a portion of the proceeds of this offering to implement the next phase of its business strategy in an effort to expand its current level of operations and grow the Company's business. In addition to its internal growth strategies, the Company intends to evaluate, on an ongoing basis, potential acquisitions of, or investments in, other software publishers or developers, distributors or other businesses which the Company believes will complement or enhance its existing business. The success of such strategy thus will depend upon, among other things, the Company's ability to hire and retain skilled management, marketing, technical and other personnel and to successfully manage its growth (which also will require it to develop and improve upon its operational, management and financial systems and controls in order to properly monitor its expanded operations, control its costs and maintain effective quality controls). There can be no assurance that the Company will be able to expand its operations or that it will be able to effectively manage any such expansion or anticipate and satisfy all of the changing demands and requirements that growth will impose upon its operations. In addition, acquisitions involve numerous additional risks, including difficulties in the assimilation of the operations and products of the acquired companies, the expenses incurred in connection with the acquisition and subsequent assimilation of operations and products, the diversion of management's attention from other business concerns and the potential loss of key employees of the acquired company. Acquisitions of foreign companies also may involve the additional risks of assimilating differences in foreign business practices and overcoming language barriers. If the Company consummates any acquisition in the future, there can be no assurance that the Company will be able to integrate the acquired operations successfully, and any inability to do so could adversely affect the Company's business. See "Use of Proceeds."

     In addition, while the Company will explore acquisitions of businesses and assets that it believes are compatible with its business strategy and regularly evaluates possible acquisition opportunities, as of the date of this Prospectus, the Company has no current agreements, commitments, understandings or arrangements with respect to any potential acquisition. Consequently, there is no basis for investors in this offering to evaluate, prior to their investment in the Company, the specific merits or risks of any potential acquisition that the Company may undertake following the consummation of the offering. Moreover, under North Carolina law, various forms of business combinations can be effected without shareholder approval; accordingly, investors in this offering will, in some instances, neither receive nor otherwise have the opportunity to evaluate any financial or other information which may be made available to the Company in the future in connection with any acquisition and must rely entirely upon the ability of management in selecting, structuring and consummating acquisitions that are consistent with the Company's business objectives. Although the Company will endeavor to evaluate the risks inherent in a particular acquisition, there can be no assurance that the Company will properly ascertain or assess all significant risk factors prior to consummating any acquisition.


Dependence on Third-Party Software Developers

     The Company relies on third-party software developers for the development of a significant number of its products. Due primarily to increased demand for quality interactive entertainment software programs, the Company's payment of advances and guaranteed royalties to such independent software developers has increased and may continue to increase. There can be no assurance that the sales of products associated with such royalties will be sufficient to cover the amount of the Company's prepayment expenditures. Moreover, as independent developers are in high demand, there can be no assurance that such developers, including those that have developed products for the Company in the past, will be available to develop products for the Company in the future. The failure to obtain or renew product development agreements with such developers could have a material adverse effect on the Company's future operations. In addition, many independent developers have limited financial resources, which also could expose the Company to the risk that such developers may go out of business prior to completing a project. See "Business -- Product Development -- External Development."


Dependence on Third-Party Distribution Channels

     The Company currently sells its CD-ROM software products primarily through software distributors and to major computer and software retailing organizations. Sales of CD-ROM games to a limited number of distributors and retailers constitute a substantial majority of the Company's net revenues. For the year ended December 31, 1996, sales of products to two distributors, Tech Data Corp. ("Tech Data") and Navarre Corporation ("Navarre"), accounted for approximately 26.5% and 11.3%, respectively, of the Company's net revenues. For the year ended December 31, 1997, sales of products to Tech Data and Electronics Boutique, Inc. accounted for 19.0% and 10.0% of the Company's net revenues, respectively.

     Certain mass market retailers have established exclusive buying relationships under which such retailers will buy consumer software only from one intermediary. In such instances, the price or other terms on which the Company sells to such retailers may be adversely affected by the terms imposed by such intermediary, or the Company may be unable to sell to such retailers on terms which the Company deems acceptable. There can be no assurance that the Company's relationships with its current distributors and retailers will continue or that the Company will be able to find other means to market and distribute its CD-ROM products. The loss of, or a significant reduction in sales attributable to, any of the Company's principal distributors or retailers, in the absence of comparable new relationships or the development of independent means of marketing and distributing its CD-ROM games, could have a material adverse effect on the Company's revenues and operating results. In addition, the Company maintains a reserve for uncollectible receivables that it believes to be adequate, but the actual reserve maintained may not be sufficient in every circumstance. A payment default by a significant customer could have a material adverse effect on the Company's business, operating results and financial condition. The Company also intends to expand the distribution of its online products by seeking out relationships with third-party providers of online or Internet services in the United States and abroad. There can be no assurance that the Company will successfully negotiate relationships with providers of online or Internet services or, if completed, that such arrangements will generate significant revenues. The Company could be materially adversely affected if the cost to the Company of any proposed online or Internet distributor relationship exceeds expectations or if the Company incurs significant costs in anticipation of the arrangement and the arrangement is delayed or abandoned. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations," and "Business -- Distribution" and Note 11 of Notes to Consolidated Financial Statements.



Risk of Product Returns

     The Company accepts product returns or provides markdowns or other credits in the event that customers hold excess inventory of the Company's products. The Company also accepts returns of defective, damaged or shelf-worn products at any time. At the time of product shipment, the Company establishes reserves for stock-balancing, price protection and returns of defective, damaged and shelf-worn products, based on historical return rates, retailer inventories of the Company's products and other factors. Although the Company maintains reserves which it believes to be adequate, if market acceptance is not achieved, the Company could be forced to accept substantial product returns to maintain favorable relationships with retailers and access to distribution channels. There can be no assurance that actual returns to the Company will not exceed the reserves established. Product returns that exceed the Company's reserves could materially and adversely affect the Company's operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operation."


Dependence on Key Personnel

     The Company's success depends to a significant extent on the performance and continued service of its senior management and certain key employees. Competition for highly skilled employees with technical, management, marketing, sales, product development and other specialized training is intense, and there can be no assurance that the Company will be successful in attracting or retaining such personnel. Specifically, the Company may experience increased costs in order to attract and retain skilled employees. Although the Company generally enters into term employment agreements with its senior management, there can be no assurance that such employees or any other employees will not leave the Company or compete against the Company. The Company's failure to attract or retain qualified employees could have a material adverse effect on the Company's business, operating results and financial condition. See "Management."


Limited Protection of Proprietary Information

     The Company regards its software technology as proprietary and holds copyrights on its internally developed products, manuals, advertising and other materials and maintains trademark rights in the Company name, the Interactive Magic logo and the names of products owned by the Company. The Company does not acquire the copyrights for works developed by third parties under license which the Company publishes. Although the Company has applied for a patent on its MEGAplayer technology that enables its online products to function more effectively on the Internet, there can be no assurance that a patent will be issued by the United States Patent and Trademark Office. While the Company relies on a combination of trademark, trade secret, copyright and other proprietary rights laws, license agreements, employee and third-party non-disclosure agreements and other methods to establish and protect its proprietary rights, there can be no assurance that the steps taken by the Company will be adequate to prevent misappropriation of the technology or independent development by others of software products with features based upon, or otherwise similar to, those of the Company's products. To license its products to end users, the Company primarily relies on "shrink wrap" licenses that are not signed by the end-user and, therefore, may be unenforceable under the laws of certain jurisdictions. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries, and the global nature of certain wide area networks, particularly the Internet, makes it virtually impossible to control the ultimate destination of the Company's products. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Unauthorized copying is common within the software industry, and if a significant amount of unauthorized copying of the Company's products were to occur, the Company's business, operating results and financial condition could be adversely affected. As the number of software products in the industry increases and the functionality of these products further overlaps, software developers may become increasingly subject to infringement claims. There can be no assurance that third parties will not assert infringement claims against the Company in the future with respect to current or future products. As is common in the industry, from time to time, the Company receives notices from third parties claiming infringement of intellectual property rights of such parties. The Company investigates these claims and responds as it deems appropriate. Litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Any such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company. See "Business -- Intellectual Property and Other Proprietary Rights."


Risks Related to International Revenues and Operations


     The Company distributes its products in over 30 countries worldwide and maintains sales offices in the United Kingdom and Germany in addition to its facilities and operations in the United States. International sales and licensing (excluding online revenue) accounted for 23% and 37% of the Company's net revenues in 1996 and 1997, respectively. International operations and sales of CD-ROM products are subject to inherent risks, including fluctuations in exchange rates, the impact of possible recessionary environments in economies outside the United States, the costs of transferring and localizing products for foreign markets, longer accounts receivable collection periods and difficulty in collection of accounts receivable, unexpected changes in regulatory requirements, tariffs and other barriers, difficulties and costs of staffing and managing foreign offices and potential political and economic instability. Revenues and expenses from the Company's foreign operations generally are denominated in local currencies, and, as a result, exchange rate fluctuations between such local currencies and the U.S. dollar will subject the Company to currency translation risk from the reported results of its foreign operations. The Company intends to continue to expand its direct and indirect sales and marketing activities worldwide; however, there can be no assurance that the Company will be able to maintain or increase international market demand for its products or that these or other factors will not have a material adverse effect on the Company's future international sales and, consequently, on the Company's operating results. See "Business -- Distribution."



Manufacturing Risks

     The production of the Company's published products for retail sale involves duplicating software programs onto CD-ROM disks, printing user manuals and product packaging materials and packaging finished products. The foregoing activities are performed for the Company by third-party vendors in accordance with the Company's specifications. While these services are available from multiple parties and at multiple sites, there can be no assurance that an interruption in the manufacture of the Company's products will not occur and, if it does occur, that it could be remedied without undue delay. In addition, the Company must compete for CD-ROM duplication services with its competitors, as well as publishers of music and video CDs. While the Company engages in ongoing efforts to ensure an adequate and timely supply of CD-ROMs, there can be no assurance that the future supply of CD-ROMs will be sufficient to meet the Company's requirements. The Company must place advance orders for finished goods based on forecasts of the sales volume of the product; there can be no assurance that the Company's forecasts will prove accurate, and any resulting over-production or under-production of the Company's CD-ROM products could have a material adverse effect on the Company. See "Business -- Production and Manufacturing."


Outstanding Indebtedness; Consequences of Default and Covenants Under Lines of Credit

     Following this offering, the Company intends to continue to maintain its line of credit of up to $5,000,000 with Greyrock Business Credit, a division of NationsCredit Commercial Corporation ("Greyrock"). Amounts borrowed under this credit line bear interest at prime (as adjusted monthly) plus 2% per year. The credit line remains in effect until April 30, 1999, after which time it automatically renews unless either party gives notice of termination. To date, the Company has borrowed $1,300,000 under this line, which will remain outstanding after this offering. The Company also will continue to have $1,057,000 (based on amounts outstanding at March 31, 1998) outstanding under its lines of credit and $250,000 pursuant to a promissory note, each with Branch Banking & Trust Company ("BB&T"), which bear interest at BB&T's prime rate per annum. In addition, the Company will continue to owe $77,060 and $72,446 to J. W. Stealey and Robert L. Pickens, respectively, for accrued interest through March 31, 1998 on prior loans converted to capital stock in 1998. The Company's ability to meet its debt service obligations will depend on the Company's future operations, which are subject to prevailing industry conditions and other factors, many of which are beyond the Company's control. Because indebtedness under the Company's lines of credit bear interest at rates that fluctuate with prevailing interest rates, increases in such prevailing rates would increase the Company's interest payment obligations and could adversely affect the Company's financial condition and results of operations. Furthermore, the Company's indebtedness under its line of credit with Greyrock is secured by substantially all of the Company's assets, as well as the assets of its wholly-owned subsidiary, iMagic Online Corporation. In the event of a violation by the Company of any of its loan covenants or any other default by the Company on its obligations relating to its indebtedness, Greyrock could declare such indebtedness to be immediately due and payable and, in certain cases, Greyrock could then foreclose on the pledged collateral. Although the Company expects that it will be in compliance with all of its loan covenants upon the consummation of this offering, there can be no assurance that the Company will be able to maintain such compliance in the future. A default relating to the Company's indebtedness, in the absence of a waiver, could have a material adverse effect upon the Company's business and financial condition. Moreover, to the extent that the accounts receivable, inventory and intellectual property of the Company (excluding its foreign subsidiaries) continue to be pledged to secure its outstanding indebtedness under the credit facility, such assets will not be available to secure additional indebtedness, which may affect the Company's ability to borrow in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Certain Transactions" and Notes 4 and 14 of Notes to Consolidated Financial Statements.




Substantial Use of Proceeds to Repay Indebtedness; Proceeds Used to Benefit Related Parties; Broad Discretion in Application of Proceeds

     The Company has allocated approximately $7,170,000 of the net proceeds of this offering to repay outstanding indebtedness. Accordingly, such proceeds will not be available to fund future growth of the Company. The indebtedness to be repaid includes, among other things, $870,000 payable to Laura M. Stealey, the former spouse of J. W. Stealey, the Chairman of the Company, as well as $1,500,000 payable to BB&T, each of which is guaranteed by J. W. Stealey. The Company also will pay $117,175, $371,404 and $111,421 to Laura M. Stealey, J.
W. Stealey and Robert L. Pickens, respectively, in payment of certain interest accrued in connection with their loans to the Company. In addition, approximately $9,066,000 (40.2%) of the estimated net proceeds of this offering has been allocated to working capital and general corporate purposes, thus management will have broad discretion as to the application of such proceeds. The Company also intends to use $400,000 of the net proceeds to fulfill its obligations under a marketing agreement with General Capital, an affiliate of Vertical Financial Holdings, a principal shareholder of the Company. See "Use of Proceeds" and "Certain Transactions."


Concentration of Ownership

     Following completion of this offering, the Company's executive officers will own beneficially approximately 32% of the outstanding shares of Common Stock, and the Company's non-executive directors and their affiliated entities together will beneficially own approximately 29% of the outstanding shares of Common Stock. Accordingly, such persons will be in position to influence the election of the Company's directors and the outcome of corporate actions requiring shareholder approval. The concentration of ownership may have the effect of delaying or preventing a change in control of the Company. See "Management," "Principal Shareholders" and "Description of Securities."


Absence of Prior Market; Possible Volatility of Stock Price

     Prior to this offering, there has been no public market for the Company's Common Stock, and there can be no assurance that an active trading market will develop or be sustained after this offering. The initial public offering price will be determined through negotiations between the Company and the Underwriters and may not represent prices which will prevail in the trading market. The market price of the Company's Common Stock could be subject to wide fluctuations in response to variations in quarterly operating results and other factors, such as announcements of new products by the Company or its competitors and failures to meet or exceed the expectations of securities analysts or investors or other events. Furthermore, the stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of many high technology companies and that have often been unrelated or disproportionate to the operating performance of such companies. These market fluctuations, as well as economic conditions generally and in the entertainment software industry specifically, may have an adverse effect on the market price of the Company's Common Stock. There can be no assurance that the market price of the Common Stock will not decline below the initial public offering price. See "Underwriting."


Immediate and Substantial Dilution to Investors in this Offering

     Investors in this offering will experience immediate and substantial dilution in the net tangible book value of their shares of Common Stock. After giving effect to this offering and the use of the net proceeds therefrom and to the Recapitalization, the Company's net tangible book value as of March 31, 1998 would have been $19,196,336 or $2.00 per share (based on an assumed offering price of $9.00 per share, the midpoint of the currently anticipated range of the initial public offering price). This represents an immediate dilution in net tangible book value of $7.00 (77.8%) per share. See "Dilution."



Dividends

     The Company has never paid any cash dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future as it intends to retain any net income for use in connection with the expansion of its business. See "Dividend Policy."


Shares Eligible for Future Sale; Registration Rights

     Sales of substantial amounts of Common Stock in the public market after this offering could adversely affect prevailing market prices for the Common Stock. Upon completion of this offering, the Company will have 9,593,699 shares of Common Stock outstanding. Of these shares, the 2,800,000 shares offered hereby will be freely tradable without restrictions or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except for any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act, which will be subject to the resale limitations imposed by Rule 144. All of the remaining 6,793,699 shares of Common Stock outstanding will be "restricted securities" within the meaning of Rule 144. Of such restricted securities, 3,218,114 shares are subject to certain registration rights, and the Company has granted the Representatives demand and piggyback registration rights with respect to the shares of Common Stock issuable upon exercise of the Representatives' Warrants. In addition, 77,648 shares of Common Stock underlying outstanding warrants are subject to certain registration rights. No prediction can be made as to the effect, if any, that sales of such securities or the availability of such securities for sale will have on the market prices prevailing from time to time. While security holders, including the Company's officers and directors, beneficially owning approximately 90% of the Company's currently outstanding Common Stock have agreed not to sell or otherwise dispose of any shares of Common Stock or exercise any registration rights for a period of nine months following the date of this Prospectus without the Representatives' prior written consent, the possibility that a substantial number of the Company's securities may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. See "Description of Securities," "Shares Eligible For Future Sale" and "Underwriting."


Year 2000 Compliance

     Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept entries to distinguish 21st century dates from 20th century dates. As a result, in less than two years, computer systems and software used by many companies may need to be upgraded to comply with such Year 2000 requirements. The Company believes that its products, which are self-contained software programs that run independently of external systems, will not be significantly affected by Year 2000 issues. The Company is currently in the process of investigating whether its internal accounting systems and other operational systems will be affected by the Year 2000 issue. In addition, the Company is assessing the readiness of third-party customers and suppliers for the Year 2000 issue. There can be no assurance that these third parties will timely convert their systems or that their systems will not have an adverse effect on the Company, or that Year 2000 issues or the cost of addressing them will not have a material impact on the

Company's financial statements, business or operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


Limited Lead Underwriting Experience

     Although BlueStone has engaged in the investment banking business since its formation as a broker-dealer in March 1996, and its principals have had extensive experience in the underwriting of securities in their capacities with other broker-dealers, this offering constitutes one of the first public offerings for which BlueStone has acted as lead underwriter. See
"Underwriting."


Forward-Looking Information May Prove Inaccurate


     This Prospectus contains various forward-looking statements that are based on the Company's beliefs as well as assumptions made by and information currently available to the Company. When used in this Prospectus, the words "believe," "expect," "anticipate," "estimate" and similar expressions are intended to identify forward-looking statements. The accuracy of such forward-looking statements is subject to certain risks, uncertainties and assumptions, including those identified above under "Risk Factors." Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. The Company cautions potential purchasers not to place undue reliance on any such forward-looking statements.

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the 2,800,000 shares of Common Stock offered hereby are estimated to be approximately $22,536,000 ($26,051,400 if the Representatives' over-allotment option is exercised in full), assuming an initial public offering price of $9.00 per share (the midpoint of the currently anticipated range of the initial public offering price) and after deducting the underwriting discount and estimated offering expenses payable by the Company. The Company expects to use the net proceeds approximately as follows:





                                                                                      Approximate
                                                                    Approximate      Percentage of
Anticipated Use of Net Proceeds                                    Dollar Amount     Net Proceeds
---------------------------------------------------------------   ---------------   --------------
    Repayment of indebtedness(1) ..............................     $ 7,170,000           31.8%
    Marketing and distribution(2) .............................       2,500,000           11.1
    Research and development(3) ...............................       3,800,000           16.9
    Working capital and general corporate purposes(4) .........       9,066,000           40.2
                                                                    -----------          -----
       Total ..................................................     $22,536,000          100.0%
                                                                    ===========          =====



------------
(1) Includes $1,500,000 outstanding under the Company's revolving line of credit with BB&T, which bears interest at BB&T's prime rate per annum, as adjusted daily; $3,000,000 outstanding under the Company's promissory note to Petra Capital, LLC ("Petra"), due March 24, 2002, which bears interest at 13.5% per annum; $1,200,000 outstanding under the Company's promissory note to Oberlin Capital, L.P. ("Oberlin"), due August 30, 2002, which bears interest at 11% per annum through September 30, 1998, after which time the interest rate increases; $870,000 principal amount, plus $117,175 in accrued interest, outstanding under the Company's line of credit from Laura M. Stealey, which terminates January 1, 1999 and bears interest at 10% per annum; and $371,404 and $111,421 of the amounts owed to J.W. Stealey and Robert L. Pickens, respectively, for accrued interest on prior loans that were converted into capital stock in 1998. The Company used the proceeds of the Petra promissory note and the Oberlin promissory note to fund inventory and receivables, advance royalties and certain product development and other infrastructure expenses. See "Certain Transactions."


(2) Includes approximately $2,100,000 for marketing and promotions, the hiring of additional marketing staff and the expansion of the Company's infrastructure for online delivery in Europe, in connection with the Company's expansion of its international operations, and $400,000 for the satisfaction of the Company's obligations under its marketing agreement with General Capital, an affiliate of Vertical, a principal shareholder of the Company. See "Business -- Distribution" and " -- Marketing," "Principal Shareholders" and "Certain Transactions."

(3) Includes approximately $1,800,000 for investments in external development to provide the Company with future products and $2,000,000 for the growth of internal research and development efforts, including the hiring of additional developers to fill out the Company's product teams, and the purchases of computer hardware and software to accommodate the Company's anticipated growth in research and development. See "Business -- Product Development."

(4) The Company intends to use these funds as necessary in the ordinary course of the Company's business, including for increased inventories and receivables associated with increased revenues and for the continued growth of the Company. In addition, the Company may use portions of these proceeds to acquire businesses which the Company believes are compatible with its business strategy; however, while the Company regularly evaluates possible acquisition opportunities, as of the date of this Prospectus, the Company has no agreements, commitments, understandings or arrangements with respect to any particular acquisition and there can be no assurance that any future acquisitions will be consummated. See "Business -- Strategy."

     If the Representatives exercise their over-allotment option in full, the Company will realize additional net proceeds of approximately $3,515,400. Such proceeds, if received, are expected to be used for working capital and general corporate purposes. Pending their uses as set forth above, the Company intends to use the net proceeds of this offering either to make short-term reductions in the Company's working capital lines of credit or to invest in short-term, investment grade, interest-bearing securities.

     The allocation of the net proceeds set forth above represents the Company's best estimates based on its proposed plans and assumptions relating to its operations and growth strategy and on general economic conditions.

The amounts actually expended for the above purposes may vary significantly, however, depending upon numerous factors, including development and promotional expenses related to the introduction of new products, the progress and timing of its new product development efforts, changes in technology and the availability of desirable acquisition opportunities. The Company believes that the proceeds of this offering, together with anticipated revenues from operations, availability under the Company's bank lines of credit, and cash and cash equivalents, will be sufficient to satisfy its contemplated cash requirements for at least 12 months following the consummation of this offering. In the event that the Company's plans change (due to changes in market conditions, competitive factors or new opportunities that may become available in the future), its assumptions change or prove to be inaccurate or if the proceeds of this offering or cash flows prove to be insufficient to implement its business plans (due to unanticipated expenses, technical difficulities or otherwise), the Company could, however, be required to seek additional financing prior to such time. There can be no assurance that the proceeds of this offering will be sufficient to permit the Company to implement its business plans, that any assumptions relating to the implementation of such plans will prove to be accurate or that any additional financing would be available to the Company on commercially reasonable terms, or at all.


                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on its Common Stock. The Company does not anticipate paying any cash dividends in the foreseeable future and intends to retain future earnings for the development and expansion of its business. In addition, certain of the Company's loan agreements prohibit the payment or declaration of cash dividends.


                                   DILUTION

     The difference between the initial public offering price per share of Common Stock and the net tangible book value per share of Common Stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share on any given date is determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities) on such date by the number of then outstanding shares of Common Stock.

     At March 31, 1998, net tangible book deficit of the Company was $(4,358,749), or $(0.95) per share of Common Stock. After giving retroactive effect to the Recapitalization (see "Description of Securities -- Recapitalization"), the pro forma net tangible book deficit of the Company at March 31, 1998 would have been $(3,339,664), or $(0.49) per share. After also giving effect to the sale of the 2,800,000 shares of Common Stock offered hereby at an assumed price of $9.00 per share (the midpoint of the currently anticipated range of the initial public offering price) and the receipt and anticipated application of the estimated net proceeds therefrom, including for the repayment of certain outstanding indebtedness, the as adjusted net tangible book value of the Company at March 31, 1998 would have been $19,196,336, or $2.00 per share, representing an immediate increase in net tangible book value of $2.49 per share to existing shareholders and an immediate dilution of $7.00 (77.8%) per share to investors in this offering. If the initial public offering price is higher or lower, the dilution to new investors will be, respectively, greater or less.

     The following table illustrates the foregoing information with respect to dilution to new investors on a per share basis:


 Assumed initial public offering price ............................                  $  9.00
  Net tangible book deficit before Recapitalization ...............     $ (0.95)
  Increase attributable to Recapitalization .......................        0.46
                                                                        -------
  Pro forma net tangible book deficit before the offering .........     $ (0.49)
  Increase attributable to investors in the offering ..............        2.49
                                                                        -------
 Adjusted net tangible book value after the offering ..............                     2.00
                                                                                     -------
 Dilution to investors in the offering ............................                  $  7.00
                                                                                     =======

     The following table sets forth, with respect to existing shareholders and the investors in this offering, a comparison of the number of shares of Common Stock as of March 31, 1998 (giving retroactive effect to the Recapitalization) purchased from the Company, the percentage ownership of such shares, the aggregate consideration paid, the percentage of total consideration paid, and the average price paid per share.



                                     Shares Purchased          Total Consideration
                                  -----------------------   --------------------------    Average Price
                                     Number      Percent        Amount        Percent       Per Share
                                  -----------   ---------   --------------   ---------   --------------
Existing shareholders .........   6,793,699        70.8%     $11,117,342        30.6%       $  1.64
New investors .................   2,800,000        29.2       25,200,000        69.4       $   9.00(1)
                                  ---------       -----      -----------       -----
 Total ........................   9,593,699       100.0%     $36,317,342       100.0%
                                  =========       =====      ===========       =====

------------
(1) Based on the midpoint of the currently anticipated range of the initial public offering price.


     The foregoing tables assume no exercise of the Representatives' over-allotment option. If such option is exercised in full, the new investors will have paid $28,980,000 (based on an assumed price of $9.00 per share, the midpoint of the currently anticipated range of the initial public offering price) for 3,220,000 shares of Common Stock representing approximately 72.3% of the total consideration for 32.2% of the total number of shares outstanding. In addition, computations set forth in the above tables exclude (i) 1,708,045 shares of Common Stock reserved for issuance upon the exercise of options remaining outstanding after the Recapitalization, at a weighted average exercise price of $2.54 per share, and 1,300,000 shares of Common Stock reserved for issuance upon the exercise of options available for future grant, under the Plans, (ii) 449,554 shares of Common Stock reserved for issuance upon exercise of warrants remaining outstanding after the Recapitalization at a weighted average exercise price of $3.84 and (iii) 280,000 shares of Common Stock reserved for issuance upon the exercise of the Representatives' Warrants. See "Management -- Stock Option Plans," "Description of Securities -- Warrants" and "Underwriting."

                                CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company as of March 31, 1998, (i) on an actual basis, (ii) on a pro forma basis giving effect to the Recapitalization (see "Description of Securities -- Recapitalization") and (iii) as further adjusted to give effect to the sale by the Company of the 2,800,000 shares of Common Stock offered hereby at an assumed price of $9.00 per share (the midpoint of the currently anticipated range of the initial public offering price) and the anticipated application of the estimated net proceeds therefrom. This table should be read in conjunction with the consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus.




                                                                       March 31, 1998 (unaudited)
                                                         ------------------------------------------------------
                                                                                                   Pro Forma
                                                              Actual            Pro Forma         as Adjusted
                                                         ----------------   ----------------   ----------------
Long-term debt:
 Long-term debt less current portion..................    $   3,791,000      $   3,791,000      $          --
 Notes payable to related parties ....................          870,000            870,000                 --
                                                          -------------      -------------      -------------
   Total long-term debt ..............................        4,661,000          4,661,000                 --
                                                          -------------      -------------      -------------
Series C Redeemable Convertible Preferred Stock, $.10
 par value; 132,744 shares issued and outstanding
 (actual) ............................................          600,000                 --                 --
                                                          -------------      -------------      -------------
Shareholders' equity (deficit):
 Series A Convertible Preferred Stock, $.10 par value;
   82,634 shares authorized, issued and outstanding
   (actual) ..........................................            8,263                 --                 --
 Series B Convertible Preferred Stock, $.10 par value;
   778,746 shares authorized, issued and outstanding
   (actual) ..........................................           77,875                 --                 --
 Class A Common Stock, $.10 par value; 30,000,000
   shares authorized, 3,145,696 shares issued and
   outstanding (actual) ..............................          314,570                 --                 --
 Class B Common Stock, $.10 par value; 20,000,000
   shares authorized, 457,853 shares issued and
   outstanding (actual) ..............................           45,785                 --                 --
 Common Stock, $.10 par value; 50,000,000 shares
   authorized, 6,793,699 shares issued and outstanding
   (pro forma) and 9,593,699 shares issued and
   outstanding (as adjusted) (1) .....................               --            679,370            959,370
 Additional paid in capital ..........................       10,101,771         10,887,979         33,143,979
 Cumulative currency translation adjustment ..........          (78,724)           (78,724)           (78,724)
 Accumulated deficit .................................      (14,828,289)       (14,828,289)       (14,828,289)
                                                          -------------      -------------      -------------
   Total shareholders' equity (deficit) ..............       (4,358,749)        (3,339,664)        19,196,336
                                                          -------------      -------------      -------------
    Total capitalization .............................    $     902,251      $   1,321,336      $  19,196,336
                                                          =============      =============      =============


------------
(1) Does not include (i) 1,708,045 shares reserved for issuance upon the exercise of stock options remaining outstanding following the Recapitalization, and 1,300,000 shares of Common Stock reserved for issuance upon the exercise of options available for future grant, under the Plans; (ii) 449,554 shares of Common Stock reserved for issuance upon exercise of warrants remaining outstanding following the Recapitalization; and (iii) 280,000 shares of Common Stock reserved for issuance upon exercise of the Representatives' Warrants. See "Management -- Stock Option Plans," "Description of Securities -- Warrants" and "Underwriting."

                     SELECTED CONSOLIDATED FINANCIAL DATA
                 (Dollars in thousands, except per share data)


     The following selected consolidated financial data as of and for each of the three years in the period ended December 31, 1997 are derived from the audited consolidated financial statements of the Company included elsewhere herein, which statements have been audited by Ernst & Young LLP, independent auditors, whose report is included elsewhere herein. The consolidated financial data of the Company as of March 31, 1997 and 1998 and for the three months then ended are derived from the unaudited consolidated financial statements of the Company included in this Prospectus and were prepared by management of the Company on the same basis as the audited consolidated financial statements included elsewhere in this Prospectus and, in the opinion of the Company, include all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the information set forth therein. The results for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 1998. The following information should be read in conjunction with the consolidated financial statements of the Company, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.


Consolidated Statement of Operations Data:




                                                                                         Three Months Ended March
                                                     Year Ended December 31,                        31,
                                             ----------------------------------------   --------------------------
                                                 1995          1996          1997          1997           1998
                                             -----------   -----------   ------------   ----------   -------------
                                                                                               (unaudited)
Net revenues:
 CD-ROM product sales ....................    $  3,950      $  4,852      $   14,067     $ 3,399      $    4,057
 Online sales ............................           6           733           1,615         357             358
 Royalties and licenses ..................         165           472             820         201             498
                                              --------      --------      ----------     -------      ----------
   Total net revenues ....................       4,121         6,057          16,502       3,957           4,913
Cost of revenues:
 Cost of products sold ...................         790         1,349           3,715         766             968
 Royalties and amortized software
   costs .................................         879         1,044           2,634         649             909
                                              --------      --------      ----------     -------      ----------
   Total cost of revenues ................       1,669         2,393           6,349       1,415           1,877
                                              --------      --------      ----------     -------      ----------
Gross profit .............................       2,452         3,664          10,153       2,542           3,036
Operating expenses:
 Sales and marketing .....................       2,335         5,008           6,760       1,642           1,667
 Product development .....................       1,518         3,788           3,878         859           1,103
 General and administrative ..............         828         1,451           1,941         598             449
                                              --------      --------      ----------     -------      ----------
Total operating expenses .................       4,681        10,247          12,579       3,099           3,219
                                              --------      --------      ----------     -------      ----------
Operating loss ...........................      (2,229)       (6,583)         (2,426)       (557)           (183)
Other expense ............................         175           606           1,905         299             307
                                              --------      --------      ----------     -------      ----------
Loss before income taxes .................      (2,404)       (7,189)         (4,331)       (856)           (490)
Income tax (expense) benefit .............         (47)          (11)             33          31            (128)
                                              --------      --------      ----------     -------      ----------
Net loss .................................    $ (2,451)     $ (7,200)     $   (4,298)    $  (825)     $     (618)
                                              ========      ========      ==========     =======      ==========
Pro forma net loss per share (1) .........                                $    (0.68)                 $    (0.09)
Number of shares used in computing pro
 forma net loss per share (1) ............                                 6,343,080                   6,619,708


                                                   (footnotes on following page)

                       Consolidated Balance Sheet Data:


                                            December 31, 1997     March 31, 1998
                                           -------------------   ---------------
                                                                   (unaudited)
Working capital (deficiency) ...........        $ (1,933)           $    799
Total assets ...........................           7,747               9,211
Long-term debt (2) .....................           7,229               4,661
Total liabilities ......................          16,646              12,970
Redeemable preferred stock .............              --                 600
Stockholders' equity (deficit) .........          (8,899)             (4,359)

------------
(1) See Note 3 of Notes to Consolidated Financial Statements for an explanation of the number of shares used in computing pro forma net loss per share.

(2) Includes long-term debt, less current portion, and notes payable to related parties.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

     The Company develops, publishes and distributes interactive real-time 3D simulation and strategy entertainment software. The Company generates revenues primarily from delivering its CD-ROM products for retail sale through its worldwide distribution network and from subscription and hourly fees for play of its online product. The Company also generates revenues from licensing its CD-ROM products to OEMs, distributors outside of North America and other third parties. Since inception, the Company has published 26 CD-ROM products which have been distributed through more than 15,000 retail outlets in over 30 countries. Additionally, the Company has sold over 1.4 million hours of online game time over the Internet to players in more than 70 countries.

     From the commencement of operations on June 16, 1994 through December 31, 1994, the Company was in a development stage. During this period, the Company was engaged primarily in recruiting personnel, establishing a corporate headquarters, designing products to be developed internally and licensing products from external developers for future publication. The Company published four CD-ROM products during its first full year of operation in 1995. To expand international distribution of its CD-ROM products, the Company established sales and marketing operations in the United Kingdom and Germany in 1996. In 1996, the Company published five CD-ROM products.


     In April 1997, the Company acquired Interactive Creations, Inc, ("ICI"), a leader in the development and delivery of interactive large-scale multiplayer real-time online games. The Company exchanged 655,696 shares of the Company's Common Stock for all of the outstanding shares of ICI. This transaction was accounted for as a pooling of interests; accordingly, the Company restated all historical financial data to include the historical financial data of ICI. In connection with the ICI acquisition, the Company acquired ICI's WARBIRDS product and the associated MEGAplayer technology for which a patent application has been filed. In 1997, the Company published 11 CD-ROM products while developing new products incorporating the technology acquired from ICI.

     The Company recognizes net revenues from the sale of CD-ROM products at the time of product shipment. Net revenues from CD-ROM product sales are reflected after the deduction of what management believes to be an appropriate allowance for returns, markdowns, price protection and warranty costs. Revenue from usage of its online product is recognized at the time the game is played and is based upon actual usage by the customer on an hourly basis. Revenues from licenses to OEMs, international distributors and other third parties are recognized when earned under the terms of the relevant agreements. Subject to certain limitations, the Company accepts product returns and provides price protection on certain unsold merchandise. With respect to license agreements that provide customers the right to multiple copies in exchange for guaranteed amounts, net revenues are recognized upon delivery of the product master or the first copy. Per copy royalties on sales that exceed the guarantee are recognized as earned.


     The Company's internal product development costs incurred prior to establishing technological feasibility are expensed in accordance with the Financial Accounting Standards Board Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed." In accordance with SFAS No. 86, the Company capitalizes product development costs subsequent to establishing technological feasibility and amortizes previously capitalized product development costs by using: (i) the revenue curve method; or (ii) the straight-line method over the estimated economic life of the product, which typically ranges from six months to two years.

     In addition to the internal development of products, the Company enters into publishing agreements with third-party developers pursuant to which the Company typically advances royalties before the product is published. After product release, the Company expenses advance royalties based on product sales and pays the developer incremental royalties after the advance royalties have been fully expensed. The Company also incurs internal costs related to product development by third parties, including costs related to supervising the development process for quality assurance and developing technology for incorporation into third-party products. The Company typically expenses these costs as a product development expense.

     The Company believes that an increasing percentage of its revenues will be generated by real-time large-scale multiplayer online games. However, the extent and timing of revenues generated by online games are uncertain because this market is emerging and depends upon a number of variables, including the availability of an infrastructure for providing local access to wide area networks with acceptable response times and consumer acceptance of such networks as a medium for playing multi-user simulation and strategy games.


     The Company has experienced significant losses in each of its formative years, resulting primarily from overhead and other costs incurred in the development and growth of the Company. Moreover, the Company expects to incur substantial up-front expenditures and operating costs in connection with the expansion of its marketing efforts and product lines, which may result in significant losses for the foreseeable future. The Company's plan of operation is to increase its online and retail product lines and to expand its distribution network. This plan is intended to increase sales volume in both online and retail products and to enable the Company to improve financial results. The Company intends to increase net revenues from online products by offering additional content over the Company's online service and to utilize distribution partners, primarily online service providers ("OSPs") and Internet service providers ("ISPs") to enable the Company to access additional customers. The Company intends to increase net revenues from CD-ROM sales by offering more titles and increasing the Company's brand awareness. Although the Company believes that this plan of operation will lead to improved financial results, there can be no assurance that the Company will be able to successfully implement its growth and business strategies, that its revenues will continue to increase in the future or that it will be able to achieve or sustain profitable operations.



Results of Operations

     Three Months Ended March 31, 1998 Compared to Three Months Ended March 31, 1997

     Net revenues. Net revenues increased by 24.2% from $3,957,000 for the three months ended March 31, 1997 to $4,913,000 for the three months ended March 31, 1998. The increase was attributable to increases in net revenues from CD-ROM product sales, licensing agreements with third parties and royalties paid by international distributors on foreign sales of certain of the Company's CD-ROM products. Revenue attributable to the Company's online service remained relatively constant from $357,000 in the three months ended March 31, 1997 to $358,000 in the three months ended March 31, 1998. During 1997, the Company focused on building the infrastructure for delivery of additional games and developing those games.

     Cost of revenues. Cost of revenues consists of cost of products sold (including cost of Internet access) and royalties and amortization of capitalized software development costs. Cost of revenues increased by 32.7% from $1,415,000 for the three months ended March 31, 1997 to $1,877,000 for the three months ended March 31, 1998. Cost of products sold increased by 26.4% from $766,000 to $968,000 over the two periods due to an increase in the number of units sold. Royalties and amortized costs increased 40.1% from $649,000 to $909,000 over the two periods primarily due to the increase in the amortization of capitalized development costs associated with a greater percentage of sales attributable to internally developed products. As a percentage of net revenues, cost of revenues increased from 35.8% to 38.2% over the two periods, primarily because in the 1998 period, the Company generated greater unit sales of products carrying lower wholesale prices and an increase in internally developed products.

     Gross profit. Due to the increase in the number of CD-ROM units sold, gross profit increased by 19.4% from $2,542,000 for the three months ended March 31, 1997 to $3,036,000 for the three months ended March 31, 1998. Gross margin declined from 64.2% to 61.8% over the two periods due to a change in product mix and increased amortization of software development costs.


     Sales and marketing. Sales and marketing expenses increased by 1.5% from $1,642,000 for the three months ended March 31, 1997 to $1,667,000 for the three months ended March 31, 1998. As a percentage of net revenues, sales and marketing expenses decreased from 41.5% to 33.9% over the two periods due to a decrease in market development expenditures relating to product positioning in retail stores. In addition, an increasing percentage of the Company's revenues was generated from online sales, royalties and licenses during the 1998 period, which have less associated sales and marketing expenses than CD-ROM product sales.


     Product development. Product development expenses increased by 28.4% from $859,000 for the three months ended March 31, 1997 to $1,103,000 for the three months ended March 31, 1998. As a percentage of net revenues, product development expenses increased from 21.7% to 22.5% over the two periods due to the hiring of additional game designers, artists, programmers and developers. The increase in product development expenses was partially offset by an increase in the amount of capitalized product development expenses. The Company capitalized $255,000

(22.9% of gross product development costs) for the three months ended March 31, 1997 and $583,000 (34.6% of gross product development costs) for the three months ended March 31, 1998.

     General and administrative. General and administrative expenses decreased by 24.9% from $598,000 for the three months ended March 31, 1997 to $449,000 for the three months ended March 31, 1998. As a percentage of net revenues, general and administrative expenses decreased from 15.1% to 9.1% over the two periods primarily because the Company incurred certain one-time expenses during the 1997 period for new employee recruitment fees and the acquisition of ICI.

     Other expense. Other expense, comprised primarily of interest expense, increased by 2.7% from $299,000 for the three months ended March 31, 1997 to $307,000 for the three months ended March 31, 1998.

     Income tax (expense) benefit. The Company recorded a $31,000 tax benefit for the three months ended March 31, 1997 and recorded $128,000 of income tax expense for the three months ended March 31, 1998. The Company reported a tax benefit in 1997 due to a refund from a net operating loss carryforward. The Company recorded income tax expense in the first quarter of 1998 because its United Kingdom subsidiary generated taxable income during such period. The Company recorded a valuation allowance of $5,486,000 for the full amount of its deferred income tax assets as of March 31, 1998 in accordance with SFAS No. 109, "Accounting for Income Taxes." This allowance is composed primarily of domestic net operating loss carryforwards that expire beginning in 2011. Use of these net operating loss carryforwards may be subject to limitations in the event of significant changes in stock ownership of the Company.


     Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     Net revenues. The Company's net revenues increased by 172.4% from $6,057,000 in 1996 to $16,502,000 in 1997. The increase was attributable to increased sales of CD-ROM products, online usage, and revenues from royalties and licenses paid by third parties. In 1997, the Company released more products which sold on average a greater number of units per product. Net revenues from the Company's WARBIRDS online product increased by 120.3% from $733,000 in 1996 to $1,615,000 in 1997, due to an increase in the number of subscribers. Revenues from licenses to OEMs, international distributors and other third parties increased by 73.7% from $472,000 in 1996 to $820,000 in 1997, primarily because the Company granted licenses on more products from its expanded product library.

     Cost of revenues. Cost of revenues increased by 165.3% from $2,393,000 in 1996 to $6,349,000 in 1997. Cost of products sold increased by 175.4% over the two periods from $1,349,000 to $3,715,000, due to (i) the costs of manufacturing, duplicating, assembling, packaging and shipping a greater number of CD-ROM products and (ii) an increase in the cost of Internet access resulting from added capacity to handle the greater number of subscribers. Royalties and amortized software costs increased by 152.3% from $1,044,000 in 1996 to $2,634,000 in 1997 primarily because the Company published more third-party-developed products in 1997. As a percentage of net revenues, cost of revenues decreased from 39.5% to 38.5% over the two periods primarily because of the economies of scale associated with larger production runs created by higher total unit sales.

     Gross profit. Gross profit increased by 177.1% from $3,664,000 in 1996 to $10,153,000 in 1997 primarily due to the sale of more CD-ROM products and increased revenue from the Company's online product and license arrangements in 1997. As a percentage of net revenues, gross profit increased from 60.5% in 1996 to 61.5% in 1997 primarily because the products released by the Company in 1997 achieved higher average unit sales than the products released in 1996 due to the success of the Company's iF-22 product.

     Sales and marketing. Sales and marketing expenses increased 35.0% from $5,008,000 in 1996 to $6,760,000 in 1997 primarily due to the release of more products and the associated expenses required to market, promote and sell the products, including additional personnel expenses. As a percentage of net revenues, sales and marketing expenses decreased from 82.7% to 41.0% over the two periods because, during a portion of 1996, the Company paid fees to an independent sales organization based upon the number of units of CD-ROM products sold while concurrently incurring expenses related to the development of an internal sales organization. In addition, the Company incurred expenses in 1996 to establish its international distribution network and sales operations in the United Kingdom and Germany.

     Product development. Product development expenses increased by 2.4% from $3,788,000 in 1996 to $3,878,000 in 1997 primarily due to the hiring of additional game designers, artists, programmers and developers. The Company capitalized $79,000 (2.0% of gross product development costs) in 1996 and $849,000 (18.0% of gross product development costs) in 1997. As a percentage of net revenues, product development expenses decreased from 62.5% to 23.5% over the two periods.

     General and administrative. General and administrative expenses increased by 33.8% from $1,451,000 in 1996 to $1,941,000 in 1997 primarily due to increases in staff, hiring costs, ICI acquisition expenses and debt financing expenses. As a percentage of net revenues, general and administrative expenses decreased from 24.0% to 11.8% primarily due to a higher sales volume.

     Other expense. Other expense, comprised primarily of interest expense, increased by 214.4% from $606,000 in 1996 to $1,905,000 in 1997 because the
Company incurred $5,161,000 of additional debt during 1997 to fund increases in inventory and receivables, certain product development, advance royalties and other infrastructure expenses.

     Income tax (expense) benefit. Income tax expense was $11,000 in 1996, and the Company recorded a $33,000 tax benefit in 1997. The Company recorded income tax expense in 1996 despite the Company's consolidated operating loss because of income taxes paid by the Company's subsidiary in the United Kingdom which reported taxable income. The Company has recorded a valuation allowance of $5,304,000 for the full amount of its deferred income tax assets as of December 31, 1997 in accordance with SFAS No. 109.


     Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Net revenues. The Company's net revenues increased 47.0% from $4,121,000 in 1995 to $6,057,000 in 1996 due to increased sales of CD-ROM products, sales of online product and royalties paid by third parties. Revenues from the Company's online product increased from $6,000 in 1995 to $733,000 in 1996 because 1996 was the first year in which the Company had an online product available for an entire year. The Company introduced its first online product, WARBIRDS, in December 1995. Revenues from licenses to OEMs, international distributors and other third parties increased by 186.1% from $165,000 in 1995 to $472,000 in 1996 primarily because the Company had more products to license.


     Cost of revenues. Cost of revenues increased by 43.4% from $1,669,000 in 1995 to $2,393,000 in 1996. Cost of products sold increased by 70.8% from $790,000 in 1995 to $1,349,000 in 1996 due to an increase in the total number of units of CD-ROM products sold. Royalties and amortized costs increased by 18.8% from $879,000 in 1995 to $1,044,000 in 1996 because of increases in the total number of products developed by third parties and published by the Company in 1996. Also, the Company amortized or wrote off previously capitalized product development costs of $69,000 in 1995 and $147,000 in 1996. As a percentage of net revenues, cost of revenues decreased from 40.5% in 1995 to 39.5% in 1996 primarily because the cost of revenues generated by sales of online products and licenses to OEMs, international distributors and other third parties is significantly less than the cost of revenues generated by sales of CD-ROM products. Revenues generated by these sources increased from 4.1% of net revenues in 1995 to 19.9% of net revenues in 1996.

     Gross profit. Gross profit increased by 49.4% from $2,452,000 in 1995 to $3,664,000 in 1996. As a percentage of net revenues, gross profit increased from 59.5% to 60.5% primarily because the cost of revenues associated with the sales of its online product and licenses to OEMs, international distributors and other third parties is significantly less than the cost of revenues generated by sales of CD-ROM products, and the revenues generated by those sources increased from 4.1% of net revenues in 1995 to 19.9% of net revenues in 1996.

     Sales and marketing. Sales and marketing expenses increased by 114.5% from $2,335,000 in 1995 to $5,008,000 in 1996 primarily due to expenses related to building an internal sales organization, while concurrently paying an independent sales organization to sell the Company's products, as well as a higher number of product releases. Sales and marketing expenses also increased because the Company incurred expenses in 1996 to establish its international distribution network, which included the costs associated with establishing operating subsidiaries in the United Kingdom and Germany. As a percentage of net revenues, sales and marketing expenses increased from 56.7% in 1995 to 82.7% in 1996.

     Product development. Product development expenses increased by 149.5% from $1,518,000 in 1995 to $3,788,000 in 1996 primarily because the Company hired additional game designers, artists, programmers and developers with experience developing technology used in online content delivery, 3D graphics and artificial intelligence. As a percentage of net revenues, product development expenses increased from 36.8% in 1995 to 62.5% in 1996.

The Company capitalized $289,000 (16.0% of gross product development costs) in 1995 and $79,000 (2.0% of gross product development costs) in 1996.

     General and administrative. General and administrative expenses increased by 75.2% from $828,000 in 1995 to $1,451,000 in 1996 primarily because the Company incurred professional fees to implement and test an automated accounting system, added administrative personnel, established the Company's United Kingdom operations and relocated its headquarters to a larger facility. As a percentage of net revenues, general and administrative expenses increased from 20.1% in 1995 to 24.0% in 1996 because the Company was investing in its infrastructure to handle the anticipated growth in revenues.

     Other expense. Other expense, comprised primarily of interest expense, increased 246.3% from $175,000 in 1995 to $606,000 in 1996 because the Company incurred $6,451,000 in additional debt during 1996 to fund certain product development, advance royalties and other infrastructure expenses.

     Income tax (expense) benefit. Income tax expense was $47,000 in 1995 and $11,000 in 1996. The Company recorded income tax expense despite the Company's consolidated operating loss because of income taxes paid by the Company's subsidiary in the United Kingdom which reported taxable income in each year. The Company has recorded a valuation allowance of $3,472,000 for the full amount of its deferred income tax assets as of December 31, 1996 in accordance with SFAS No. 109.


Liquidity and Capital Resources

     The Company's capital requirements have been and will continue to be significant, and, to date, its cash requirements have exceeded its cash flow from operations. The Company historically has satisfied cash requirements through borrowings, the sale of equity securities, customer advances and capital lease financings.

     Net cash used in operating activities was $2,205,000 for 1995, $6,641,000 for 1996 and $3,773,000 for 1997. The Company had a $799,000 working capital surplus as of March 31, 1998.

     Net cash used in investing activities for the purchase of property and equipment and software development costs was $972,000 during 1995. Net cash used in investing activities for the purchase of property and equipment, other investments (of which $120,000 was written off in 1997) and software development costs was $762,000 in 1996. Net cash used in investing activities for the purchase of property and equipment and software development costs was $1,231,000 during 1997 and $634,000 in the three months ended March 31, 1998.

     The Company funded its operations during 1997 through the issuance of a subordinated note to Petra on March 24, 1997 in the amount of $3,000,000, borrowings of $500,000 from notes payable issued to related parties, borrowings of $469,000 under its line of credit with BB&T and the issuance of a junior subordinated debenture to Oberlin on September 29, 1997 in the amount of $1,200,000. On February 4, 1998, the Company raised $3,500,000 in connection with the sale of its Series B Preferred Stock.


     The Company has a $2,750,000 revolving line of credit with BB&T which is secured by the personal guaranty of the Company's principal shareholder. The principal balance outstanding is payable on demand with interest payable monthly at prime. At March 31, 1998, the Company had $2,461,000 in borrowings against this line of credit. The Company also has a $150,000 equipment line of credit with BB&T which is secured by certain of the Company's property and equipment and a $250,000 promissory note with BB&T secured by the guaranty of the Company's principal shareholder. The principal balance outstanding is payable on demand with interest payable monthly at prime. At March 31, 1998, the Company had outstanding balances of $96,000 under the $150,000 line of credit and $250,000 under the promissory note. See "Certain Transactions."

     On April 30, 1998, the Company established a one-year $5,000,000 revolving line of credit with Greyrock. Borrowings under this line of credit accrue interest at prime plus 2%. Borrowings on the Greyrock line of credit are limited to the lesser of $5,000,000 or 65% of the Company's outstanding eligible receivables and are collateralized by accounts receivable, inventory and intellectual property of the Company (excluding its foreign subsidiaries). As of May 1, 1998, borrowings on the line were $1,300,000, which amounts were used by the Company to extinguish certain existing debt and provide additional working capital.


     The Company intends to use proceeds from this offering to repay the $4,200,000 due to Petra and Oberlin, $1,500,000 of the amount outstanding under its $2,750,000 revolving line of credit with BB&T, the $870,000 principal amount, plus $117,175 accrued interest, outstanding under the Company's line of credit from Laura M.

Stealey, and $371,404 and $111,421 of the interest owed to J.W. Stealey and Robert L. Pickens, respectively, for accrued interest on prior loans that were converted by them into capital stock of the Company in 1998. See "Certain Transactions."

     The Company's future liquidity and capital requirements will depend upon numerous factors, including the costs and timing of expansion of research and product development efforts and the success of these efforts, the costs and timing of expansion of sales and marketing activities, the extent to which the Company's existing and new products gain market acceptance, competing technological and market developments, the costs involved in maintaining and enforcing patent claims and other intellectual property rights, available borrowings under line of credit arrangements and other factors. The Company is dependent upon the proceeds of this offering to complete the development of its currently proposed products and fund its business strategies. Although the Company anticipates, based on its currently proposed plans and assumptions relating to its operations (including assumptions regarding the progress and timing of its new product development efforts), that the net proceeds of this offering, together with anticipated revenues from operations, availability under the Company's bank lines of credit and cash and cash equivalents, will be sufficient to fund the Company's operations and capital requirements for at least 12 months following the consummation of this offering, there can be no assurance that such funds will not be expended prior thereto due to unanticipated changes in economic conditions or other unforeseen circumstances. In the event the Company's plans change or its assumptions change or prove to be inaccurate, the Company could be required to seek additional financing sooner than currently anticipated. The Company has no current arrangements with respect to, or potential sources of, any additional financing, and it is not anticipated that existing shareholders will provide any portion of the Company's future financing requirements. Consequently, there can be no assurance that any additional financing will be available to the Company when needed, on commercially reasonable terms, or at all. Any inability to obtain additional financing when needed would require the Company to delay or scale back its product development and marketing programs, which could have a material adverse effect on the Company. In addition, any additional equity financing may involve substantial dilution to the interests of the Company's then existing shareholders.

     The Company's forecast of the period of time through which its financial resources will be adequate to support its operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary. The factors described in the preceding paragraph and in the Risk Factors section of this document will impact the Company's future capital requirements and the adequacy of its available funds.

Fluctuations in Operating Results

     The Company's quarterly operating results have fluctuated significantly in the past and will likely fluctuate significantly in the future depending on a variety of factors, several of which are not in the Company's control. Such factors include the demand for the Company's products and the products of its competitors, the size and rate of growth of the interactive entertainment software market, development and promotional expenses related to the introduction of new products or enhancements, the degree of market acceptance for the Company's new product introductions and enhancements, the timing of orders from significant customers, delays in shipment, the level of price competition, changes in computing platforms, the nature and magnitude of product returns, order cancellations, software defects and other quality problems, the length of product life cycles, the percentage of the Company's sales related to international sales and changes in personnel. Based on the foregoing, the Company believes that period to period comparisons of operating results should not be relied upon as indicative of future results.


Income Taxes and Conversion from Subchapter S to Subchapter C Corporation

     From the Company's inception in June 1994 through October 1995, the Company operated under the provisions of Subchapter S of the Internal Revenue Code of 1986, as amended (the "Code"), and consequently, was not subject to federal income tax. On October 31, 1995, the Company terminated its Subchapter S election and began operation under the provisions of Subchapter C of the Code.


Impact of Adoption of New Accounting Standards

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." In addition, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 97-2, "Software

Revenue Recognition, SOP 98-4, Deferral of the Effective Date of a Provision of SOP 97-2, `Software Revenue Recognition' and SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SFAS Nos. 130 and 131 and SOP 97-2 and 98-4 are effective for fiscal years beginning after December 15, 1997. SOP 98-1 is effective for fiscal years beginning after December 15, 1998. The Company does not believe that adoption of these standards will have a material impact on the Company's results of operations.


Year 2000 Issue

     Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept entries to distinguish 21st century dates from 20th century dates. The inability to recognize or properly treat the Year 2000 may cause the Company's systems and applications to process critical financial and operational information incorrectly. The Company continues to assess the impact of the Year 2000 issue on its reporting system and operations. In addition, the Company is assessing the readiness of its customers and suppliers for the Year 2000 issue; however, there can be no assurance that these third parties will timely convert their systems or that their systems will not have an adverse effect on the Company. While uncertainty exists concerning the potential effects associated with such compliance, the Company does not believe that Year 2000 compliance will result in a material adverse effect on its financial condition or results of operations.

                                   BUSINESS

General

     The Company develops, publishes and distributes interactive real-time 3D entertainment software, focusing on simulation and strategy games for CD-ROM and online/Internet use. Since inception, the Company has published 26 titles on CD-ROM that have been distributed through more than 15,000 retail outlets in over 30 countries. Additionally, the Company's initial online product, WARBIRDS, a World War II air combat simulation game, has generated sales of over 1.4 million hours of online game time to players in more than 70 countries. Since its first product offering in August 1995, the Company has been recognized each year with awards or critical acclaim from industry associations and publications, including PC Games, PC Today, Computer Gaming World, Power Play, PC Gamer, Computer Games Strategy Plus and the SPA. Since such time, the Company's net revenues have also grown to $16,502,000 and $4,913,000 for the year ended December 31, 1997 and the three months ended March 31, 1998, respectively. The Company seeks to benefit from leveraging its development, marketing and technological synergy across its dual distribution channels.


Industry Overview

     Background

     The interactive entertainment software market is composed of software primarily created for use on PCs and software created for video game consoles, such as the Sony Playstation and Nintendo 64 entertainment systems. IDSA reported that retail sales of interactive entertainment software in North America reached $3.7 billion in 1996 and were projected to increase to $5.3 billion in 1997 and $8 billion in 2000. Worldwide entertainment software sales were estimated by IDSA to have exceeded $10 billion in 1996, roughly divided evenly among the United States, Europe and Asia. According to IDSA, market penetration exceeded 40% of households in the United States in 1997, and PC owners are increasing their purchases of game software. The Company believes that the availability of lower-cost high performance multimedia PCs and modems has contributed to and is expected to contribute to the increase in PC ownership and thereby expand the use of the Internet and online services for entertainment purposes.

     Market for PC Simulation and Strategy CD-ROM Products

     PC Data, an industry research firm, estimated that 1997 retail sales of PC games were approximately $1.3 billion in North America. The simulation and strategy segments had unit sales increases of 46.7% and 15.7%, respectively, over 1996 sales. In 1997, simulation and strategy games represented approximately 34.9% of the North American market for PC games. Simulation and strategy products require sophisticated 3D graphics capabilities, advanced artificial intelligence technology and significant research abilities to model real-life military situations, historical scenarios or other strategy and simulation subjects. In a simulation game, the player, acting as a pilot, commander, captain or driver, controls a vehicle such as a plane, submarine, ship or tank. A strategy game establishes the player as manager of a given set of resources who must produce maximum results through discriminating use of limited resources. The Company believes that the simulation and strategy product market has a loyal domestic and international following of enthusiasts who generally purchase multiple products throughout the year. According to a market study conducted on behalf of the publisher of Computer Gaming World, a leading industry magazine, the typical user of computer games is a male age 30 with an annual household income of $60,000. The Company believes that these users are also prime candidates to participate in online games, as they tend to be early adopters of new technology and equipment.

     Market for Online Games

     A 1997 Forrester Research report estimates that more than 6.9 million consumers in the United States are currently playing games over the Internet, generating revenues of $127 million in 1997, and projects that 18 million consumers will generate $1.6 billion in revenues in 2001. These revenues encompass direct pay-for-play online game play, online CD-ROM sales, advertising and sponsorships. The emerging popularity of online games is evidenced by the recent appearance of dedicated game networks, such as Mplayer, America Online's Game Channel, Microsoft's Internet Gaming Zone, Kesmai's Gamestorm, Total Entertainment Network and the Company's pay-for-play service, iMagic Online. While a number of multiplayer games are available over the Internet, generally only four, eight, or 16 players can play simultaneously with or against each other. By contrast, large-scale multiplayer games permit a significantly greater number of simultaneous players (frequently hundreds).

     The Company's Market Position

     The Company believes it is well-positioned to capitalize on the emerging market for online large-scale multiplayer games by leveraging its experience in the growing market for high-quality strategy and simulation products on CD-ROM. To date, five of the Company's titles have been nominated or selected as either simulation or strategy game of the year by major industry magazines. In April 1997, the Company acquired ICI, which was among the first to introduce a real-time large-scale multiplayer game on the Internet, permitting hundreds of players to play simultaneously with or against each other, when it released its WARBIRDS simulation game in 1995. WARBIRDS has been named best online game for 1996 and 1997 by PC Games magazine.


Strategy

     The Company's objective is to become one of the world's leading providers of CD-ROM and real-time large-scale multiplayer online simulation and strategy games. Key elements of the Company's strategy are to:

     Increase online recurring revenue. The Company was among the first to enter the emerging market for real-time large-scale multiplayer online games. The Company intends to leverage its experience in online games to strengthen its position as a leading content provider by developing and delivering sophisticated real-time large-scale multiplayer simulation games through its online service on a subscription basis, plus additional fees for hours played beyond the subscription allocation, and thereby increase the Company's recurring revenues. In addition, the Company intends to leverage the marketing resources of third parties and broaden its user base by partnering with selected Internet service providers, online service providers and foreign licensees to distribute its online products.

     Focus on simulation and strategy games and expand brand recognition. The Company focuses primarily on the simulation and strategy markets. The Company intends to capitalize on management's extensive experience and knowledge of these particular markets and on the favorable demographic profile of simulation and strategy enthusiasts. The Company believes the typical user of its products is a male over age 25 with sufficient disposable income to buy the latest games. By focusing on delivering highly playable, entertaining games with high quality graphics, the Company believes it has built strong brand recognition and consumer loyalty among game enthusiasts. The Company intends to build upon this loyalty by selectively creating franchise titles through publication of sequels and add-ons to existing games.

     Manage risk through internal and external product development. The Company believes that using both internal and external development sources and keeping the product development pipeline full assists in managing risk, maximizing creativity and ensuring the consistent release of future products. Toward that end, the Company currently works with 11 external development teams, which complement the Company's internal development efforts. External development teams provide leverage in that full development expenses generally are not absorbed by the Company, advance royalties are fixed and development cycles that may result in late delivery of a particular product do not affect the delivery of other products planned for release. The Company intends to remain a "value added" publisher of externally developed titles, ensuring product quality by providing independent developers with access to its technology, software tools and libraries, software design assistance, product design advice and other services. In doing so, the Company intends to control the cost of product development and spread the risk of product development across a number of titles.

     Expand worldwide distribution network. The Company currently sells its CD-ROM products through leading software distributors and retailers in North America and abroad. The Company intends to increase penetration within the channels that can enhance the distribution of its CD-ROM products to its core customer base worldwide, including computer and software retailers, consumer electronics retailers and mass merchandisers. The Company currently distributes its online products via the Internet through its iMagic Online game service and intends to expand its distribution through relationships with third-party providers of online and Internet services, both in the United States and abroad. Maintaining strong and focused distribution channels enhances the Company's ability to attract and retain employees and external development partners.

     Leverage core technologies. The Company maintains a dedicated research and development staff which focuses on developing core technologies that can be applied across multiple titles. The Company has filed a patent application with respect to its MEGAplayer technology, which is a method of and system for minimizing the effect of time latency in multiplayer electronic games played on interconnected computers. The Company has developed graphics engines, game engines and communication technologies which can be used in a number of different games in a cost-effective manner. Specifically, the Company has five core technologies which it currently employs to maximize efficiencies and cost effectiveness across its product line: (1) MEGAplayer -- an architecture for enhancing Internet game play; (2) DEMON -- 3D terrain optimization model; (3) TALON -- a dynamic mission generation system;
(4) MEGAvoice -- real-time voice communication technology; and (5) iMOL/SDK -- a software toolkit to provide a common interface among various communication protocols for online game play. See " -- Technology."

     Expand operations through strategic acquisitions. The Company intends to expand its operations through strategic acquisitions as potential opportunities become available. While the Company is not engaged in any acquisition negotiations at present, potential targets may include other interactive entertainment software publishers, game developers or distributors, particularly distributors with international networks.


Products

     General

     The Company's products consist of sophisticated real-time, 3D simulation and strategy games that are available on CD-ROM or, for its online products, accessed on iMagic Online, the Company's online game service. To date, the Company has published 27 products, one of which is a real-time large-scale multiplayer online game, and has two additional real-time large-scale multiplayer online games in the pre-release testing stage. Over one quarter of these products have won awards or achieved other critical acclaim from industry publications, including PC Games, PC Today, Computer Gaming World, Power Play, PC Gamer and Computer Games Strategy Plus. The Company intends to expand the distribution of its online large-scale multiplayer games through third-party providers of online and Internet services to access a broader market base of subscribers. Most of the Company's CD-ROM products are designed for play as both single-player and multiplayer (up to 16 players) games and include various levels of difficulty, so that both novice and experienced players can enjoy the Company's games.

     Simulation Products

     A simulation product puts the player in control of a vehicle, such as a helicopter, tank, or airplane, and allows the player to conduct missions in a replicated real-world environment. These products are characterized by the authenticity of the simulated vehicle, reproduction of enhanced performance criteria and a realistic perspective using real-time rendered 3D graphics, providing the player with a 360- view of the external environment. For example, iF-22 utilizes the Company's proprietary DEMON 3D terrain technology, which can incorporate thousands of square miles of satellite photography for a realistic depiction of actual terrain. The Company's simulation titles are listed below, followed by a brief description of several of the Company's most popular simulation titles.


                              Simulation Products


 Title                      Release Date
-------------------------   ---------------
     APACHE                 August 1995
----------                  ---------------
     STAR RANGERS           November 1995
-------------------------   ---------------
     WARBIRDS               December 1995
----------                  ---------------
     HIND                   September 1996
----------                  ---------------
     AIR WARRIOR II         February 1997
-------------------------   ---------------
     iM1A2 ABRAMS           March 1997
-------------------------   ---------------
     iF-22                  July 1997
----------                  ---------------
     iF-16                  September 1997
----------                  ---------------
     AIR WARRIOR III        December 1997
-------------------------   ---------------
     iF-22 PERSIAN GULF     March 1998
-------------------------   ---------------
     iPANZER 44             March 1998

     WARBIRDS, the Company's first online product offering, recreates World War II air combat. WARBIRDS, named "Online Game of the Year" for both 1996 and 1997 by PC Games magazine, allows hundreds of players from around the world to simultaneously fly air combat missions in a single campaign. After logging on to iMagic Online, players choose to fly for one of four teams, select an airplane from an array of 50 historically accurate bombers or fighters and choose a role as a pilot, gunner or bomber. Individual combatants then engage in dogfights or fly bombing missions over enemy territories, with the outcome of each individual mission affecting the outcome of the overall campaign. For example, successfully destroying the air defenses of and landing on an enemy's airfield results in a country capturing that airfield. Airfields can be lost and recaptured, providing a strategic as well as a tactical aspect to WARBIRDS. Game play is broken up into three-week campaigns with a dogfighting and bombing "ace" named for each campaign. A campaign starts with a limited array of planes and more advanced planes become available as the campaign progresses to incorporate the effect of technological advances. 3D rolling terrain graphics, as well as the incorporation of the Company's MEGAvoice technology, which provides real-time voice communications with groups of up to four game participants, add to the realism of WARBIRDS. Through its proprietary MEGAplayer technology, the Company is able to deliver via the Internet the full 3D graphics and action of WARBIRDS in real time to large numbers of players who can enter the game 24 hours a day, seven days a week.

     APACHE was the Company's first published product. APACHE is an air-combat simulation of the AH-64D Apache Longbow Helicopter for players of all experience levels. APACHE uses 3D visual technology optimized to provide low-altitude detail and clarity and includes a multiplayer networking feature to permit up to eight players and two teams to engage in simultaneous combat. Since its release in August 1995, the Company has sold more than 175,000 copies of APACHE. APACHE received two Codie Award nominations from the SPA and was named "Best Simulation of 1995" by both PC Gamer magazine and Strategy Plus magazine.

     iM1A2 ABRAMS simulates the U.S. Army's main battle tank, the M1A2 Abrams. The user is able to command a platoon of four tanks, or an entire company, including other vehicles, artillery helicopters and artillery in a variety of battles or campaigns of linked battles set in the Persian Gulf, the Balkans and the former Soviet Ukraine against the latest Russian equipment. iM1A2 ABRAMS uses advanced 3D graphics technology and contains multiple difficulty levels. iPANZER 44 is the recently released follow-up to iM1A2 ABRAMS, allowing players to command World War II Russian, American and German tanks. iPANZER 44 takes advantage of Microsoft's Direct 3D technology to allow support for many 3D graphic accelerator cards.

     iF-22 is an internally developed simulation of the U.S. Air Force's newest air-superiority fighter. The player is able to command a squadron of four F-22 aircraft executing single missions or protracted campaigns. iF-22 incorporates the Company's DEMON advanced 3D graphics and terrain technology, multiple difficulty levels, multiple flight models and a multiplayer option. Released in July 1997, sales of iF-22 have exceeded 150,000 units to date. iF-22 PERSIAN GULF, the recently released sequel to iF-22, includes the Company's TALON (Total Air & Land Operations Network) campaign system, which generates new mission assignments each time the game is played. The iF-22 PERSIAN GULF release is compatible with computers equipped with Intel's new AGP (Advanced Graphics Port) technology.

     Strategy Products

     A strategy product requires the player to achieve maximum results through management of a specific set of resources. The Company produces sophisticated strategy games that include historical military scenarios, empire building and tactical strategy products. The Company's existing strategy products generally are characterized by historically accurate databases and advanced artificial intelligence. Strategy games generally have lower initial shipment quantities but generally sustain prices longer and maintain longer shelf-lives than simulation products. Strategy games also can utilize the same core components across a number of different products, which facilitates the creation of a franchise, such as the Company's three-game Great Battles series, GREAT BATTLES OF ALEXANDER, GREAT BATTLES OF HANNIBAL and GREAT BATTLES OF CAESAR. The Company's strategy titles are listed below, followed by a brief description of several of the Company's strategy titles.

                               Strategy Products


 Title                                        Release Date
-------------------------------------------   ---------------
     EXPLORATION                              September 1995
-------------------------------------------   ---------------
     CAPITALISM                               October 1995
-------------------------------------------   ---------------
     AMERICAN CIVIL WAR                       June 1996
-------------------------------------------   ---------------
     BRUCE JENNER'S WORLD CLASS DECATHLON     July 1996
-------------------------------------------   ---------------
     DESTINY                                  September 1996
-------------------------------------------   ---------------
     HARPOON CLASSIC '97                      November 1996
-------------------------------------------   ---------------
     FALLEN HAVEN                             March 1997
-------------------------------------------   ---------------
     CAPITALISM PLUS                          May 1997
-------------------------------------------   ---------------
     GREAT BATTLES OF ALEXANDER               June 1997
-------------------------------------------   ---------------
     WAR, INC.                                September 1997
-------------------------------------------   ---------------
     SEVEN KINGDOMS                           November 1997
-------------------------------------------   ---------------
     GREAT BATTLES OF HANNIBAL                November 1997
-------------------------------------------   ---------------
     SEMPER FI                                February 1998
-------------------------------------------   ---------------
     GREAT BATTLES OF CAESAR                  March 1998
-------------------------------------------   ---------------
     LIBERATION DAY                           March 1998
-------------------------------------------   ---------------
     INDUSTRY GIANT                           April 1998


     CAPITALISM, the Company's highly acclaimed business strategy and simulation product, was a runner-up to APACHE as the "Best Simulation of 1995" by PC Gamer magazine. CAPITALISM gives the player resources with which to build a global financial empire. CAPITALISM sold in excess of 100,000 units by the end of 1997. CAPITALISM PLUS, an update of CAPITALISM, includes a new interface, improved graphics, maps and a soundtrack. A second sequel to CAPITALISM is planned for release in 1999.


     AMERICAN CIVIL WAR, the Company's highly acclaimed strategic Civil War battle simulation, covers the entire Civil War from the opening guns of Bull Run to the final surrender of the army of Northern Virginia. This strategy product allows players to command forces from either side, recruit troops, build ships, form armies, corps and fleets. AMERICAN CIVIL WAR includes an historically accurate database featuring over 125 Union and Confederate commanders.

     SEVEN KINGDOMS, one of the Company's newest strategy games, has won various awards, including "Strategy Game of the Year" by Germany's PC Power Play magazine. SEVEN KINGDOMS presents players with a special challenge of real-time action and strategy set in a medieval fantasy world of monsters, gods and opposing cultures. Two sequels to SEVEN KINGDOMS are planned, with the first scheduled for release in 1998.

     Future Products

     The Company has 19 products in development for release over the next 18 months, including five internally-developed products and 14 under contract with external developers. Two of these products, FIGHTER OPS and RAIDER WARS, are online games which have undergone beta testing on the Company's online service. There can be no assurance that, if introduced, such products will achieve market acceptance or generate significant revenues. A significant delay in the introduction of, or the presence of a defect in, one or more of such titles or other new products or the failure of such titles to generate significant revenues could have a material adverse effect on the success of such titles and on the Company's business, operating results and financial condition. The Company plans to develop certain of its future products both as CD-ROM games and large-scale multiplayer online products. The Company believes that a carefully planned release date on both delivery platforms can increase sales of the product. ULTRAFIGHTERS and MALKARI, each of which is intended to be playable both as a CD-ROM product and as a large-scale multiplayer online product, are scheduled for release in 1998. There can be no assurance that such products will be released on schedule for either delivery platform or that the release of such titles on either CD-ROM or online will achieve market acceptance or generate significant revenues for the Company. In addition, the Company intends to offer its online products to third-party providers of online and Internet services and licensees to reach a larger audience. There can be no assurance that satisfactory arrangements with other distributors and licensees can be negotiated, or that its online products will be successful or generate significant revenues for the Company.


Distribution

     The Company uses a dual channel distribution strategy by delivering its CD-ROM products for retail sale through its worldwide distribution network and its online games via the Internet.

     Distribution of CD-ROM Products

     The Company's CD-ROM products are distributed in over 30 countries through more than 15,000 retail outlets. In North America, the Company sells its products both through distributors and directly to large retailers. The Company maintains distribution relationships with seven major distributors, including Navarre, Tech Data, Merisel, Inc., Guillemot, GT Interactive Software Corporation and Beamscope Canada, Inc. The Company's products are sold by many of the larger retailers, such as Wal-Mart, Best Buy and CompUSA in North America and Karstadt, Dixon's and PC World in Europe. Although such retailers may purchase the Company's products through distributors, the Company believes that it is important to maintain favorable relationships with the retailers in order to promote the visibility of its products. The Company's products constitute a relatively small percentage of a retailer's sales volume, however, and there can be no assurance that retailers will continue to purchase the Company's products or provide the Company's products with adequate levels of shelf space and promotional support. For the year ended December 31, 1997, sales to the Company's distributors accounted for approximately 65% of the Company's net revenues. In 1996, Tech Data and Navarre accounted for 27% and 11%, respectively, of the Company's net revenues; in 1997, Tech Data and Electronics Boutique, Inc. accounted for 19% and 10%, respectively, of the Company's net revenues; and in the three months ended March 31, 1998, Navarre, Guillemot, Tech Data and Electronics Boutique, Inc. accounted for 15%, 16%, 12% and 10%, respectively, of the Company's net revenues.

     Simulation and strategy products have a large international following. Accordingly, the Company has established wholly-owned subsidiaries in the United Kingdom and Germany which serve the European market. Approximately one-third of the Company's sales are generated in the European marketplace. In addition, the Company contracts with distribution agencies in Japan, Singapore, South America, Korea, South Africa and Australia. In certain territories (Spain, Italy and France, for example) the Company may elect to license its products to a local publisher in exchange for guaranteed volume requirements and a committed royalty.

     Alternate distribution channels such as direct mail to consumers, direct ordering through a toll-free phone number and the Company's web site and OEM/bundling arrangements, account for less than 6% of the Company's net revenues.

     Distribution of Online Games

     The Company currently delivers its online games via iMagic Online, the Company's online game service. The Company's host software runs on a UNIX-based system and to date has been operated on Sun workstations and Pentium-based systems. Reliability is enhanced by RAID systems for data storage, access to the Internet via multiple T-1 lines from various providers and software backups.

     The Company emphasizes sophisticated online games for which users pay a subscription fee, plus additional hourly fees for time played beyond the subscription allocation. The Company believes that with the continued proliferation of Internet usage, providers of online and Internet services will become an increasingly important channel for global distribution of its real-time large-scale multiplayer games. The Company presently has one game available on a pay-for-play basis on its online game service with plans to add four additional games in the next 12 months. Currently, the Company is negotiating with several major providers of online and Internet services in North America, Germany, the United Kingdom, Japan, and Brazil for rights to distribute certain of the Company's online products. There can be no assurance that the Company will successfully negotiate relationships with providers of online and Internet services or, if completed, that such arrangements will generate significant revenues. The Company could be materially adversely affected if the cost to the Company of any proposed online distributor relationship exceeds expectations or if the Company incurs significant costs in anticipation of the arrangement and the arrangement is delayed or abandoned.

     The Company seeks to leverage its CD-ROM sales by including the front-end software for its online products (currently WARBIRDS) in its CD-ROM releases. Customers can download the program from the iMagic Online web site or access it from the CD-ROM distributed by the Company. To play online, users subscribe for a fixed number of hours on a monthly basis and may pay to play additional hours beyond the level included in the subscription agreement. The software can be played alone offline or head-to-head against another player at no charge. Game play from WARBIRDS has now exceeded 1.4 million paid hours. The Company has additional online products in development and intends to continue to update its existing and future online games in order to continue the flow of recurring revenue from this distribution channel. There can be no assurance that the Company will be able to develop new products or enhancements to existing online products, or that such products or enhancements will be successful or continue to produce recurring revenues.


Marketing

     The Company pursues different marketing strategies for its CD-ROM game sales and online game sales, while seeking to capitalize on the synergy of the two strategies.

     CD-ROM Game Sales

     The Company believes that marketing and product positioning are critical factors to the success of its retail games and focuses much of its effort on the creation of market awareness surrounding its upcoming product releases. The Company utilizes a wide range of consumer marketing techniques to position its products. These techniques include online marketing on the Company's web site, placement of demonstration versions on Internet game sites, print and web advertising, distribution of demonstration disks and appearances at industry trade shows.

     The Company supports its retail products through market development funds. These funds are used primarily for in-store promotions, point-of-purchase displays and other advertising and promotional techniques coordinated with the Company's retail partners. The Company maintains a database of existing and potential customers through reader response cards and buyer registration cards for use in direct marketing efforts.

     Online Game Sales

     The Company's online marketing focuses on strategies for increasing recurring revenues from the current customer base while recruiting new customers. The Company seeks to increase revenues from the current customer base through community building programs, such as regular e-mail updates to subscribers, training programs and sponsorship of online events, contests and conventions attended by subscribers. For example, the Company is promoting the development of "communities" of regular WARBIRDS flyers who participate in special promotional events, such as squadron conferences, conventions and competitions around the world. To date, over 100 of these informal squadrons or communities exist. In addition, the Company is committed to providing extensive technical support to its customers. The Company believes that as a result of these efforts, it has developed significant customer loyalty, encouraging long term customer game play.

     The Company seeks to attract new customers by increasing its Internet presence through a targeted marketing plan. This plan includes an Internet advertising campaign, an Internet-based public relations campaign, and special promotions with key industry partners, such as web sites and specialized magazines. In addition, the Company intends to increase its visibility and that of its products by seeking to establish relationships with third party providers of Internet and online services.

     Marketing Synergy

     The Company continually seeks to develop the synergy of its retail and online marketing strategies, a key component of which is building a common brand awareness. The Company has developed brand awareness through the success of its award-winning releases, the reputation and visibility of the Company's Chairman (including his past experience in the interactive entertainment software industry), its focus on simulation and strategy products, the easily recognizable color-block design of its product packaging and its distinctive corporate logo. Other marketing synergy includes cross-promotion of its games at retail and online. On the retail side, this includes bundling the software for WARBIRDS and other large-scale multiplayer games on CD-ROMs of retail product releases. The Company is developing a web-based lobby service to match up players of its CD-ROM games to participate in multiplayer (up to 16 players) games. By bringing these players to its web site, the Company intends to use this opportunity to market its online and other retail games.

     As of March 31, 1998, the Company's marketing and sales staff included 30 employees in four offices located in the Research Triangle Park area, North Carolina; Grapevine, Texas; Bracknell, United Kingdom; and Guetersloh, Germany. The Company expects to increase its marketing and sales staff in these locations and expand its offices geographically where appropriate.


Technology

     The Company focuses on developing technologies that can be applied across the Company's product line or shared among similar types of products.

     The Company has filed a patent application on its MEGAplayer technology, which addresses problems inherent in high and variable latency networks such as the Internet. The Company's online games allow more than 250 simultaneous Internet users to play in a single arena with less "warping." Warping occurs when other players appear to jump or "warp" across the computer screen instead of moving smoothly. The Company believes that its technology allows a player to enjoy a more realistic experience, which greatly enhances game play. The Company intends to incorporate MEGAplayer technology in future real-time online products.

     The Company also has developed its MEGAvoice technology, which allows groups of up to four players to engage in real-time voice communication over the Internet while playing the Company's simulations. This technology utilizes bandwidth efficiently while limiting any impact on simultaneous game play.

     The Company's proprietary 3D graphics engine, DEMON, is a highly optimized, real-time terrain rendering system for use in the development of flight simulation and other 3D products. DEMON, utilizing satellite photography and matching real world elevation data, produces strikingly authentic views with near-realistic depiction of mountains, rivers, forests, fields, cities, roads and other terrain features, just as a pilot would see if he or she were actually flying over that area of the world. DEMON, in conjunction with other proprietary data processing tools, is capable of handling large amounts of data, such as the 80,000 square miles of terrain present in a single combat theater in the iF-22 product. The engine was jointly developed with Numerical Design Limited ("NDL"). The Company owns the code for DEMON, however, NDL has retained rights to use the code in non-competitive markets, subject to the payment of royalties to the Company. The Company intends to continually upgrade this technology to add new features that will become available as a result of rapidly changing hardware technology.

     TALON is a dynamic mission generation system that enhances the replay value of the Company's simulation games. TALON generates new mission assignments each time the game is played. The Company believes that the TALON system adds significant value to its products when compared to games with a limited number of static missions.

     The Company has developed a proprietary software toolkit to provide interfaces that will allow online game play across different communications protocols, such as varying local area networks and wide area networks. This toolkit is intended to facilitate the communications capabilities of games, freeing the product developers' time to focus on content. The Company intends to update and supplement this toolkit as technology changes.


Product Development

     General

     The Company seeks to publish high quality content developed by both internal and external sources. By releasing a variety of products and keeping the product development pipeline full, the Company seeks to spread its risk and development costs across a number of products, rather than focusing all of its development efforts and funds on a single product or a small group of products in an effort to produce the next blockbuster title. The Company anticipates that in the next 18 months, approximately one-third of the Company's products will be internally developed.

     External Development

     The Company typically enters into development agreements with external software developers around the world. These development agreements generally include an up-front payment as an advance on future royalties owed as well as certain milestone payments and bonus or penalty clauses for early and late product delivery, respectively. The Company generally pays a royalty of 15% to 25% of the Company's net revenues from sales of the licensed product. Most contracts include exclusive worldwide distribution rights. The Company currently has 11 strategic relationships with external developers from around the world.

     The Company is continuously evaluating product proposals submitted by third-party developers and may enter into contracts with such third parties for one or more products. For example, in March 1998, the Company signed a five-year development agreement with Enlight Software, developer of CAPITALISM, CAPITALISM PLUS, and SEVEN KINGDOMS, the Company's best-selling strategy games. The agreement calls for the development of at least three major new projects and four upgrades to existing products. The Company will have exclusive worldwide distribution rights to games developed under this agreement.

     The Company considers itself to be a "value-added" publisher of products developed by third parties, as the Company routinely provides developers with software tools and libraries, software design assistance, product design and other services to ensure the quality of the licensed products. The Company's internal development staff closely monitors the progress of external developers to ensure the quality of the licensed products, including all final testing prior to a product's release.

     Internal Development


     Internally developed products use a combination of proprietary and licensed software technology. The Company also supplements its in-house development capabilities with third-party music composition, technical writing services and select technical consulting. As of March 31, 1998, the Company's research and development staff consisted of 79 employees. The Company believes it has recruited talented employees with significant experience in the computer game industry and complementary industries. The Company's development team includes professionals experienced in client-server technology, 3D graphics, imaging, video and audio technology, large networking systems and U.S. Department of Defense avionic testing systems.


     The Product Development Process

     The development cycle for new products ranges from six to 24 months and, for online products, continues for the life of the products. Consequently, the Company believes that discipline is critical to management of the software development process and requires both internal and external development efforts to adhere to a scheduled process. Generally, each new internally developed product begins as a brief design document proposed by the Company's internal development staff. Following management approval, the product's designer drafts a detailed product design specification, programmers develop the software design and create a schedule based on that design, and artists develop storyboards and the art production schedule. The Company then develops the overall project schedule and budget, including a scheduled release date and a marketing and sales plan. The Company typically reviews externally developed products in various stages of development, and, once the Company has selected and contracted for a product, the Company's product development staff then manages the product development process with the external developer in a manner similar to the Company's internal development process.

     Throughout the development phase of each product, whether internally or externally developed, the Company implements a number of quality control procedures. The software is carefully designed, implemented and tested by the programmers, followed by frequent testing releases. Each product is played and critiqued by the Company's in-house playtest staff and other Company employees. Products are then submitted to groups of up to 50 external playtesters. This product test process reduces implementation defects and provides design and playability feedback in a timely manner for incorporation into the finished product.

     The introduction of new products is subject to the inherent risks of development delays. Many of the Company's products are in early stages of development, and the Company will be required to commit considerable time, effort and resources to complete development of its currently proposed products. The Company has, in the past, experienced significant delays in the introduction of certain new products and there will likely be delays in developing and introducing new products in the future. In addition, because many of the Company's products are developed for it by third parties, the Company cannot always control the timing of their introduction. While the Company maintains production arrangements with its third-party developers, provides them with certain software toolkits to promote quality control and monitors their progress, there can be no assurance that delays in the work performed by third parties or poor quality of such work will not result in product delays.

Production and Manufacturing

     The Company contracts with independent fulfillment vendors to produce, ship and manage inventory of the Company's CD-ROM products, including returns. For each published product, the Company prepares a master software disk, artwork, camera-ready user manual and collateral materials which are sent to such fulfillment vendors for duplication, assembly and packaging. The Company inspects randomly selected copies of finished products prior to authorization of shipment. Upon Company approval, the fulfillment vendor ships the finished goods directly to the distribution channels specified by the Company via a purchase order. The Company maintains relationships with several fulfillment vendors to ensure access to supply and competitive pricing.


Competition

     The interactive entertainment software market is intensely and increasingly competitive. The market is characterized by the continual introduction of new software products and technologies. The ability to compete successfully depends primarily on the ability to develop and market high quality products, access to distribution channels, including retail shelf space, the availability and quality of support services for the products and price. The Company believes that it competes favorably with respect to each of these factors. In addition, the Company believes that online games represent an important emerging segment of the interactive entertainment software market. While other companies currently offer online games, few companies offer real-time large-scale multiplayer simulation games via the Internet.

     At present, the Company competes primarily against other companies offering high-end simulation and strategy products. In particular, the Company's competitors for its CD-ROM products include NovaLogic, Inc., Electronic Arts, Inc., MicroProse, Inc., Interplay Entertainment Corp., Activision, Inc. and Cendant Corp. (formerly CUC/Sierra On-Line). The Company also competes with companies providing online games, including Kesmai Corporation, VR1 Inc., Simutronics Corporation and NovaLogic, Inc. Many of the Company's existing and future competitors have greater financial, technical, marketing, sales and customer support resources, as well as greater name recognition and better access to consumers, than the Company. There can be no assurance that the Company will respond effectively to market or technological changes or compete successfully in the future.


Intellectual Property and Other Proprietary Rights

     The Company holds copyrights on its products, manuals, advertising and other materials and has received federal trademark protection for the Company name, the form of the Company logo and the names of certain products published by the Company. The Company does not acquire the copyrights for works developed by third parties under license that the Company publishes. The Company has applied for a patent on its MEGAplayer technology that enables its online products to function more effectively on the Internet. There can be no assurance that the patent application for the Company's MEGAplayer technology will result in the issuance of a patent with the United States Patent and Trademark Office.

     The Company has received registrations with respect to the following trademarks: Interactive Magic, I-Magic, the Interactive Magic logo and Star Rangers, and has applied for trademark registrations with respect to iM1A2 Abrams and Hind. The Company relies on common law to protect its other trademarks. The Company believes that registered and common law trademarks and common law copyrights are important, but are less significant to the Company's success than factors such as the knowledge, ability and experience of the Company's personnel, research and development, name recognition and product quality.

     The Company has developed proprietary technologies in the areas of 3D graphics and client/server architecture. The Company protects its proprietary technologies through various security practices. Each employee must sign a confidentiality agreement which includes a provision that grants the Company ownership of all intellectual property. As an additional protective measure, only a limited number of development personnel have access to the source code for the Company's software. While the Company relies on a combination of trademark, trade secret, copyright and other proprietary rights laws, license agreements, employee and third-party non-disclosure agreements and other methods to establish and protect its proprietary rights, there can be no assurance that the steps taken by the Company will be adequate to prevent misappropriation of the technology or independent development by others of software products with features based upon, or otherwise similar to, those of the Company's products. To license its products to end users, the Company primarily relies on "shrink wrap" licenses that are not signed by the end-user and, therefore, may be unenforceable under the laws of certain jurisdictions. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries, and the global nature of certain wide area networks, particularly the Internet, makes it virtually impossible to control the ultimate destination of the Company's products. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Unauthorized copying is common within the software industry, and if a significant amount of unauthorized copying of the Company's products were to occur, the Company's business, operating results or financial condition could be adversely affected. As the number of software products in the industry increases and the functionality of these products further overlaps, software developers may become increasingly subject to infringement claims. There can be no assurance that third parties will not assert infringement claims against the Company in the future with respect to current or future products. As is common in the industry, from time to time, the Company receives notices from third parties claiming infringement of intellectual property rights of such parties. The Company investigates these claims and responds as it deems appropriate. Litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Any such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, operating results or financial condition.


Employees

     As of March 31, 1998, the Company employed 121 people, including 72 on a full-time basis and 7 on a part-time basis in research and development, 30 on a full-time basis in sales and marketing and 12 on a full-time basis in finance and administration. Competition for highly skilled employees with technical, management, marketing, sales, product development and other specialized training is intense. There can be no assurance that the Company will be successful in attracting and retaining such personnel. The Company and its employees are not parties to any collective bargaining agreements. The Company believes that its relations with its employees are good.


Properties


     The Company leases 18,452 square feet of office space in the Research Triangle Park area, North Carolina, which it uses as its principal executive offices. The Company leases 4,895 square feet of office space in Grapevine, Texas as a regional development office. The Company also leases 1,520 square feet of office space in Bracknell, United Kingdom, and 700 square feet of office space in Guetersloh, Germany, for the Company's foreign operations. The Company believes that its existing facilities are adequate to meet its current needs and that suitable additional or substitute space will be available as needed to accommodate any expansion of operations.

                                  MANAGEMENT

Directors and Executive Officers

     The directors and executive officers of the Company are as follows:




Name                                      Age                                 Position
--------------------------------------   -----   ------------------------------------------------------------------
 J. W. Stealey(2) ....................    50     Chairman of the Board of Directors and Chief Executive Officer
 Robert L. Pickens ...................    51     President and Chief Operating Officer
 Joseph Rutledge .....................    46     Senior Vice President -- Development
 Raymond Rutledge ....................    56     Vice President -- Licensing
 Joseph R. Mannes ....................    39     Vice President and General Manager, Online Games
 William H. Marks ....................    46     Chief Financial Officer, Vice President -- Finance, Secretary and
                                                 Treasurer
 David H. Kestel(2) ..................    65     Director
 J. Nicholas England(1) ..............    50     Director
 W. Joseph McClelland(1)(2) ..........    52     Director
 Avi Suriel(1) .......................    38     Director


------------
(1) Member of Audit Committee.


(2) Member of Compensation Committee.


     J. W. Stealey has been Chairman of the Board of Directors and Chief Executive Officer of the Company since January 1995. Previously, he was founder, Chairman and Chief Executive Officer of MicroProse, Inc., a leading developer and publisher of flight simulation and strategy software titles from 1982 to 1993. Prior to 1982, Mr. Stealey was Group Director of Business Development of General Instruments. Prior to joining General Instruments Corporation, Mr. Stealey held management consulting positions with Cresap, McCormick and Paget and McKinsey & Co. in New York, New York. Mr. Stealey earned a B.S. degree in Aeronautical Engineering from the United States Air Force Academy. After graduation from the Academy, Mr. Stealey spent six years as an operational pilot in the United States Air Force. Mr. Stealey also received an M.B.A. in finance and strategic management from the Wharton School of Business of the University of Pennsylvania.

     Robert L. Pickens has been President and Chief Operating Officer of the Company since its incorporation in May 1994. From 1986 to 1994, Mr. Pickens was President and Chief Executive Officer of Washington Aluminum Company, where he was responsible for the operations and business administration of its five divisions. From 1970 to 1986, Mr. Pickens held various operations and sales positions at Kaiser Aluminum and Chemical Corporation, including managing Kaiser Aluminum and Chemical Corp.'s Carbon Division. Mr. Pickens earned a B.A. degree in Psychology from Davidson College. Mr. Pickens has completed extensive M.B.A. work and is a candidate for a master's degree in Applied Behavioral Science at Johns Hopkins University.

     Joseph Rutledge has been Senior Vice President of Development for the Company since September 1994. Mr. Rutledge oversees the Company's internal software development activities. Prior to joining the Company, Mr. Rutledge founded and operated JR Associates, a private software consulting company which designed multimedia and "edutainment" products. From 1978 to 1994, Mr. Rutledge served as a technical systems consultant for Honeywell Inc., McDonnell Douglas Corp. and other defense technology companies. Mr. Rutledge is a graduate of the University of Pittsburgh with a B.S. degree in Mathematics. Mr. Rutledge is the brother of Raymond Rutledge.

     Raymond Rutledge has served as the Company's Vice President of Licensing since February 1995. Mr. Rutledge oversees product development from external sources. From 1993 to 1995, Mr. Rutledge served as Vice President of Development for MicroProse, Inc., where he was responsible for overseeing development of hit releases such as F-15 Strike Eagle III, F-14 Fleet Defender, 1942 Pacific Air War and Ultimate Football. From 1988 to 1992, Mr. Rutledge served as Executive Vice President of RJO Enterprises, Inc., a systems engineering and software company. Mr. Rutledge graduated from the University of Pittsburgh with a B.S. degree in Electrical Engineering. He also earned a master's degree in Computer Science from Adelphi University. Mr. Rutledge is the brother of Joseph Rutledge.

     Joseph R. Mannes has served as Vice President and General Manager, Online Games for the Company since April 1997, when it acquired ICI. From 1996 until 1997, Mr. Mannes served as a Director, Chief Financial Officer, Secretary and Treasurer of ICI. From 1987 to 1996, Mr. Mannes was First Vice President in the Corporate Finance Department of Rauscher Pierce Refsnes, Inc., a Dallas, Texas investment bank. From 1982 to 1987, he served as an Assistant Vice President at the First National Bank of Boston, where he worked as a commercial lender in both the Special Industry Group and the High Technology Group. Mr. Mannes received an A.B. degree in Philosophy and French from Dartmouth College and graduated with an M.B.A. degree in Accounting and Finance from the Wharton School of Business of the University of Pennsylvania. Mr. Mannes is a Chartered Financial Analyst.


     William H. Marks was appointed Chief Financial Officer, Vice President -- Finance, Secretary and Treasurer of the Company effective June 1, 1998. Mr. Marks served as Executive Vice President and Chief Financial Officer since May 1996, and served as Senior Vice President -- Finance and Accounting, from June 1995 to May 1996, of Fleer/SkyBox International, a subsidiary of Marvel Entertainment Group, Inc. in Mt. Laurel, New Jersey. From 1990 to 1995, Mr. Marks served as Controller of SkyBox International Inc. (a subsidiary of Brooke Group Ltd.) in Durham, North Carolina. From 1981 to 1990, Mr. Marks served as Senior Manager of Coopers & Lybrand L.L.P. in Richmond, Virginia and Raleigh, North Carolina. Mr. Marks received a B.S. in Accounting from Virginia Commonwealth University in 1978 and completed various courses in Masters of Taxation there in 1984-1985.


     David H. Kestel, CLU, has served as a Director of the Company since February 1997. Since 1992, Mr. Kestel has served as President of The Kestel Group, Inc., an estate planning, executive compensation and employee benefits company based in Potomac, Maryland. From 1978 to 1992, he worked at Blue Cross and Blue Shield of the National Capital Area, most recently as Senior Vice President, Marketing, and served as President of two domestic life insurance companies and two offshore reinsurance companies. Mr. Kestel received a B.B.A. and an M.B.A. from the University of Michigan. Mr. Kestel is a Member, Chartered Life Underwriter.

     J. Nicholas England has served as a Director of the Company since February 1997. Since 1993, Mr. England has been a Research Professor in the Department of Computer Science at the University of North Carolina at Chapel Hill. From 1987 to 1993, he worked as Director of Product Development for advanced graphics, imaging and visualization hardware and software for Sun Microsystems, Inc. Previously, Mr. England founded two computer graphics companies. Mr. England is a Director of Numerical Design Limited in Chapel Hill, North Carolina, a private software company. He received a B.S. in Electrical Engineering from North Carolina State University.

     W. Joseph McClelland has served as a Director of the Company since February 1997. Since 1990, Mr. McClelland has been Vice President and a Member of the Board of GEC-Marconi Defense Systems Inc., an Arlington, Virginia-based subsidiary of GEC-Marconi Ltd., which produces and sells electronic warfare equipment to government customers. From 1988 to 1990, he was Director, Avionics, Armament and Electronic Combat, at the HQ United States Air Force Systems Command at Andrews Air Force Base in Maryland, where he supervised headquarters staff and provided corporate oversight of advanced programs. From 1986 to 1988, he was Director, United States Air Force Research and Development Liaison Office in London, England, where he initiated and managed U.S./U.K. cooperative research and development programs. Mr. McClelland received a B.S. in Engineering Mechanics and Mathematics from the United States Air Force Academy. He received an M.S. in Applied Mechanics from the University of Utah. Mr. McClelland is a graduate of the United States Air Force Test Pilot School.

     Avi Suriel has served as a Director of the Company since February 1998. Since 1996, Mr. Suriel has been a Director of Vertical Financial Holdings, a European-based merchant banking firm focusing primarily on investments in the high technology industry. From 1993 to 1996, Mr. Suriel was a Director in the Investment Banking Division of Salomon Smith Barney. From 1990 to 1993, he was a Senior Associate in the Fixed Income Division at Morgan Stanley & Co. Incorporated. From 1988 to 1990, he was a Research Analyst in the Fixed Income Division at Merrill Lynch, Pierce, Fenner & Smith. Mr. Suriel also provides consulting services as a principal of Suriel Financial Consulting, which he founded. Mr. Suriel received a B.A. degree in Economics and International Relations from Hebrew University, Israel, and an M.B.A. in Finance from Fordham University.

     All directors currently hold office until the next annual meeting of shareholders or until their successors have been duly elected and qualified. Executive officers are elected by, and serve at the discretion of, the Board of Directors.

     The Company has obtained key man life insurance on the life of Mr. Stealey in the amount of $4,200,000.

Key Employees

     Douglas Kubel has been Vice President of Engineering and Technology of the Company since October 1994. Mr. Kubel manages the development of 3D graphics and audio technology and is responsible for incorporating hardware and software technologies into the Company's planning processes. From 1987 to 1994, Mr. Kubel was a Senior Software Manager for imaging, video, audio and visualization for Sun Microsystems, Inc., where he developed 3D graphics software for photorealistic rendering and computer-aided design. Mr. Kubel served as a Software Engineer for General Electric from 1985 to 1987. Mr. Kubel graduated summa cum laude from North Carolina State University where he earned a B.S. degree in Electrical Engineering. He later graduated from the Program for Technology Managers at the Kenan-Flagler School of Business at the University of North Carolina.


     Dale Addink has been Vice President of Development, Online Games, since April 1997, when the Company acquired ICI. Mr. Addink serves as the lead developer of online games. From 1995 to 1997, Mr. Addink was President of ICI, which he co-founded in 1995. Mr. Addink served as Senior Project Engineer at Rapistan Demag Corp., a manufacturer of software for industrial electrical controls, from 1994 to 1995. From 1988 to 1994, Mr. Addink operated a consulting company through which he developed industrial control systems. Mr. Addink received a B.A. degree in Math and Computer Science from the University of Northern Iowa.



Committees of the Board of Directors

     The Board of Directors has established two standing committees, the Audit Committee and the Compensation Committee. The Audit Committee recommends the appointment of auditors and reviews the results and scope of the audit and other services provided by the Company's independent auditors. The Compensation Committee is responsible for the approval of compensation arrangements for the officers of the Company, the review of the Company's compensation plans and policies and the administration of the Company's employee benefit plans.


Directors' Compensation


     The Company reimburses each director for out-of-pocket expenses incurred in connection with the rendering of services as a director. The Company has granted warrants to purchase 25,000 shares of Common Stock to each non-officer director at an exercise price equal to fair market value at the date of grant. In addition, the Company has granted warrants to purchase an additional 500 shares to each director at an exercise price equal to fair market value at the date of grant as compensation for each Board meeting attended. In addition, directors are eligible to participate in the Company's 1998 Stock Plan. See " -- Stock Option Plans."



Executive Compensation

     The following tables show annual and long-term compensation paid or accrued by the Company for services rendered for the year ended December 31, 1997 by the Company's Chief Executive Officer and the Company's other executive officers whose salary and bonus exceeded $100,000 in the most recent fiscal year.


                          Summary Compensation Table


                                                                  Annual Compensation
                                                        ---------------------------------------
                                                                                 Other Annual        All Other
Name and Principal Position                              Year       Salary       Compensation       Compensation
-----------------------------------------------------   ------   -----------   ----------------   ---------------
 J. W. Stealey ......................................   1997      $160,000        $  25,380(1)       $     --
  Chairman of the Board and Chief Executive Officer
 Robert L. Pickens ..................................   1997      $114,000                 (2)       $  3,833(3)
  President and Chief Operating Officer
 William J. Kaluza ..................................   1997      $120,000                 (2)       $     --
  Chief Financial Officer, Treasurer and Secretary(4)


------------
(1) Includes $16,832 in payments for an automobile used by Mr. Stealey and $8,548 in club dues.

(2) Perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of salary compensation for the named executive officers.

(3) Represents payments for term life insurance of which certain family members of Mr. Pickens are beneficiaries.


(4) Mr. Kaluza resigned from the Company for personal reasons effective May 21, 1998.

                   Aggregated Fiscal Year-End Option Values



                              Number of Securities Underlying        Value of Unexercised
                               Unexercised Options at Fiscal             In-The-Money
                                         Year-End               Options at Fiscal Year-End (1)
                              -------------------------------   ------------------------------
Name                           Exercisable     Unexercisable     Exercisable     Unexercisable
---------------------------   -------------   ---------------   -------------   --------------
J. W. Stealey .............      206,250         293,750         $1,031,250       $1,468,750
Robert L. Pickens .........       70,813         106,688            354,065          533,440
William J. Kaluza .........       42,188         107,813            168,752          431,252

------------
(1) The value of the options is based upon the difference between the exercise price per share and the estimated fair market value per share at December 31, 1997, as determined by the Board of Directors, multiplied by the number of shares subject to the option.

Employment Agreements

     The Company is party to an employment agreement with each of the named executive officers. The Company entered into employment agreements with J. W. Stealey, Robert L. Pickens and William J. Kaluza, effective January 3, 1995, January 3, 1995 and March 25, 1996, respectively. Mr. Kaluza has resigned from the Company for personal reasons effective May 21, 1998. Each of Mr. Stealey's and Mr. Pickens' employment agreements has an initial term of three years that automatically renews for an additional one year term beginning on the second anniversary of the effective date unless either party provides written notice of intent not to extend the term for an additional year. During the term of employment, the parties may terminate the employment for any reason upon notice.

     If the termination is for any reason other than voluntary termination by the employee or by the Company for cause, the Company will make the following payments to the employee: (i) any unpaid base compensation for services performed prior to the date of termination, (ii) the amount of any accrued annual vacation pay and other accrued but unpaid benefits and (iii) an amount as liquidated damages equal to twice the amount of the employee's (A) annual base salary then in effect; (B) any earned incentive compensation due but unpaid; and (C) such incentive compensation as would have been earned from January 1 of the year of termination through the date of termination pursuant to performance criteria established by the Board of Directors. With respect to Mr. Pickens, the Company's failure to extend his employment agreement for an additional year on an anniversary of the effective date will constitute a termination by the Company without cause.

     If the termination is voluntary by the employee or by the Company for cause, the Company will pay the employee (i) any unpaid compensation for services performed prior to the date of termination, (ii) the amount of any accrued annual vacation pay and (iii) such incentive compensation as would have been earned from January 1 of the year of termination through the date of termination pursuant to performance criteria established by the Board of Directors. Voluntary termination does not include termination by the employee as a result of (i) a material change in the employee's duties, responsibilities or authority, including the sale or other disposition of a substantial part of the business of the Company that would decrease the scope of the employee's position, (ii) failure to obtain the assumption of the obligation to perform the agreement by any successor, (iii) breach of the employment agreement by the Company or (iv) relocation of the employee's office to a location more than fifty (50) miles from the employee's residence or the Company's principal offices.

     The employment agreements each include a non-competition provision, effective during the term of the employment agreement and for a period of one year (two years for Mr. Stealey) following termination of employment, pursuant to which the employee cannot compete with the Company within 250 miles of any location at which the Company maintains its principal administrative headquarters by becoming interested, directly or indirectly, as a partner, officer, director, stockholder, advisor, employee or in any other capacity with any competitive business engaged in the design, manufacture or sale of games used on personal computers. The employment agreements each prohibit disclosure of any confidential information about the Company.


Stock Option Plans

1995 Employees' Incentive Stock Option Plans

     Effective January 2, 1995, the Company adopted two employee incentive stock option plans (the "1995 Plans"). One plan provided for the granting of options to purchase Class A Common Stock which was voting stock, and one plan provided for the granting of options to purchase Class B Common Stock which was non-voting. In connection with the Recapitalization, all options to purchase shares of Class A Common Stock and Class B Common Stock under the 1995 Plans will be automatically converted into options to purchase Common Stock. The 1995 Plans are intended as incentives to induce key employees of the Company to remain in the employ of the Company or of any subsidiary of the Company, and to encourage such employees to own stock in the Company. This purpose is carried out by granting options to purchase shares of Common Stock. The Company may grant incentive stock options ("ISOs") within the meaning of
Section 422 of the Code to eligible participants under the 1995 Plans. The exercise price of an ISO may not be less than 100% of the fair market value of the underlying shares at the time the ISO is granted. An ISO granted must be exercised in whole or in part from time to time within 10 years from date of grant, or such shorter time as specified by the Board of Directors. The aggregate fair market value of the stock for which a participant may exercise incentive options during any calendar year may not exceed $100,000. The Company reserved 2,875,000 shares of Common Stock for issuance upon the exercise of stock options granted pursuant to the 1995 Plans, which number may be adjusted to reflect any stock dividend, stock split, share combination or recapitalization.

     The 1995 Plans are administered by the Board of Directors. The Board has the authority to administer the 1995 Plans and determine, among other things, the interpretation of any provisions of the 1995 Plans, the eligible employees who are to be granted stock options, the number of shares which may be issued and the option exercise price.

     Incentive Stock Options. As of the date of this Prospectus (giving effect to the Recapitalization), the Company had outstanding incentive options to purchase 1,194,295 shares of Common Stock of which options to purchase 570,202 shares were currently exercisable, at exercise prices ranging from $1.00 to $6.00 per share. Incentive stock options vest over time with 20% being first exercisable during the second year after the date of grant with an additional 5% vesting each calendar quarter thereafter. Incentive stock options generally may only be exercised if the participant has been employed by the Company continuously for at least one year as of the last day of the first 12-month period following the date of option grant. The option is only exercisable if the participant is employed by the Company and for limited periods of time after the participant's termination of employment. If the participant ceases to be employed on account of termination by the Company for cause or resignation (other than retirement as defined in the option agreement), the right to exercise any unexercised portion of the option terminates. If the participant is terminated by the Company without cause, the participant shall be entitled to purchase, within three months, option shares equal to an additional 25% of the participant's option shares that were not exercisable as of the termination date. The option becomes immediately and fully exercisable in the event of a change in control. A change in control shall occur if, during any period of 12 consecutive calendar months, any individual who, at the beginning of such period, holds a majority of the Company's issued and outstanding shares of voting stock ceases for any reason to hold a majority of shares; provided, however, it shall not be deemed to be a change in control if the individual ceases to hold a majority of shares because of either the issuance or other transfer of Company voting stock to a director, officer, employee or previous shareholder of the Company or the issuance of voting stock in connection with a financing so long as the individual continues to own at least 20% of the Company's outstanding voting stock and remains an executive officer or director.

     Performance Incentive Stock Options. As of the date of this Prospectus (giving effect to the Recapitalization), the Company had outstanding performance incentive stock options to purchase 501,250 shares of Common Stock, 151,938 of which were currently exercisable, at exercise prices ranging from $1.00 to $2.00 per share. The performance incentive stock options are exercisable during the period commencing from March 31, 1997 and ending March 31, 2005. Performance options vest upon the earlier of the Company's achievement of certain performance standards or seven years from the date of grant. Options are exercisable only in the event the participant is employed by the Company and for limited periods of time after the participant's termination of employment. If the participant ceases to be an employee on account of resignation (other than retirement as defined in the option agreement) or termination for cause, the right to exercise any unexercised portion of the option shall terminate. The option becomes immediately and fully exercisable as of a change in control date. A change in control shall occur if, during any period of 12 consecutive calendar months, any individual who, at the beginning of such period, holds a majority of the Company's issued and outstanding shares of voting stock, ceases for any reason to hold such a majority of outstanding shares.

     1998 Stock Plan. The Company's 1998 Stock Plan (the "Plan") was adopted by the Board of Directors and approved by the shareholders of the Company in May 1998. The Company anticipates that no future grants will be made under the 1995 Plans after the effective date of the Plan. A total of 800,000 shares of Common Stock have been reserved for issuance under the Plan. The Plan provides for grants to employees of the Company of ISOs. In addition, the Plan provides for grants of nonqualified stock options and stock purchase rights to employees, directors and consultants of the Company. The Plan is administered by the Board of Directors or by a committee appointed by the Board. The administrator determines the terms of options and stock purchase rights granted, including the exercise price and the number of shares subject to the option or stock purchase right. The exercise price of incentive stock options granted under the Plan must be at least equal to the fair market value of the Company's Common Stock on the date of grant. The maximum term of options granted under the Plan is 10 years. As of the date of this Prospectus, there were no outstanding options under the Plan.

     In the event of a merger of the Company with or into another corporation, all outstanding options may be assumed or equivalent options substituted by the successor corporation. If the successor corporation does not assume or substitute for outstanding options, such options will automatically become fully vested and exercisable.

     1998 Employee Stock Purchase Plan. The Company's 1998 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Company's Board of Directors and approved by the Company's shareholders in May 1998. The Purchase Plan is intended to qualify under Section 423 of the Code. The Company has reserved 500,000 shares of Common Stock for issuance under the Purchase Plan. Under the Purchase Plan, an eligible employee may purchase shares of Common Stock from the Company at the end of a six-month offering period through payroll deductions of up to 10% of his or her base compensation (excluding bonuses, overtime and sales commissions) not to exceed $25,000 per year, at a price per share equal to 85% of the fair market value of a share of the Company's Common Stock on the last day of the offering period. The maximum number of shares that an employee may purchase in any offering period is 2,500 shares. Each six-month offering period will commence the first day on which the national stock exchanges and the Nasdaq National Market are open for trading on or after May 1 and November 1 of each year, except that the first offering period will begin on the date of the Company's initial public offering and will end on October 31, 1998. In the event of a merger or asset sale, the offering period then in progress will be shortened so that the stock purchases will occur before the date of the merger or sale. Any employee who is customarily employed for at least 20 hours per week and more than five months per calendar year and who is employed on or before the commencement date of an offering period is eligible to participate in the Purchase Plan. As of the date of this Prospectus, there were no outstanding options under the Purchase Plan.


Compensation Committee Interlocks and Insider Participation

     Since the Company began doing business in June 1994, all matters concerning executive compensation have been addressed by the entire Board of Directors. Messrs. Stealey and Pickens are executive officers of the Company and prior to 1997 constituted the entire Board of Directors. On May 6, 1998, the Company established a Compensation Committee which is responsible for the approval of compensation arrangements for the officers of the Company, the review of the Company's compensation plans and the administration of the Company's employee benefit plans.


Limitation of Liability and Indemnification Matters

     As permitted by North Carolina law, Article IX of the Company's Articles of Incorporation provides for the limitation of the personal liability of directors for monetary damages for breach of duty as a director provided that the limitation of liability does not apply to (i) acts or omissions not made in good faith that the director at the time of such breach knew or believed were in conflict with the best interests of the corporation; (ii) any liability under the North Carolina Business Corporation Act for unlawful distributions;
(iii) any transaction from which the director derived an improper personal benefit or (iv) acts or omissions occurring prior to the date the provision became effective.

     The North Carolina Business Corporation Act also contains provisions prescribing the extent to which present or former directors, officers, or employees of a corporation shall or may be indemnified against liabilities which they may incur in those capacities. Under those provisions, the availability or requirement of indemnification or reimbursement of expenses is dependent upon numerous factors, including whether the action is brought by the corporation or by outsiders and the extent to which the potential indemnitee is successful in his defense. The statute also permits a corporation to purchase and maintain insurance on behalf of its directors and officers against liabilities which they may incur in their capacities as such, whether or not the corporation would have the power to indemnify them under other provisions of the statute.

     As permitted by North Carolina law, Article IX of the Bylaws of the Company provides for the indemnification of directors and officers, employees or agents of the Company within the limitations permitted by North Carolina law. It is the position of the Commission that indemnification for liability arising out of violations of the federal securities laws is against public policy and is unenforceable.


                            PRINCIPAL SHAREHOLDERS

     The following table sets forth as of May 22, 1998 (giving retroactive effect to the Recapitalization, see "Description of Securities -- Recapitalization"), and as adjusted to reflect the sale of the 2,800,000 shares offered hereby, certain information known to the Company concerning the beneficial ownership of the Common Stock by (i) each person known by the Company to own beneficially more than five percent of the outstanding Common Stock, (ii) each director of the Company, (iii) each officer of the Company named in the Summary Compensation Table and (iv) all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and investment power with respect to the shares beneficially owned by such person.




             Name and Address                   Number of Shares            Percentage of Outstanding
         of Beneficial Owner (1)             Beneficially Owned (2)       Shares Beneficially Owned (2)
-----------------------------------------   ------------------------   -----------------------------------
                                                                        Before Offering     After Offering
                                                                       -----------------   ---------------
J. W. Stealey ...........................        2,676,452 (3)                38.0%              27.2%
Robert L. Pickens .......................         287,401 (4)                  4.2%               3.0%
William J. Kaluza .......................         107,938 (5)                  1.6%               1.1%
J. Nicholas England .....................         13,500 (6)                     *                  *
David H. Kestel .........................         613,500 (7)                  9.0%               6.4%
W. Joseph McClelland ....................         13,500 (6)                     *                  *
Avi Suriel ..............................        2,058,149 (8)                30.2%              21.4%
Vertical Financial Holdings (9) .........       2,045,649 (10)                30.1%              21.3%
Pampero Limited (11) ....................        460,271 (12)                  6.8%               4.8%
Ludwig Ruppert (13) .....................        460,271 (12)                  6.8%               4.8%
All directors and executive officers as
a group (10 persons) ....................       6,067,458 (14)                81.1%              59.0%


------------
*Less than one percent

(1) The address of each beneficial owner listed is the address of the Company unless otherwise provided.

(2) Based on 6,793,699 shares of Common Stock outstanding prior to this offering and 9,593,699 shares of Common Stock outstanding immediately after this offering. Pursuant to the rules of the Commission, certain shares of the Company's Common Stock that a person has the right to acquire within 60 days of the date hereof pursuant to the exercise of stock options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(3) Includes 236,389 shares subject to warrants exercisable within 60 days of May 22, 1998, and 12,500 shares subject to options exercisable within 60 days of May 22, 1998. Excludes 600,000 shares held in a trust for Mr. Stealey's children over which Mr. Kestel is the trustee. Mr. Stealey has neither voting power nor dispositive power over the shares held in the trust. Mr. Stealey disclaims beneficial ownership of the shares held in the trust.

(4) Includes 13,845 shares subject to warrants exercisable within 60 days of May 22, 1998, and 49,813 shares subject to options exercisable within 60 days of May 22, 1998.

(5) Includes 42,938 shares subject to stock options exercisable within 60 days of May 22, 1998.

(6) Includes 13,500 shares subject to warrants exercisable within 60 days of May 22, 1998.

(7) Includes 13,500 shares subject to warrants exercisable within 60 days of May 22, 1998. Also includes 600,000 shares held in a trust for Mr. Stealey's children over which Mr. Kestel is the trustee. Mr. Kestel has sole voting power and dispositive power over the shares held in the trust. Mr. Kestel disclaims beneficial ownership of the shares held in the trust.

(8) Includes 146,117 shares owned by Suriel Financial Consulting, of which Mr. Suriel is the founder and a principal. Also includes 12,500 shares subject to warrants exercisable within 60 days of May 22, 1998 and 1,899,532 shares of Common Stock beneficially owned by Vertical Financial Holdings. Vertical Financial Holdings has voting power over the shares owned by Suriel Financial Consulting pursuant to a proxy agreement. Mr. Suriel is a Director of Vertical Financial Holdings. Mr. Suriel disclaims beneficial ownership of shares beneficially owned by Vertical Financial Holdings.


(9) Vertical Financial Holdings is beneficially owned by Jacob Agam and Derungs Treuhandgesellschaft AG. Mr. Agam serves as Chairman of Vertical Financial Holdings, and Bruno Derungs, who is the principal of Derungs
    Treuhandgesellschaft AG, serves as its Managing Director. Mr. Suriel and Viscount William Lewisham serve as directors of Vertical Financial Holdings. The address of Vertical Financial Holdings is
    Hambrechtikerstrasse 61, CH-8640 Rapperswil, Switzerland.


(10) Includes 1,647,478 shares owned by the other investors in the Company's Series B Preferred Stock financing over which Vertical Financial Holdings has voting power pursuant to a proxy agreement.


(11) Pampero Limited is owned by Margaretha Dewert, and Ullrich Angersbach is its sole director. The address of Pampero Limited is c/o Vertical Financial Holdings, Hambrechtikerstrasse 61, CH-8640 Rapperswil, Switzerland.

(12) Vertical Financial Holdings has voting power over these shares pursuant to a proxy agreement.

(13) The address of the beneficial owner is c/o Vertical Financial Holdings, Hambrechtikerstrasse 61, CH-8640 Rapperswil, Switzerland.

(14) Includes 303,234 shares subject to warrants exercisable within 60 days of May 22, 1998 and 388,130 shares subject to options exercisable within 60 days of May 22, 1998.



                             CERTAIN TRANSACTIONS

     The Company, Mr. Stealey and Mr. Pickens are parties to a January 3, 1995 Stock Purchase and Stockholder Agreement (the "Co-Sale Agreement"). The Co-Sale Agreement grants Mr. Pickens a co-sale right to participate in any transfer of shares of Common Stock by Mr. Stealey on the same terms and conditions as offered to the third party by Mr. Stealey. The co-sale right entitles Mr. Pickens to participate in such transfer in the same proportion to the number of shares to be sold by Mr. Stealey that the number of shares of Common Stock owned by Mr. Pickens prior to the transfer bears to the number of shares of Common Stock owned by Mr. Stealey prior to the transfer.

     The Company has also entered into a marketing agreement, dated January 3, 1995, with Mr. Stealey, pursuant to which Mr. Stealey makes his T-28 Trojan aircraft and his services as a pilot available to the Company in consideration for which the Company pays all of the expenses to store, operate and maintain such aircraft and to maintain Mr. Stealey's pilot license.

     On March 6, 1995, the Company issued a demand Promissory Note to Mr. Pickens in the principal amount of $600,000 at an annual interest rate of 12%, which increased to 14% on June 30, 1996 because the balance thereunder exceeded $400,000 on that date. In consideration of this loan, the Company issued warrants to Mr. Pickens to purchase 13,845 shares of Common Stock at an exercise price of $1.00 per share. In connection with the Company's Series B Preferred Stock financing, Mr. Pickens, on February 4, 1998, converted the outstanding principal of $600,000 into 132,744 shares of Series C Preferred Stock, which shares will be converted into 132,744 shares of Common Stock in connection with the Recapitalization. Also in connection with the Recapitalization, Mr. Pickens has forgiven $50,000 of the accrued interest outstanding in connection with this loan in payment of the $1.00 per share exercise price of his 50,000 Recapitalization Options. The Company has agreed to pay Mr. Pickens $111,421 of the remaining $183,864 in accrued interest due to him under this loan upon the consummation, and out of the proceeds, of this offering.

     On April 11, 1995, the Company entered into a joint development agreement with NDL for the development of the Company's DEMON technology. J. Nicholas England, a director of the Company, is a director of NDL. To date, the Company has paid $322,500 to NDL for the rights to the technology which includes amounts paid pursuant to a royalty of 1% of net sales based on products that incorporate the DEMON technology.

     On December 4, 1995, the Company entered into a leasehold agreement with Southport Business Park Limited Partnership ("Southport") for the Company's principal executive offices located at 215 Southport Drive in Morrisville, North Carolina. The term of the lease is for a period of five years commencing April 1, 1996 at a monthly rent of $13,962, subject to adjustment in certain circumstances. J. W. Stealey has executed a personal guarantee in favor of Southport in connection with the leasehold agreement.

     Since the Company's inception, Mr. Stealey has executed several personal guaranties and pledges of personal collateral in favor of BB&T, one of the Company's primary bank creditors, in connection with revolving and term loans extended by BB&T to the Company. On January 24, 1997, the Company issued a $2,500,000 Promissory Note to BB&T secured by Mr. Stealey's guarantee and pledge of collateral. The January 24, 1997 note has been paid in full, and Mr. Stealey's guarantee and pledge in respect thereof have been extinguished. On August 25, 1997, the Company issued a $2,750,000 Promissory Note to BB&T secured by Mr. Stealey's guarantee and pledge of collateral in replacement of the January 24, 1997 note. On November 25, 1997, the Company issued a $250,000 Promissory Note to BB&T secured by Mr. Stealey's guarantee and pledge of collateral. The November 25, 1997 note has been paid in full, and Mr. Stealey's guarantee and pledge in respect thereof have been extinguished. On March 27, 1998, the Company issued a $250,000 Promissory Note to BB&T secured by Mr. Stealey's guarantee and pledge of collateral. In connection with his guaranties to BB&T, the Company is obligated to pay Mr. Stealey a fee equal to 6% per annum of the indebtedness borrowed. As of March 31, 1998, the Company owed Mr. Stealey an aggregate of $210,284 in consideration of his guaranties to BB&T.

     On May 20, 1996, the Company issued a Promissory Note to Mr. Stealey in the principal amount of $1,000,000, payable on November 17, 1996, with interest at the annual rate of 15%, increasing to 17% if the Company did not repay Mr. Stealey by November 17, 1996. In connection with this loan, the Company issued warrants to Mr. Stealey to purchase 25,000 shares of Common Stock at a price of $2.00 per share. Under the original terms of the note, if the note was not repaid by November 17, 1996, the Company was obligated to issue additional warrants to Mr. Stealey to purchase 25,000 shares of Common Stock per 180 days prorated over the time until repayment occurred. On March 20, 1997, in connection with a loan to the Company made by Petra, Mr. Stealey waived his right under the note to accrue additional warrants after November 16, 1997. On February 4, 1998, in connection with the Company's Series B Preferred Stock financing, Mr. Stealey converted the $1,000,000 principal outstanding under the May 20, 1996 note into 221,239 shares of Common Stock. In connection with the Recapitalization, Mr. Stealey has forgiven $268,750 of the accrued interest outstanding under this note in payment of the $1.00 per share exercise price of his 268,750 Recapitalization Options. The Company remains obligated to pay Mr. Stealey approximately $3,451 in interest that accrued under this note through February 4, 1998.

     On July 10, 1996, the Company issued a Promissory Note to Mr. Stealey in the principal amount of $1,000,000, payable on January 6, 1997, with interest at the annual rate of 15%, increasing to 17% if the Company did not repay Mr. Stealey by January 6, 1997. In connection with this loan, the Company issued warrants to Mr. Stealey to purchase 50,000 shares of Common Stock at a price of $6.00 per share. Under the original terms of the note, if the note was not repaid by January 6, 1997, the Company was obligated to issue additional warrants to Mr. Stealey to purchase 250,000 shares of Common Stock per 180 days prorated over the time until repayment occurred. On March 20, 1997, in connection with a loan to the Company by Petra, Mr. Stealey waived his right under the note to accrue additional warrants after January 6, 1998. On February 4, 1998, in connection with the Company's Series B Preferred Stock financing, Mr. Stealey converted the $1,000,000 principal outstanding under the July 10, 1996 note into 221,239 shares of Common Stock. The Company remains obligated to pay Mr. Stealey approximately $234,729 in interest that accrued under this note through February 4, 1998.

     The Company has agreed to pay Mr. Stealey $371,404 of the remaining $448,464 in accrued interest due to him as of March 31, 1998 in connection with his loans and guaranties upon the consummation, and out of the proceeds, of this offering.

     The Company has borrowed approximately $870,000 from Laura M. Stealey, the former wife of Mr. Stealey, under a $1,000,000 credit line established by Ms. Stealey in favor of the Company, which is guaranteed by Mr. Stealey, pursuant to a Letter Agreement dated October 31, 1996. In consideration of the credit line, the Company granted to Ms. Stealey a warrant exercisable for 14,948 shares of Common Stock at a purchase price of $5.82 per share. On March 24, 1997, in connection with a loan to the Company by Petra, Ms. Stealey waived her right to convert debt under the credit line into shares of the Company's Common Stock. The Company has agreed to repay the entire principal amount, plus the $117,175 in accrued interest thereon through March 31, 1998, of this credit line upon the consummation, and out of the proceeds, of this offering.

     On February 4, 1998, Vertical Financial Holdings, Suriel Financial Consulting and several other investors purchased an aggregate of 778,746 shares of the Company's Series B Preferred Stock for $3,500,000. Mr. Suriel, a director of the Company, is a Director of Vertical Financial Holdings and founder and a principal of Suriel Financial Consulting. All of the Series B Preferred Stock investors have signed a proxy agreement with Vertical Financial Holdings granting Vertical Financial Holdings voting rights with respect to their shares. In connection with the Recapitalization, the 778,746 shares of Series B Preferred Stock will convert into 2,045,649 shares of Common Stock.

     The Company and General Capital, an affiliate of Vertical Financial Holdings, have also signed a Marketing Agreement dated February 4, 1998, pursuant to which the Company is obligated to pay $400,000 to General Capital for marketing services when the Company's shareholders' equity equals or exceeds $5,000,000. The Company will satisfy such obligation upon the consummation, and out of the proceeds, of this offering.


                           DESCRIPTION OF SECURITIES

Recapitalization


     On May 26, 1998, the shareholders of the Company approved the reincorporation of the Company, a Maryland corporation, in North Carolina by adopting and approving an agreement and plan of merger pursuant to which the Company merged with and into a wholly-owned subsidiary incorporated in North Carolina to effect the reincorporation on July 1, 1998.


     In addition, the shareholders of the Company have agreed to the effectuation of the following Recapitalization of the Company on or prior to the consummation of this offering:

          (i) Oberlin and Petra have agreed to exercise their warrants (the "Recapitalization Warrants") for the purchase of 208,946 and 307,823 shares of Class A Common Stock, respectively, for cash proceeds to the Company of $10,335;

          (ii) Messrs. Stealey, Pickens and Kaluza have exercised certain of their stock options (the "Recapitalization Options") for the purchase of 268,750 shares of Class A Common Stock, 50,000 shares of Class B Common Stock and 45,000 shares of Class B Common Stock, respectively, through the forgiveness of $268,750 of accrued interest expense, the forgiveness of $50,000 of accrued interest expense and a cash payment of $90,000, respectively; and


          (iii) all 3,931,215 shares of Class A Common Stock (voting) and 601,457 shares of Class B Common Stock (non-voting) of the Company, including the shares issued in connection with (i) and (ii) above, will be exchanged for 4,532,672 shares of Common Stock, all 82,634 shares of Series A Convertible Preferred Stock will be converted into 82,634 shares of Common Stock, all 778,746 shares of Series B Convertible Preferred Stock will be converted into 2,045,649 shares of Common Stock and all 132,744 shares of Series C Convertible Preferred Stock will be converted into 132,744 shares of Common Stock.


     Once converted, all shares of Preferred Stock will be cancelled and will return to the status of authorized but unissued shares of the Company's Preferred Stock. Shares of authorized but unissued, or previously issued and subsequently cancelled, Preferred Stock may be issued without shareholder approval for any general corporate purpose, including acquisitions.


Common Stock

     As of the date of this Prospectus, the Company has authorized 50,000,000 shares of Common Stock, $.10 par value per share. As of the date of this Prospectus (giving effect to the Recapitalization), 6,793,699 shares of Common Stock were issued and outstanding and held of record by 99 shareholders. Holders of Common Stock are entitled to one vote for each share held on matters which are submitted to a vote of shareholders and are not entitled to cumulative voting in the election of directors. Subject to any preferential rights of holders of Preferred Stock, holders of Common Stock are entitled to receive dividends, if any, as declared from time to time by the Board of Directors out of assets legally available for such purpose. On liquidation, holders of Common Stock are entitled to a pro rata portion of all assets available for distribution after payment of creditors and the liquidation preference of any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive rights or other rights to subscribe for additional shares. All outstanding shares of Common Stock are, and the shares offered hereby will be, upon issuance, validly issued, fully paid and non-assessable.


Preferred Stock


     As of the date of this Prospectus, the Company has authorized 25,000,000 shares of Preferred Stock, $.10 par value per share, and (giving effect to the Recapitalization) there are no shares of Preferred Stock outstanding. The Company may issue shares of Preferred Stock in one or more series as may be determined by the Company's Board of Directors, who may establish, from time to time, the number of shares to be included in each series, may fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and may increase or decrease the number of shares of any such series without any further vote or action by the shareholders. Any Preferred Stock so issued by the Board of Directors may rank senior to the Common Stock with respect to the payment of dividends or upon liquidation, dissolution or winding up of the Company, or both. In addition, any such shares of Preferred Stock may have class or series voting rights. Under certain circumstances, the issuance of Preferred Stock or the existence of the unissued Preferred Stock may tend to discourage or render more difficult a merger or other change in control of the Company.



Warrants


     As of the date of this Prospectus (giving effect to the Recapitalization) the Company has outstanding warrants to purchase: (a) 73,845 shares of Common Stock at an exercise price of $1.00, which expire on March 6, 2001; (b) 77,646 shares at exercise prices which vary in accordance with formulas set forth in the applicable warrant agreements (ranging from $0.49 to $3.91 per share, as of the date of this Prospectus and giving effect to the Recapitalization), each of which expire on March 6, 2001; (c) 75,694 shares at an exercise price of $2.00 per share, which expire on May 20, 2003; (d) 100,695 shares at an exercise price of $6.00 per share, which expire on July 10, 2003; (e) 22,058 shares at an exercise price of $4.53 per share, which expire on July 15, 1999; (f) 14,949 shares at an exercise price of $5.82 per share, which expire on December 31, 2003; (g) 53,000 shares at an exercise price of $6.00 per share, which expire on December 31, 2004; (h) 16,667 shares at an exercise price of $6.00 per share, which expire on February 4, 2005; and (i) 15,000 shares at an exercise price of $8.00 per share, which expire on March 20, 2003.



Certain Articles of Incorporation and Bylaws Provisions Having Potential Anti-Takeover Effects


     General

     A number of provisions of the Company's Articles of Incorporation and Bylaws address matters of corporate governance and the rights of shareholders. The following summary of such provisions is not intended to be complete and is qualified in all respects by the Company's Articles of Incorporation and Bylaws. Certain of these provisions, as well as the ability of the Board of Directors to issue shares of Preferred Stock and to set the voting rights, preferences and other terms thereof, may delay or prevent takeover attempts not first approved by the Board of Directors (including takeovers which certain shareholders may deem to be in their best interests). These provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by shareholders.


     Classification of Board of Directors

     The Board of Directors currently consists of five members. The Articles of Incorporation provide that if the size of the Board increases to nine or more members, the Board of Directors of the Company will be divided into three classes as nearly equal in number as possible. The directors of each class will serve a term of three years. As a result of a classification of the Board of Directors, approximately one-third of the members of the Board of Directors will be elected each year, and two annual meetings will be required for the Company's shareholders to change a majority of the members constituting the Board of Directors.


     Nomination and Removal of Directors; Filling Vacancies

     The Company's Bylaws provide that nominations to the Board of Directors may only be made by the Board of Directors, a nominating committee of the Board or by any shareholder entitled to vote in elections of directors who complies with certain notice procedures. In addition, the Articles of Incorporation and Bylaws provide that a director may be removed by the shareholders only upon the affirmative vote of the holders of two-thirds of the voting power of all shares of capital stock entitled to vote generally in the election of directors, and the Bylaws specify that vacancies on the Board of Directors may be filled only by the Board of Directors. The purpose of these provisions is to prevent a majority shareholder from circumventing the classified board system by removing directors and filling the vacancies with new individuals selected by that shareholder. Accordingly, these provisions may have the effect of impeding efforts to gain control of the Board by anyone who obtains a controlling interest in the Company's Common Stock.


     Amendment of Articles of Incorporation

     The Articles of Incorporation of the Company provide that amendments to the Articles of Incorporation may be adopted only upon the affirmative vote of the holders of at least two-thirds of the voting power of all shares of capital stock of the Company entitled to vote thereon. However, if such amendment has received the prior approval by an affirmative vote of a majority of Disinterested Directors, as defined below, then the affirmative vote of the holders of at least a majority of the voting power of all shares of capital stock of the Company entitled to vote thereon, or such greater percentage approval as required by North Carolina law, is sufficient to adopt such amendment. A Disinterested Director is defined as any member of the Board of Directors who is unaffiliated with, and not a nominee of, a Control Person, as defined below, and was a member of the Board of Directors prior to the time a Control Person became such, and any successor of a Disinterested Director who is unaffiliated with, and not a nominee of, a Control Person, who is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors. A Control Person is defined as any corporation, person, group, or other entity, which together with its affiliates, prior to a Business Combination, as defined below, beneficially owns 10% or more of the shares of any class of equity or convertible securities of the Company, and any affiliate of any such corporation, person, group, or other entity; provided, however, any corporation, person, group or other entity which, together with its affiliates, prior to June 30, 1998 beneficially owned 10% or more of the shares of any class of equity or convertible securities of the Company, and any affiliate of any such party is not considered to be a Control Person.


     Amendment of Bylaws

     Subject to certain restrictions described below, either the Board of Directors or the shareholders of the Company may amend the Company's Bylaws. The Board of Directors may amend the Bylaws and adopt new Bylaws except that:
(i) a bylaw adopted or amended by the shareholders may not be readopted, amended, or repealed by the Board of Directors if neither the Articles of Incorporation nor a bylaw adopted by the shareholders authorizes the Board of Directors to adopt, amend, or repeal that particular bylaw or the Bylaws generally; (ii) a bylaw that fixes a greater quorum or voting requirement for the Board of Directors may not be adopted by the Board of Directors by a vote of less than a majority of the directors then in office and may not itself be amended by a quorum or vote of directors less than the quorum or vote therein prescribed or prescribed by a bylaw adopted or amended by the shareholders; and
(iii) if a bylaw fixing a greater quorum or voting requirement for the Board of Directors is originally adopted by the shareholders, it may be amended or repealed only by the shareholders, unless the Bylaws permit amendment or repeal by the Board of Directors. The shareholders of the Company generally may adopt, amend, or repeal the Bylaws upon the affirmative vote of the holders of two-thirds of the voting power of all shares of capital stock entitled to vote thereon.


     Supermajority Vote Requirement

     The Articles of Incorporation of the Company provide that, unless otherwise more restrictively required by applicable law, any Business Combination, as defined below, must be approved by a majority of a quorum of the Board of Directors and must receive the level of shareholder approval, if any, as follows: (i) to the extent shareholder approval is otherwise required by law, by an affirmative vote of the shareholders holding at least a majority of the shares of capital stock of the Company entitled to vote thereon, provided that such Business Combination has been approved by an affirmative vote of at least two-thirds of the full Board of Directors before such Business Combination is submitted for approval to the shareholders or (ii) by an affirmative vote of the shareholders holding at least two-thirds of the shares of capital stock of the Company entitled to vote thereon provided that such Business Combination has been approved by an affirmative vote of at least a majority of a quorum of the Board of Directors (but less than two-thirds of the full Board of Directors). In addition, if the Business Combination is approved by the affirmative vote of the shareholders holding at least two-thirds of the shares of Common Stock entitled to vote and by a majority of a quorum of the Board of Directors but less than two-thirds of the full Board of Directors, the Business Combination must grant to shareholders not voting to approve the Business Combination certain "fair price" rights.

     The Company's Articles of Incorporation define a Business Combination as
(i) any merger or consolidation of the Company into any other corporation, person, group, or other entity where the Company is not the surviving or resulting entity; (ii) any merger or consolidation of the Company with or into any Control Person or with any corporation, person, group or other entity where the merger or consolidation is proposed by or on behalf of a Control Person;
(iii) any sale, lease, exchange, or other disposition of all or substantially all of the assets of the Company; (iv) any sale, lease, exchange, or other disposition of more than 10% of the total assets of the Company to a Control Person; (v) the issuance of any securities of the Company to a Control Person;
(vi) the acquisition by the Company of any securities of a Control Person unless such acquisition begins prior to the person becoming a Control Person or is an attempt to prevent the Control Person from obtaining greater control of the Company; (vii) the acquisition by the Company of all or substantially all of the assets of any Control Person or any entity where the acquisition is proposed by or on behalf of a Control Person; (viii) the adoption of any plan or proposal for the liquidation or dissolution of the Company which is proposed by or on behalf of a Control Person; (ix) any reclassification of securities or recapitalization of the Company which has the effect of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Company which is beneficially owned or controlled by a Control Person; (x) any of the above transactions which are between the Company and any of its subsidiaries and which are proposed by or on behalf of any Control Person; or (xi) any agreement, plan, contract, or other arrangement providing for any of the above transactions.

     The requirement of a supermajority vote of shareholders to approve certain business transactions, as described above, may discourage a change in control of the Company by allowing shareholders holding less than a majority of the shares of Common Stock to prevent a transaction favored by shareholders holding a majority of such shares. Also, in some circumstances, the Board of Directors could cause a two-thirds vote to be required to approve a transaction thereby enabling management to retain control over the affairs of the Company and their positions with the Company.


     Fair Price Provision

     The "fair price" provision of the Company's Articles of Incorporation applies to Business Combinations that have not received the approval of two-thirds of the full Board of Directors and only to shareholders who vote against such Business Combinations and who elect to sell their shares to the Company for cash at their fair price. This "fair price" provision requires that the consideration for such shares be paid in cash by the Company and that the price per share be at least equal to the greater of the following:

   (i) The highest price per share paid for the Company's Common Stock during the four years immediately preceding the Business Combination vote by any shareholder who beneficially owned five percent or more of the Company's Common Stock and who votes in favor of the Business Combination;

   (ii) The cash value of the highest price per share previously offered pursuant to a tender offer to the shareholders of the Company within the four years immediately preceding the Business Combination vote; or

   (iii) The highest price per share, including commissions and fees, paid by a Control Person in acquiring any of its holdings of the Company's Common Stock.

     The fair price provision is intended to prevent some of the potential inequities of two-step takeover attempts by encouraging negotiations with the Company. However, some shareholders may find the fair price provision disadvantageous to the extent it discourages changes in control in which shareholders might receive for at least some of their shares a substantial premium above the market price at the time an acquisition transaction is made.

     The Company is not aware of any pending or threatened effort to acquire control of the Company or to change management. The Board of Directors does not presently intend to propose any additional anti-takeover provisions.


     Constituencies

     The Company's Articles of Incorporation expressly authorize the Board of Directors of the Company, any committee of the Board of Directors, or any individual director in determining what is in the best interest of the Company and its shareholders, to consider, in addition to the long-term and short-term interests of the shareholders, the social and economic effects of the matter to be considered on the Company and its subsidiaries, their employees, clients, creditors, and the communities in which the Company and its subsidiaries operate or are located. When evaluating a business combination or a proposal by another person to make a business combination or a tender offer or any other proposal relating to a potential change in control of the Company, the Board of Directors may consider such matters as (i) the business and financial condition and earnings prospects of the acquiring person, and the possible effect of such condition upon the Company and its subsidiaries and the communities in which the Company and its subsidiaries operate, (ii) the competence, experience, and integrity of the acquiring person and its management and (iii) the prospects for successful conclusion of the business combination, offer or proposal. The consideration of any of the above factors is completely discretionary with the Company's Board of Directors. The constituency provision of the Company's Articles of Incorporation may discourage or make more difficult certain acquisition proposals or business combinations and therefore, may adversely affect the ability of shareholders to benefit from certain transactions opposed by the Company's Board of Directors.


     Special Meetings of Shareholders

     The Company's Bylaws provide that special meetings of shareholders may be called only by the Board of Directors, the Chairman of the Board, the President or holders of 20% or more of the voting power of the outstanding shares of the Company. As a result, this provision would prevent shareholders owning less than 20% of the voting power of the outstanding Common Stock from compelling shareholder consideration of any proposal (such as a proposal for a Business Combination) over the opposition of the Company's Board of Directors.


     Shareholder Proposals

     The Company's Bylaws provide that shareholders who desire to bring any business before a meeting of shareholders must follow specified procedures, including advance written notice to the Company. The shareholder proposal provision may make it more difficult for shareholder proposals to be considered at shareholder meetings.


Transfer Agent

     The Company's transfer agent and registrar for its Common Stock is Wachovia Bank and Trust Company, 301 North Church Street, 2nd Floor, Winston-Salem, North Carolina 27102.


                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon consummation of this offering, the Company will have 9,593,699 shares of Common Stock outstanding (10,013,699 shares if the Representatives' over-allotment option is exercised in full), of which the 2,800,000 shares offered hereby will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act, which will be subject to the resale limitations imposed by Rule 144, as described below. The remaining 6,793,699 shares of Common Stock outstanding will be "restricted securities" within the meaning of Rule 144. Approximately 3,606,955 shares of the restricted securities will be eligible for sale in the public market in accordance with Rule 144 or Rule 701 under the Securities Act beginning 90 days after the date of this Prospectus; 2,323,504 of these shares are subject to the lock-up agreements described below (the "Lock-Up Agreements"). The remaining 3,186,744 restricted securities will not be eligible for resale under Rule 144 until after the expiration of a one-year holding period (or for such shorter period as any amendments to Rule 144 shall provide) from the date such restricted securities were acquired from the Company or an affiliate, and may be resold in the public market only in compliance with the registration requirements of the Securities Act or pursuant to a valid exemption therefrom.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated), including a person who may be deemed an "affiliate" of the Company, who has beneficially owned restricted securities for at least one year may sell a number of shares within any three-month period which does not exceed the greater of (i) 1% of the then outstanding shares of the Company's Common Stock (approximately 95,936 shares after this offering) or (ii) the average weekly trading volume in the Company's Common Stock in the four calendar weeks immediately preceding such sale. Sales under Rule 144 also are subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. A person who is not an affiliate of the issuer, has not been an affiliate within three months prior to the sale and has owned the restricted securities for at least two years is entitled to sell such shares under Rule 144(k) without regard to any of the limitations described above.

     Beginning 90 days after the date of this Prospectus, certain shares issued or issuable upon the exercise of options granted by the Company or acquired pursuant to the 1995 Plans prior to the date of this Prospectus also will be eligible for sale in the public market pursuant to Rule 701 under the Securities Act. In general, Rule 701 permits resales of shares issued pursuant to certain compensatory benefit plans and contracts commencing 90 days after the issuer becomes subject to the reporting requirements of the Exchange Act in reliance upon Rule 144, but without compliance with certain restrictions of Rule 144, including the holding period requirements. The Company has granted options under the 1995 Plans covering 1,695,545 shares of Common Stock which have not been exercised and which become exercisable at various times in the future; 994,124 shares of Common Stock issued upon the exercise of certain of these options will be eligible for sale pursuant to Rule 701 provided that the conditions of Rule 701 have been satisfied.

     In addition to shares issuable pursuant to the exercise of outstanding options, the Company has reserved additional shares for issuance under the Plan, the Purchase Plan and outstanding warrants. When issued, these shares may only be sold within the limitations of Rule 144 or pursuant to registration under the Securities Act. The Company intends to file a registration statement covering shares of Common Stock to be acquired pursuant to the exercise of options granted under the Plan, the Purchase Plan and the 1995 Plans, however, the Company has agreed not to file any registration statement for a period of nine months after the date of this Prospectus without the prior written consent of BlueStone. Once such a registration statement becomes effective, persons acquiring shares pursuant to the exercise of options granted under the Plan, the Purchase Plan and the 1995 Plans, including affiliates, will be able to sell the shares in the public market without regard to the one-year holding period of Rule 144.

     The executive officers, directors and substantially all of the 1% or greater shareholders of the Company have agreed, pursuant to the Lock-Up Agreements, that they will not, without the prior written consent of BlueStone, offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, for a period of nine months after the date of this Prospectus. See "Underwriting."


Registration Rights

     The Company has granted piggyback registration rights with respect to an aggregate of 3,241,304 shares of Common Stock outstanding as of the closing of this offering or purchasable upon the exercise of outstanding warrants to the following investors: the former Series B Preferred Stock shareholders, Oberlin, Petra, the former shareholders of ICI, High Point Capital, LLC, Ostrander, Burch & Company, Inc. and Venture Lending (a division of Cupertino National Bank and Trust) (collectively, the "Rights Holders"). In general, if the Company proposes to register shares of Common Stock on a registration form suitable for secondary offerings, the Company must at its cost and expense use its best efforts to include in the registration statement certain shares of the Rights Holders. However, in an underwritten offering, if a greater number of shares is offered for participation than, in the opinion of the underwriters, is compatible with the success of the offering, the number of shares shall be reduced in accordance with the priorities established in the various agreements between the Company and the Rights Holders. Securities to be offered by the Company on its own behalf are entitled to first priority.

     The Company also granted demand registration rights to (i) the former Series B Preferred Stock shareholders, who, for up to five years following the consummation of this offering, are entitled to a maximum of two demand registrations (excluding registrations on Form S-3) beginning 180 days after the effectiveness of this offering and a maximum of two demand registrations on Form S-3 in any 12-month period, and (ii) Petra, which is entitled to two demand registrations beginning 180 days after this offering. In the event that either the former Series B Preferred Stock shareholders or Petra exercises demand registration rights, the Company is obligated at its cost and expense to use its best efforts to file a registration statement registering the shares of Common Stock covered by such demand registration rights. All of the foregoing registration rights holders have agreed to waive such rights, and the Company has agreed not to file any registration statement, for a period of nine months after the date of this Prospectus without the prior written consent of BlueStone.

     In addition, the Company will provide the Representatives with a one-time demand registration right and unlimited piggyback registration rights with respect to the 280,000 shares of Common Stock underlying the Representatives' Warrants. See "Underwriting."



                                 UNDERWRITING

     The underwriters named below (collectively, the "Underwriters"), for which BlueStone Capital Partners, L.P. ("BlueStone") and Ferris, Baker Watts, Incorporated are acting as representatives (the "Representatives"), have agreed severally, not jointly, subject to the terms and conditions contained in the underwriting agreement between the Company and the Underwriters (the "Underwriting Agreement"), to purchase from the Company, and the Company has agreed to sell to the several Underwriters, the 2,800,000 shares of Common Stock offered hereby. The number of shares of Common Stock that each Underwriter has agreed to purchase is set forth opposite its name below:



                 Underwriter                     Number of Shares
---------------------------------------------   -----------------
 BlueStone Capital Partners, L.P. ...........
 Ferris, Baker Watts, Incorporated ..........
    Total ...................................
                                                =================


     The Underwriters are committed on a "firm commitment" basis to purchase and pay for all of the shares of Common Stock offered hereby (other than shares offered pursuant to the over-allotment option) if any shares are purchased. The shares of Common Stock are being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to approval of certain legal matters by counsel and to certain other conditions.

     Through the Representatives, the several Underwriters have advised the Company that they propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus. The Underwriters may allow to certain dealers who are members of the National Association of Securities Dealers, Inc. ("NASD") concessions, not in excess of
$    per share, of which not in excess of $    per share may be reallowed to
other dealers who are members of the NASD.


     The Company has granted the Representatives an option, exercisable for 45 days following the date of this Prospectus, to purchase up to 420,000 additional shares of Common Stock at the public offering price set forth on the cover page of this Prospectus, less the underwriting discounts and commissions. The Representatives may exercise this option in whole or, from time to time, in part, solely for the purpose of covering over-allotments, if any, made in connection with the sale of the shares of Common Stock offered hereby.

     The Company has agreed to reimburse BlueStone for costs, fees and expenses customarily incurred by an underwriter during the registration process, including legal fees and all costs associated with marketing and selling the offering. The Company has also agreed to pay all expenses in connection with qualifying the shares of Common Stock offered hereby for sale under the laws of such states as the Representatives may designate, including expenses of counsel retained for such purpose by the Representatives.

     The Company has agreed to issue to the Representatives and their designees, for an aggregate of $280, the Representatives' Warrants to purchase
up to 280,000 shares of Common Stock, at an exercise price of $    per share
(120% of the public offering price per share). The Representatives' Warrants may not be transferred for one year following the date of this Prospectus, except to the officers and partners of the Representatives or the Underwriters or members of the selling group, and are exercisable at any time, and from time to time, during the four-year period commencing one year following the date of this Prospectus (the "Warrant Exercise Term").

During the Warrant Exercise Term, the holders of the Representatives' Warrants are given, at nominal cost, the opportunity to profit from a rise in the market price of the Common Stock. To the extent that the Representatives' Warrants are exercised or exchanged, dilution to the interests of the Company's shareholders will occur. Further, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of the Representatives' Warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the Representatives' Warrants. Any profit realized by the Representatives on the sale of the Representatives' Warrants or the underlying shares of Common Stock may be deemed additional underwriting compensation. Subject to certain limitations and exclusions, the Company has agreed to register, at the request of the holders of a majority of the Representatives' Warrants and at the Company's expense, the Representatives' Warrants and the shares of Common Stock underlying the Representatives' Warrants under the Securities Act on one occasion during the Warrant Exercise Term and to include such Representatives' Warrants and such underlying shares in any appropriate registration statement that is filed by the Company during the seven years following the date of this Prospectus.

     All of the Company's officers, directors and certain shareholders beneficially owning 1% or more of the Common Stock have agreed that, for the nine-month period following the date of this Prospectus, they will not, without the prior written consent of BlueStone, directly or indirectly, sell, offer for sale, transfer, pledge or otherwise dispose of, any securities of the Company or exercise any registration rights relating to any securities of the Company.

     The Representatives have informed the Company that the Underwriters do not intend to confirm sales in excess of 3% of the number of shares of Common Stock offered hereby to discretionary accounts.

     The Company has agreed to indemnify the Underwriters against certain civil liabilities in connection with the Registration Statement of which this Prospectus forms a part, including liabilities under the Securities Act.

     Prior to this offering, there has been no public market for the Common Stock. Consequently, the initial public offering price of the shares of Common Stock has been determined by negotiation between the Company and the Representatives and is not necessarily related to the Company's asset value, net worth or other established criteria of value. Among the factors considered in determining the offering price are the Company's financial condition and prospects, management, market prices of similar securities of comparable publicly-traded companies, certain financial and operating information of companies engaged in activities similar to those of the Company and the general condition of the securities market.

     In connection with this offering, the Underwriters may purchase and sell the Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created by the Underwriters in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Common Stock; and syndicate short positions created by the Underwriters involve the sale by the Underwriters of a greater number of securities than they are required to purchase from the Company in the offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate Underwriters if such shares of Common Stock are repurchased by the syndicate Underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on Nasdaq, the over-the-counter market or otherwise.

     The Underwriters may also place bids or purchase shares to reduce a short position created in connection with the offering. Short positions are created by persons who sell shares which they do not own in anticipation of purchasing shares at a lower price in the market to deliver in connection with the earlier sale. Short positions tend to place downward pressure on the market price of a stock.

     The Representatives and/or the Underwriters may impose a penalty bid by reclaiming the selling concession to be paid to an Underwriter or selected dealer when the securities sold by the Underwriter or selected dealer are purchased to reduce a short position created in connection with the offering.

     BlueStone was organized and registered as a broker-dealer with the Commission and the NASD in March 1996. Although, since its organization, BlueStone has engaged in the investment banking business and its principals have had significant experience in the underwriting of securities in their capacities with other broker-dealers, this offering will constitute one of the first public offerings for which BlueStone has acted as lead manager.


                                 LEGAL MATTERS

     Certain legal matters in connection with this offering will be passed upon for the Company by Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., Raleigh, North Carolina. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Tenzer Greenblatt LLP, New York, New York.


                                    EXPERTS

     The consolidated financial statements of the Company at December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997 appearing in this Prospectus and the Registration Statement have been audited by Ernst & Young LLP independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                            ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form SB-2 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the shares of Common Stock offered hereby. Statements contained herein concerning the provisions of any documents are not necessarily complete; and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. As of the date of this Prospectus, the Company will become subject to the informational requirements of the Exchange Act and the rules and regulations thereunder, and in accordance therewith, will file reports, proxy and information statements, and other information with the Commission. The Registration Statement, including exhibits and schedules filed therewith, and the Company's reports, proxy and information statements and, other information filed by the Company with the Commission, may be inspected without charge at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, or at its Regional Offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and copies of all or any part of the Registration Statement can be obtained from such offices at prescribed rates. The Commission maintains an Internet web site at http://www.sec.gov that will contain reports, proxy and information statements and other information regarding the Company.

                            INTERACTIVE MAGIC, INC.



                       CONSOLIDATED FINANCIAL STATEMENTS

                 Years ended December 31, 1995, 1996 and 1997


                                   Contents


Report of Independent Auditors ...........................   F-2
Consolidated Financial Statements
Consolidated Balance Sheets ..............................   F-3
Consolidated Statements of Operations ....................   F-4
Consolidated Statements of Stockholders' Deficit .........   F-5
Consolidated Statements of Cash Flows ....................   F-6
Notes to Consolidated Financial Statements ...............   F-7

                        REPORT OF INDEPENDENT AUDITORS


THE BOARD OF DIRECTORS AND SHAREHOLDERS
INTERACTIVE MAGIC, INC.

     We have audited the accompanying consolidated balance sheets of Interactive Magic, Inc. (the "Company") as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Interactive Magic, Inc. at December 31, 1996 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.







                                                       Ernst & Young LLP

Raleigh, North Carolina
May 6, 1998

                            INTERACTIVE MAGIC, INC.

                          CONSOLIDATED BALANCE SHEETS
                       (In thousands, except share data)


                                                                                                                   Pro Forma
                                                                                                                    Balance
                                                                                                                     Sheet
                                                                                 December 31,                      (Note 3)
                                                                            -----------------------   March 31,    March 31,
                                                                               1996        1997         1998         1998
                                                                            ---------- ------------ ------------ ------------
                                                                                                           (unaudited)
                                   ASSETS
Current assets:
 Cash and cash equivalents ................................................  $    292   $     384    $     116    $     216
 Trade receivables, net of allowances of $2,700, $3,650 and $2,707,
   respectively ...........................................................     1,168       2,920        4,618        4,618
 Inventories ..............................................................       410         637          765          765
 Advance royalties ........................................................       815       1,989        1,622        1,622
 Software development costs ...............................................       152         425          758          758
 Prepaid expenses and other ...............................................        65         109          114          114
                                                                             --------   ---------    ---------    ---------
Total current assets ......................................................     2,902       6,464        7,993        8,093
Property and equipment, net ...............................................     1,229       1,196        1,158        1,158
Other noncurrent assets:
 Advance royalties, less current portion ..................................       263          --           --           --
 Other ....................................................................       170          87           60           60
                                                                             --------   ---------    ---------    ---------
                                                                                  433          87           60           60
                                                                             --------   ---------    ---------    ---------
Total assets ..............................................................  $  4,564   $   7,747    $   9,211    $   9,311
                                                                             ========   =========    =========    =========
                      LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
 Accounts payable and accrued expenses ....................................  $  1,576   $   2,776    $   2,942    $   2,942
 Royalties and commissions payable ........................................       484         858          935          935
 Lines of credit ..........................................................     3,514       3,983        2,557        2,557
 Current portion of long-term debt ........................................        --         745          725          725
 Current portion of capital lease obligations .............................        61          35           35           35
                                                                             --------   ---------    ---------    ---------
Total current liabilities .................................................     5,635       8,397        7,194        7,194
Noncurrent liabilities:
 Accrued interest payable to related parties ..............................       334         982        1,089          770
 Long-term debt, less current portion .....................................       493       3,759        3,791        3,791
 Capital lease obligations ................................................        80          38           26           26
 Notes payable to related parties .........................................     2,970       3,470          870          870
                                                                             --------   ---------    ---------    ---------
Total noncurrent liabilities ..............................................     3,877       8,249        5,776        5,457
Series C Redeemable Convertible Preferred Stock, $.10 par value;
 132,744 shares authorized, issued and outstanding at March 31, 1998 ......        --          --          600           --
Stockholders' deficit:
 Series A Convertible Preferred Stock, $.10 par value; 82,634 shares authorized, shares issued and outstanding at December 31, 1996 and
   1997 and March 31, 1998 ................................................         8           8            8           --
 Series B Convertible Preferred Stock, $.10 par value; 778,746 shares
   authorized, issued and outstanding at March 31, 1998 ...................        --          --           78           --
 Class A Common Stock, $.10 par value; 10,000,000 shares authorized;
   3,145,178, 3,145,696, and 3,145,696 shares issued and outstanding at
   December 31, 1996 and 1997 and March 31, 1998, respectively ............       314         314          314           --
 Class B Common Stock, $.10 par value; 10,000,000 shares authorized;
   6,750, 7,875 and 457,853 shares issued and outstanding at December
   31, 1996 and 1997 and March 31, 1998, respectively .....................         1           1           46           --
 Common Stock, $.10 par value; 50,000,000 authorized, 6,793,699
   shares issued and outstanding pro forma ................................        --          --           --          679
 Additional paid-in capital ...............................................     4,703       5,047       10,102       10,888
 Cumulative currency translation adjustment ...............................       (62)        (59)         (79)         (79)
 Accumulated deficit ......................................................    (9,912)    (14,210)     (14,828)     (14,828)
                                                                             --------   ---------    ---------    ---------
Total stockholders' deficit ...............................................    (4,948)     (8,899)      (4,359)   $  (3,340)
                                                                             --------   ---------    ---------    =========
Total liabilities and stockholders' deficit ...............................  $  4,564   $   7,747    $   9,211    $   9,311
                                                                             ========   =========    =========    =========


                            See accompanying notes.

                            INTERACTIVE MAGIC, INC.


                     CONSOLIDATED STATEMENTS OF OPERATIONS

                (In thousands, except share and per share data)




                                                             Year ended December 31,             Three months ended March 31,
                                                     ----------------------------------------   -------------------------------
                                                         1995          1996          1997             1997             1998
                                                     -----------   -----------   ------------   ---------------   -------------
                                                                                                          (unaudited)
Net revenues:
  CD-ROM product sales ...........................    $  3,950      $  4,852     $  14,067         $   3,399       $    4,057
  Online sales ...................................           6           733         1,615              357               358
  Royalties and licenses .........................         165           472           820              201               498
                                                      --------      --------     ---------         ---------       ----------
Total net revenues ...............................       4,121         6,057        16,502            3,957             4,913
Cost of revenues:
  Cost of products sold ..........................         790         1,349         3,715              766               968
  Royalties and amortized software costs .........         879         1,044         2,634              649               909
                                                      --------      --------     ---------         ---------       ----------
Total cost of revenues ...........................       1,669         2,393         6,349            1,415             1,877
                                                      --------      --------     ---------         ---------       ----------
Gross profit .....................................       2,452         3,664        10,153            2,542             3,036
Operating expenses:
  Sales and marketing ............................       2,335         5,008         6,760            1,642             1,667
  Product development ............................       1,518         3,788         3,878              859             1,103
  General and administrative .....................         828         1,451         1,941              598               449
                                                      --------      --------     ---------         ---------       ----------
Total operating expenses .........................       4,681        10,247        12,579            3,099             3,219
                                                      --------      --------     ---------         ---------       ----------
Operating loss ...................................      (2,229)       (6,583)       (2,426)            (557)             (183)
Other expense:
  Interest expense -- third parties ..............          48           204           622              146               200
  Interest expense -- related parties ............         127           402         1,053              154               107
  Other ..........................................          --            --           230                 (1)             --
                                                      --------      --------     ---------         -----------     ----------
Total other expense ..............................         175           606         1,905              299               307
                                                      --------      --------     ---------         ----------      ----------
Loss before income taxes .........................      (2,404)       (7,189)       (4,331)            (856)             (490)
Income tax (expense) benefit .....................         (47)          (11)           33               31              (128)
                                                      --------      --------     ---------         ----------      ----------
Net loss .........................................    $ (2,451)     $ (7,200)    $  (4,298)        $   (825)       $     (618)
                                                      ========      ========     =========         ==========      ==========
Pro forma net loss per share (Note 3) ............                               $   (0.68)                        $    (0.09)
                                                                                 =========                         ==========
Number of shares used in computing pro
  forma net loss per share (Note 3) ..............                               6,343,080                          6,619,708


                            See accompanying notes.

                            INTERACTIVE MAGIC, INC.


                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

                       (In thousands, except share data)



                                                Series A           Series B
                                               Convertible        Convertible
                                             Preferred Stock    Preferred Stock   Class A Common Stock
                                            ----------------- ------------------- ---------------------
                                             Shares   Amount    Shares    Amount     Shares     Amount
                                            -------- -------- ---------- -------- ------------ --------

 Balance at December 31, 1994 .............     --      $--        --      $ --      60,000     $   6
 Issuance of common stock .................     --       --        --        --   2,158,898       216
 Currency translation adjustments .........     --       --        --        --          --        --
 Net loss .................................     --       --        --        --          --        --
                                                --      ---        --      ----   ---------     -----
 Balance at December 31, 1995 .............     --       --        --        --   2,218,898       222
 Issuance of common stock in lieu
  of compensation .........................     --       --        --        --     164,000        16
 Issuance of common stock .................     --       --        --        --      62,280         6
 Exercise of stock options ................     --       --        --        --          --        --
 Issuance of warrants .....................     --       --        --        --          --        --
 Conversion of note payable into
  preferred stock ......................... 82,634        8        --        --          --        --
 Conversion of note payable into
  common stock ............................     --       --        --        --     700,000        70
 Currency translation adjustments .........     --       --        --        --          --        --
 Net loss .................................     --       --        --        --          --        --
                                            ------      ---        --      ----   ---------     -----
 Balance at December 31, 1996 ............. 82,634        8        --        --   3,145,178       314
 Issuance of common stock .................     --       --        --        --         518        --
 Issuance of warrants .....................     --       --        --        --          --        --
 Exercise of stock options ................     --       --        --        --          --        --
 Currency translation adjustments .........     --       --        --        --          --        --
 Net loss .................................     --       --        --        --          --        --
                                            ------      ---        --      ----   ---------     -----
 Balance at December 31, 1997 ............. 82,634        8        --        --   3,145,696       314
 Exercise of stock options ................     --       --        --        --          --        --
 Issuance of preferred stock ..............     --       --   778,746        78          --        --
 Conversion of note payable into
  common stock ............................     --       --        --        --          --        --
 Currency translation adjustments .........     --       --        --        --          --        --
 Net loss .................................     --       --        --        --          --        --
                                            ------      ---   -------      ----   ---------     -----
 Balance at March 31, 1998
  (Unaudited) ............................. 82,634      $ 8   778,746      $ 78   3,145,696     $ 314
                                            ======      ===   =======      ====   =========     =====



                                              Class B Common
                                                   Stock         Additional    Cumulative
                                            -------------------    Paid-In    Translation   Accumulated
                                              Shares    Amount     Capital     Adjustment     Deficit        Total
                                            ---------- -------- ------------ ------------- ------------ --------------

 Balance at December 31, 1994 .............      --      $ --    $    (6)        $ --      $   (261)       $  (261)
 Issuance of common stock .................      --        --      2,275           --            --          2,491
 Currency translation adjustments .........      --        --         --             (2)         --               (2)
 Net loss .................................      --        --         --           --        (2,451)        (2,451)
                                                 --      ----    -------         ------    --------        ---------
 Balance at December 31, 1995 .............      --        --    $ 2,269         $ (2)     $ (2,712)       $  (223)
 Issuance of common stock in lieu
  of compensation .........................      --        --        182           --            --            198
 Issuance of common stock .................      --        --        999           --            --          1,005
 Exercise of stock options ................   6,750         1          5           --            --              6
 Issuance of warrants .....................      --        --        122           --            --            122
 Conversion of note payable into
  preferred stock .........................      --        --        496           --            --            504
 Conversion of note payable into
  common stock ............................      --        --        630           --            --            700
 Currency translation adjustments .........      --        --         --          (60)           --            (60)
 Net loss .................................                --         --           --        (7,200)        (7,200)
                                                         ----    -------         ------    --------        ---------
 Balance at December 31, 1996 .............   6,750         1      4,703          (62)       (9,912)        (4,948)
 Issuance of common stock .................      --        --         15           --            --             15
 Issuance of warrants .....................      --        --        328           --            --            328
 Exercise of stock options ................   1,125        --          1           --            --              1
 Currency translation adjustments .........      --        --         --            3            --              3
 Net loss .................................      --        --         --           --        (4,298)        (4,298)
                                              -----      ----    -------         ------    --------        ---------
 Balance at December 31, 1997 .............   7,875         1      5,047          (59)      (14,210)        (8,899)
 Exercise of stock options ................   7,500         1          8           --            --              9
 Issuance of preferred stock ..............      --        --      3,091           --            --          3,169
 Conversion of note payable into
  common stock ............................ 442,478        44      1,956           --            --          2,000
 Currency translation adjustments .........      --        --         --          (20)           --            (20)
 Net loss .................................      --        --         --           --          (618)          (618)
                                            -------      ----    -------         ------    --------        ---------
 Balance at March 31, 1998
  (Unaudited) ............................. 457,853      $ 46    $10,102         $(79)     $(14,828)       $(4,359)
                                            =======      ====    =======         ======    ========        =========

                            See accompanying notes.

                            INTERACTIVE MAGIC, INC.


                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                (In thousands)




                                                                                                   Three months ended
                                                                 Year ended December 31,                March 31,
                                                         ---------------------------------------- ---------------------
                                                              1995          1996         1997        1997       1998
                                                         -------------- ------------ ------------ ---------- ----------
                                                                                                       (unaudited)
Operating activities
Net loss ...............................................    $(2,451)      $ (7,200)    $ (4,298)   $   (825)  $   (618)
Adjustments to reconcile net loss to net cash used
 in operating activities:
 Depreciation and amortization .........................         94            230          422          81         89
 Amortization of capitalized software
   development costs ...................................         69            147          576          37        250
 Issuance of common stock in lieu of
   compensation ........................................         --            198           --          --         --
 Issuance of common stock for services .................         20             12           15          15         --
 Noncash interest expense ..............................         --            122          147          32         33
 Write-off of investment ...............................         --             --          120          --         --
 Changes in operating assets and liabilities:
   Trade receivables ...................................       (784)          (334)      (1,752)     (1,209)    (1,698)
   Inventories .........................................       (269)          (141)        (227)       (120)      (128)
   Advance royalties ...................................       (266)          (587)        (911)         92        367
   Prepaid expenses and other ..........................        (79)           (21)         (87)       (307)        22
   Accounts payable and accrued expenses ...............      1,109            433        1,084         534        254
   Royalties and commissions payable ...................        266            218          374         (10)        77
   Accrued interest ....................................         86            282          764         170         18
                                                            -------       --------     --------    --------   --------
Net cash used in operating activities ..................     (2,205)        (6,641)      (3,773)     (1,510)    (1,334)
Investing activities
Purchase of property and equipment .....................       (683)          (563)        (382)        (64)       (51)
Purchase of investment .................................         --           (120)          --          --         --
Software development costs .............................       (289)           (79)        (849)       (255)      (583)
                                                            -------       --------     --------    --------   --------
Net cash used in investing activities ..................       (972)          (762)      (1,231)       (319)      (634)
Financing activities
Proceeds from issuance of common stock .................      2,401            999           --          --          9
Proceeds from issuance of preferred stock ..............         --             --           --          --      3,169
Proceeds from long-term debt ...........................         --            993        4,192       3,000         --
Payments on long-term debt .............................         --             --           --          --        (20)
Proceeds from notes payable to related parties .........        700          2,370          500         200         --
Net borrowings from (payments on)
lines-of-credit ........................................        426          3,088          469      (1,510)    (1,426)
Payments on capital lease obligations ..................        (22)           (47)         (68)        (14)       (12)
                                                            -------       --------     --------    --------   --------
Net cash provided by financing activities ..............      3,505          7,403        5,093       1,676      1,720
Effect of currency exchange rate changes on cash
 and cash equivalents ..................................           (2)         (60)           3          16        (20)
                                                            ----------    --------     --------    --------   --------
Net increase (decrease) in cash and cash
 equivalents ...........................................        326            (60)          92        (137)      (268)
Cash and cash equivalents at beginning of period                 26            352          292         292        384
                                                            ---------     --------     --------    --------   --------
Cash and cash equivalents at end of period .............    $   352       $    292     $    384    $    155   $    116
                                                            =========     ========     ========    ========   ========
Supplemental disclosure of cash flow
 information
Cash paid for interest .................................    $    87       $    233     $    760    $     95   $    276
                                                            ---------     --------     --------    --------   --------
Cash paid for income taxes .............................    $    --       $     47     $      8    $     --   $     --
                                                            =========     ========     ========    ========   ========
Noncash investing and financing activities
Acquisition of equipment under capital leases ..........    $   155       $     55     $     --    $     --   $     --
Issuance of common stock for receivable ................    $    50       $     --     $     --    $     --   $     --
Issuance of common stock for equipment .................    $    20       $     --     $     --    $     --   $     --
Conversion of notes payable into stock .................    $    --       $  1,204     $     --    $     --   $     --


                            See accompanying notes.

                            INTERACTIVE MAGIC, INC.


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               December 31, 1997


1. DESCRIPTION OF BUSINESS

     Interactive Magic, Inc. (the "Company") develops, publishes, and distributes 3-D interactive, simulation and strategy entertainment software to customers around the world via (1) retail distribution through international and domestic software outlets and (2) proprietary, pay-for-play online service on the Internet. The Company has agreements with various software licensors to manufacture, market, sell and distribute software in the United States. Through its wholly owned subsidiaries located in the United Kingdom and Germany, and through its online service, the Company also distributes its products internationally.


2. BUSINESS COMBINATION

     On April 23, 1997, the Company acquired 100% of the outstanding capital stock of Interactive Creations, Inc. ("ICI") in exchange for 655,696 shares of the Company's Class A Common Stock (the "Merger"). Subsequent to the Merger, ICI's name was changed to iMagic Online Corporation. The Merger constituted a tax-free reorganization and was accounted for under the pooling of interests method of accounting in accordance with Accounting Principles Board Opinion No. 16.

     The results of operations for the separate companies and the combined amounts presented in the consolidated financial statements follow (in thousands):



                                                                               Three months
                                                 Year ended December 31,
                                               ---------------------------    ended March 31,
                                                   1995           1996             1997
                                               ------------   ------------   ----------------
                                                                                (unaudited)
        Net Sales
         Interactive Magic, Inc. ...........     $  4,115       $  5,235          $3,602
         iMagic Online Corporation .........            6            822             355
                                                 --------       --------          ------
         Combined ..........................     $  4,121       $  6,057          $3,957
                                                 ========       ========          ======
        Net loss
         Interactive Magic, Inc ............     $ (2,167)      $ (6,236)         $ (688)
         iMagic Online Corporation .........         (284)          (964)           (137)
                                                 --------       --------          ------
         Combined ..........................     $ (2,451)      $ (7,200)         $ (825)
                                                 ========       ========          ======

     The accompanying consolidated financial statements include the operations of the combined entities for the years ended December 31, 1995, 1996 and 1997 and for the three months ended March 31, 1997 and 1998.


3. SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS


Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, iMagicOnline Corporation, Interactive Magic Ltd. and Interactive Magic GmbH. All significant intercompany accounts and transactions have been eliminated in consolidation.


March 31, 1997 and 1998 Interim Financial Information (Unaudited)

     The consolidated statements of operations and cash flows for the three-month periods ended March 31, 1997 and 1998 and the consolidated balance sheet at March 31, 1998 are unaudited and reflect all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of financial position, results of operations and cash flows. All information related to the three-month periods ended March 31, 1997 and 1998 is unaudited.

                            INTERACTIVE MAGIC, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)

3. SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS -- (Continued)

Cash and Cash Equivalents

     The Company includes amounts in demand deposit accounts in cash and cash equivalents.


Inventories

     Inventories consist of pre-packaged CD-ROM software packages and related materials and are stated at the lower of cost or market. Costs are determined using the first-in, first-out ("FIFO") cost flow assumption.

     Inventories consist of the following (in thousands):



                                            December 31,
                                        --------------------     March 31,
                                           1996       1997         1998
                                        ---------   --------   ------------
                                                                (unaudited)
Finished goods ......................    $  417      $ 645        $  774
Components ..........................        96         79           138
                                         ------      -----        ------
                                            513        724           912
Inventory valuation reserve .........      (103)       (87)         (147)
                                         ------      -----        ------
                                         $  410      $ 637        $  765
                                         ======      =====        ======

Advance Royalties

     Advance royalties represent prepayments made to independent software developers under development agreements. Advance royalties are expensed as part of royalties and amortized software costs at the contractual royalty rate based on actual net product sales. Management continuously evaluates the future realization of advance royalties, and charges to cost of revenues any amount that management deems unlikely to be amortized at the contractual royalty rate through product sales. Advance royalties are classified as current and noncurrent assets based upon estimated product release dates of the related software products.


Property and Equipment

     Property and equipment are stated at cost. Depreciation for equipment, furniture and fixtures and software is computed using the straight-line method over the estimated useful lives of the assets, ranging from five to seven years. Leasehold improvements are amortized on a straight-line basis over the term of the estimated useful life of the asset or the remaining lease term, whichever is less. Depreciation expense, including amortization of equipment leased under capital leases, was $91,000, $215,000 and $415,000 for the years ended December 31, 1995, 1996 and 1997, and $75,000 and $89,000 for the three months ended March 31, 1997 and 1998, respectively.

     Property and equipment consists of the following (in thousands):



                                                               December 31,
                                                           ---------------------     March 31,
                                                              1996        1997         1998
                                                           ---------   ---------   ------------
                                                                                    (unaudited)
Equipment ..............................................    $1,083      $1,287        $1,345
Furniture and fixtures .................................       160         167           167
Software ...............................................       278         425           430
Leasehold improvements .................................        33          54            54
                                                            ------      ------        ------
                                                             1,554       1,933         1,996
Less accumulated depreciation and amortization .........      (325)       (737)         (838)
                                                            ------      ------        ------
                                                            $1,229      $1,196        $1,158
                                                            ======      ======        ======

                            INTERACTIVE MAGIC, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)

3. SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS -- (Continued)

Capitalized Software Development Costs

     Costs incurred in the development of software for sale to customers are capitalized after a product's technological feasibility has been established. Capitalization of such costs is discontinued when a product is available for general release to customers. Capitalized software development costs are capitalized at the lower of cost or net realizable value and amortized using the greater of the revenue curve method or the straight-line method over the estimated economic life of the related product. Amortization begins when a product is ready for general release to customers. Amortization of capitalized software development costs is included in royalties and amortized software costs in the consolidated statement of operations and was $69,000, $147,000, and $576,000 for the years ended December 31, 1995, 1996 and 1997, and $37,000 and $250,000 for the three months ended March 31, 1997 and 1998, respectively.

     Information related to net capitalized software development costs is as follows (in thousands):



                                               December 31,
                                           ---------------------     March 31,
                                              1996        1997         1998
                                           ---------   ---------   ------------
                                                                    (unaudited)
Balance at beginning of period .........    $  220      $  152        $  425
Capitalized ............................        79         849           583
Amortized ..............................      (147)       (576)         (250)
                                            ------      ------        ------
Balance at end of period ...............    $  152      $  425        $  758
                                            ======      ======        ======

Fair Value of Financial Instruments

     The carrying value of cash and cash equivalents, trade receivables, accounts payable and notes payable approximates the fair value.


Revenue Recognition

     Revenue from CD-ROM product sales is recognized at the time of product shipment. Revenue from online sales is recognized at the time the game is played and is based upon actual usage by the customer on an hourly basis. Revenue from royalties and licenses is recognized when earned under the terms of the relevant agreements with OEMs, international distributors and other third parties. With respect to license agreements that provide customers the right to multiple copies in exchange for guaranteed amounts, net revenue is recognized upon delivery of the product master or the first copy. Per copy royalties on sales that exceed the guarantee are recognized as earned. The Company accepts product returns and provides price protection on certain unsold merchandise. Revenue is recorded net of an allowance for estimated future returns, markdowns, price protection and warranty costs. Such reserves are based upon management's evaluation of historical experience, current industry trends and estimated costs.

     The accounts receivable allowance consists primarily of reserves for product returns, markdowns, price protection and warranty costs. The allowance also includes a reserve for doubtful accounts, which management records based on historical experience and current evaluation of potential collectibility issues. Although the Company does not require collateral for unpaid balances, credit losses have consistently been within management's expectations.


Product Development

     Product development expenses (excluding capitalized software development costs) are charged to operations in the period incurred and consist primarily of payroll and payroll related costs.

                            INTERACTIVE MAGIC, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)

3. SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS -- (Continued)

Advertising

     The Company expenses advertising costs as incurred. Advertising expense was approximately $695,000, $1,661,000 and $2,529,000 for the years ended December 31, 1995, 1996 and 1997, and $527,000 and $638,000 for the three months ended March 31, 1997 and 1998, respectively.


Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include provisions for doubtful accounts, sales returns and allowances, and estimates regarding the recoverability of prepaid royalty advances and inventory. Actual results could differ from those estimates.


Foreign Currency Translation

     The Company follows the principles of the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation," using the local currency of its operating subsidiaries as the functional currency. Accordingly, all assets and liabilities outside the United States are translated into U.S. dollars at the rate of exchange in effect at the balance sheet date. Income and expense items are translated at the weighted average exchange rate prevailing during the period. Adjustments resulting from translation of financial statements are reflected as a separate component of stockholders' equity.


Warrants

     Stock purchase warrants issued in connection with debt instruments are recorded at their estimated fair value and credited to additional paid-in capital. The resulting debt discount is amortized to interest expense over the term of the related debt.


Employee Stock Compensation

     The Company has elected to continue to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") and related interpretations in accounting for its employee stock options as permitted by SFAS No. 123 and make the required pro forma disclosures required by SFAS No. 123 (see Note 8). Under APB No. 25, because the exercise price of the Company's employee stock options is not less than the estimated fair value of the underlying stock on the date of grant, no compensation expense is recognized.


Net Loss Per Share and Pro Forma Net Loss Per Share

     The Company accounts for net loss per share in accordance with SFAS No. 128 "Earnings Per Share." In accordance with SFAS No. 128, net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the period.

     Pro forma net loss per share as presented in the consolidated statements of operations has been computed as described above and also gives effect to the conversion of the Series A and Series B Convertible Preferred Stock, and the Series C Redeemable Convertible Preferred Stock and the exercise of options and warrants that will occur in contemplation of completing the Company's planned initial public offering (using the as-if converted method).

                            INTERACTIVE MAGIC, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)

3. SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS -- (Continued)

     A reconciliation of shares used in the calculation of net loss per share and pro forma net loss per share follows (in thousands, except per share data):




                                                       Year ended December 31,              Three months ended March 31,
                                            ---------------------------------------------   -----------------------------
                                                 1995            1996            1997            1997            1998
                                            -------------   -------------   -------------   -------------   -------------
                                                                                                     (unaudited)
Net loss ................................    $   (2,451)     $   (7,200)     $   (4,298)     $     (825)     $     (618)
                                             ==========      ==========      ==========      ==========      ==========
Weighted average shares of common
  stock outstanding (shares used in
  computing net loss per share) .........     1,709,320       3,006,715       3,152,930       3,152,106       3,429,558
Net loss per share ......................    $    (1.43)     $    (2.39)     $    (1.36)     $    (0.26)     $    (0.18)
                                             ==========      ==========      ==========      ==========      ==========
Shares used in computing net loss per
  share .................................                                     3,152,930                       3,429,558
Adjustment to reflect the effect of the
  assumed conversion of the Series A
  and Series B Convertible Preferred
  Stock .................................                                     2,128,283                       2,128,283
Adjustment to reflect the effect of the
  assumed conversion of the Series C
  Redeemable Convertible Preferred
  Stock .................................                                       132,744                         132,744
Adjustment to reflect the exercise of
  certain options, assumed exercise of
  certain warrants and assumed
  issuance of shares of common stock
  in connection with the
  recapitalization ......................                                       929,123                         929,123
                                                                             ----------                      ----------
Shares used in computing pro forma
  net loss per share ....................                                     6,343,080                       6,619,708
                                                                             ==========                      ==========
Pro forma net loss per share ............                                    $    (0.68)                     $    (0.09)
                                                                             ==========                      ==========

     Had the Company been in a net income position, diluted earnings per share would have been presented and would have included the shares used in the computation of pro forma net loss per share as well as additional potential common shares related to outstanding options and warrants. The diluted earnings per share computation is not included, as the inclusion of all potential common shares is antidilutive.


Pro Forma Balance Sheet Information

     The unaudited pro forma balance sheet information as of March 31, 1998, reflects the conversion of the existing shares of convertible preferred stock, redeemable convertible preferred stock, and Class A and Class B Common Stock into equivalent shares of common stock, which conversion is contingent upon the closing of the offering. In addition, the pro forma information reflects the cash proceeds and payment of accrued interest used in connection with the exercise of options and warrants, as well as the issuance of shares of common stock, in contemplation of the Company's initial public offering.

     The pro forma balance sheet information gives effect to the Company's proposed Recapitalization and reflects the following transactions and pro forma adjustments:

   (A) Receipt of $90,000 in cash proceeds and issuance of 45,000 shares of Class B Common Stock in connection with the exercise of incentive stock options.

                            INTERACTIVE MAGIC, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)

3. SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS -- (Continued)

   (B) Receipt of $10,335 in cash proceeds and issuance of 516,769 shares of Class A Common Stock in connection with the exercise of warrants.

   (C) Reduction of accrued interest payable to related parties and issuance of 268,750 shares of Class A Common Stock resulting from the exercise of incentive stock options. Accrued interest of $268,750 was applied as consideration to effect the exercise of the stock options.

   (D) Reduction of accrued interest payable to related parties and issuance of 50,000 shares of Class B Common Stock resulting from the exercise of incentive stock options. Accrued interest of $50,000 was applied as consideration to effect the exercise of the stock options.

     (E) Conversion of Series A Convertible Preferred Stock into 82,634 shares of common stock.

     (F) Conversion of Series B Convertible Preferred Stock into 2,045,649 shares of common stock.

     (G) Conversion of Series C Redeemable Convertible Preferred Stock into 132,744 shares of common stock.

     (H) Exchange of Class A Common Stock to 3,931,215 shares of common stock.

   (I) Exchange of Class B Common Stock to 601,457 shares of common stock, which includes 48,604 shares issued subsequent to March 31, 1998 for consideration already received.


Impact of Recently Issued Accounting Pronouncements

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." In addition, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 97-2, "Software Revenue Recognition", SOP 98-4, "Deferral of the Effective Date of a Provision of SOP 97-2, `Software Revenue Recognition'" and SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SFAS Nos. 130 and 131 and SOP 97-2 and SOP 98-4 are effective for fiscal years beginning after December 15, 1997 and SOP 98-1 is effective for fiscal years beginning after December 15, 1998. The Company does not believe that adoption of these standards will have a material impact on the Company's financial position or results of operations.


4. LINES OF CREDIT

     The Company maintains a revolving line of credit arrangement with a bank for up to $2,750,000. The principal balance outstanding at any point in time is payable on demand with interest payable monthly at the current prime rate (8.5% at December 31, 1997). The weighted-average interest rate on the line of credit was 7.8% and 8.1% for the years ended December 31, 1996 and 1997, and 8.2% and 8.4% for the three months ended March 31, 1997 and 1998, respectively. The balance outstanding as of December 31, 1996 and 1997 was $1,908,000 and $2,439,000, respectively, and $2,461,000 as of March 31, 1998. Advances on the line of credit are collateralized by a personal guarantee of the Company's majority shareholder.

     The Company also entered into a line of credit agreement with the same bank to borrow up to $150,000. The line of credit is collateralized by the Company's net property and equipment. The principal balance outstanding at any point in time is payable on demand with interest payable monthly at the current prime rate. The weighted-average interest rate on the line of credit was 7.8% and 8.1% for the years ended December 31, 1996 and 1997, and 8.2% and 8.4% for the three months ended March 31, 1997 and 1998, respectively. The balance outstanding at December 31, 1996 and 1997 was $106,000 and $44,000, respectively and $96,000 as of March 31, 1998.

     During 1996, the Company also executed a line of credit agreement with another bank, the terms of which stipulate that the Company may borrow up to 75% of its eligible domestic accounts receivable up to a maximum of $1,500,000. The agreement entitles the bank to a perfected first lien security interest in all of the Company's assets. Borrowings under this credit agreement were $1,500,000 at December 31, 1996 and 1997. Interest is

                            INTERACTIVE MAGIC, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)

4. LINES OF CREDIT -- (Continued)

payable monthly at prime (8.5% at December 31, 1997) + 2.0%. The weighted-average interest rate on the line of credit was 10.1% and 10.4% for the years ended December 31, 1996 and 1997, and 10.5% and 10.6% for the three months ended March 31, 1997 and 1998, respectively. Also, monthly fees of an additional .5% are paid on outstanding advances under the line with a $15,000 minimum per quarter. The line of credit agreement expired and the related outstanding borrowings were repaid in full in February 1998.


5. NOTES PAYABLE TO RELATED PARTIES

     Notes payable to related parties consist of the following (in thousands):



                                                                                  December 31,
                                                                               -------------------     March 31,
                                                                                 1996       1997         1998
                                                                               --------   --------   ------------
                                                                                                      (unaudited)
Note payable to a stockholder, due on demand after January 1, 1999, interest
  at 14% per annum .........................................................    $  600     $  600        $ --
Note payable to a stockholder, principal and interest due on demand after
  January 1, 1999, stated interest at 15% per annum until November 17,
  1996, 17% thereafter .....................................................     1,000      1,000          --
Note payable to a stockholder, principal and interest due on demand after
  January 1, 1999, stated interest at 15% per annum until January 6, 1997,
  17% thereafter ...........................................................     1,000      1,000          --
Note payable to related party, principal and interest due January 1, 1999,
  interest at 10% per annum ................................................       370        870         870
                                                                                ------     ------        ----
                                                                                $2,970     $3,470        $870
                                                                                ======     ======        ====

     On February 4, 1998, the $600,000 and the two $1 million notes payable to shareholders were converted into 132,744 shares of Series C Redeemable Convertible Preferred Stock and 442,478 shares of Class B Common Stock, respectively. The Series C Redeemable Convertible Preferred Stock is mandatorily redeemable in cash upon a public offering of the Company's common stock or convertible into 132,744 shares of common stock at the election of the holder. Unpaid accrued interest of $702,000 and $740,000 relating to these notes was not converted and is included in accrued interest at December 31, 1997 and March 31, 1998, respectively.

                            INTERACTIVE MAGIC, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)

6. LONG-TERM DEBT
     Long-term debt, other than to related parties, consists of the following (in thousands):



                                                                                      December 31,
                                                                                   -------------------     March 31,
                                                                                    1996       1997          1998
                                                                                   ------   ----------   ------------
                                                                                                          (unaudited)
Note payable due January 31, 1998, stated interest at prime plus 2% until an additional round of equity investment is received by the Company at which time the interest will be prime plus 4%, collateralized by property and equipment (net of unamortized discount of $7,000 and $5,000 at December
  31, 1996 and 1997, respectively) .............................................    $493      $  495        $  475
Subordinated note payable due March 24, 2002, stated interest at 13.5% per annum, collateralized by property, equipment and inventory (net of
  unamortized discount of $276,000 at December 31, 1997)........................      --       2,724         2,747
Note payable due January 9, 1998, stated interest rate at prime (8.5% at
  December 31, 1997) , collateralized by a personal guarantee of the
  Company's majority shareholder. ..............................................      --         250           250
Junior subordinated note payable, due August 30, 2002, interest payable in arrears every six months, at stated interest rate of 11% per annum for the first twelve months, 12.0% per annum for next twelve months, and 12.5%
  thereafter until maturity, collateralized by the assets of the Company (net of
  unamortized discount of $165,000 at December 31, 1997)........................      --       1,035         1,044
                                                                                    ----      ------        ------
                                                                                     493       4,504         4,516
Current portion ................................................................      --        (745)         (725)
                                                                                    ----      ------        ------
Long-term debt, less current portion ...........................................    $493      $3,759        $3,791
                                                                                    ====      ======        ======

     The aggregate principal maturities at December 31, 1997 consist of $745,000 due in 1998, with the remaining balance of long-term debt becoming due in 2002.

     The Company estimates that the fair value of notes payable approximates the carrying value based upon its effective current borrowing rate for debt with similar terms and remaining maturities. Disclosure about fair value of financial instruments is based upon information available to management as of December 31, 1996 and 1997 and March 31, 1998. Although management is not aware of any factors that would significantly affect the fair value of amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date.


7. LEASES

     The Company rents its facilities and certain office equipment under noncancellable operating leases through 2001. The monthly rent under certain facility leases are periodically adjusted based on changes in the Consumer Price Index.

                            INTERACTIVE MAGIC, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)

7. LEASES -- (Continued)

     Property and equipment includes the following amounts for capital leases (in thousands):



                                               December 31,
                                            -------------------     March 31,
                                              1996       1997         1998
                                            --------   --------   ------------
                                                                   (unaudited)
  Leased equipment ......................    $ 157      $ 157        $ 157
  Leased furniture and fixtures .........       53         53           53
                                             -----      -----        -----
                                               210        210          210
  Less accumulated amortization .........      (44)       (85)         (95)
                                             -----      -----        -----
                                             $ 166      $ 125        $ 115
                                             =====      =====        =====

     The following is a schedule of future minimum lease payments for capital and operating leases for the years ending December 31 (in thousands):



                                                            Capital     Operating
                                                             Leases      Leases
                                                           ---------   ----------
1998 ...................................................     $  43        $309
1999 ...................................................        24         235
2000 ...................................................        19         204
2001 ...................................................        --          20
                                                             -----        ----
Total future minimum lease payments ....................        86        $768
                                                                          ====
Less: amount representing interest .....................       (13)
                                                             -----
Present value of future minimum lease payments .........        73
Less: current portion ..................................       (35)
                                                             -----
                                                             $  38
                                                             =====

     Total rent expense incurred was approximately $84,000, $261,000 and $309,000 for the years ended December 31, 1995, 1996 and 1997, respectively and $94,000 and $99,000 for the three months ended March 31, 1997 and 1998, respectively.


8. STOCKHOLDERS' DEFICIT


Common Stock

     The Company has two classes of common stock, Class A (voting) and Class B (nonvoting). Common stockholder rights are subordinate to those of preferred stockholders. Holders of the Class A Common Stock are entitled to one vote per share of common stock held. Holders of Class B Common Stock do not receive any voting privileges.

     During 1995, 1996 and 1997, the Company issued 77,757, 2,418 and 1,037 shares of its Class A Common Stock for services rendered. During 1996, the Company issued 164,000 shares of its Class A Common Stock in lieu of compensation. These transactions were valued based on the estimated fair value of the common stock at the time the related services were performed.


Convertible Preferred Stock

     The Series A Convertible Preferred Stock ("Series A Preferred") is automatically convertible into shares of Class A Common Stock upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Class A Common Stock of the Company to the public with an aggregate gross offering price of not less than $10,000,000 and a per share price of not less than $6.10. Each share of outstanding Series A Preferred is currently convertible into one share

                            INTERACTIVE MAGIC, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)

8. STOCKHOLDERS' DEFICIT -- (Continued)

of Class A Common Stock, subject to adjustment as provided in the Amended Articles of Incorporation of the Company. The Company has reserved 82,634 shares of common stock for issuance upon conversion.

     The holders of the Series A Preferred Stock are entitled to vote on all matters with votes equal to the number of shares of Class A Common Stock into which the Preferred Stock is convertible. The Series A Preferred stockholders are entitled to receive annual cumulative dividends of 8% only if, and when, such dividends are declared by the Company's Board of Directors out of funds legally available therefor. The approval of the majority of the then outstanding shares of the Series A Preferred Stock is required in order to declare dividends to the holders of common stock. As of December 31, 1997 and March 31, 1998, no dividends had been declared with respect to the Series A Preferred Stock.

     The outstanding subordinated and junior subordinated notes payable prohibit the declaration or payment of any dividends during the terms of the notes without the written consent of the holders of such notes.

     On February 4, 1998, the Company issued 778,746 shares of its Series B Convertible Preferred Stock for an aggregate purchase price of $3,500,000. The holders of the Series B Preferred stock are entitled to vote on all matters with votes equal to the number of shares of common stock into which the Series B Preferred Stock is convertible. The holders of Series B Preferred Stock are entitled to convert their preferred shares into 2,045,649 shares of the Company's common stock in the event the Company consummates an initial public offering or enters into a sale agreement. In addition, the Company is required to obtain the consent of the holders of the Series B Preferred Stock in the event that it (i) contemplates issuance of convertible securities if the cumulative number of shares issuable during the two years following an initial public offering exceeds five percent of the outstanding shares of common stock on a fully diluted basis, excluding the convertible securities and (ii) pays any dividends other than required dividends on the Series A Preferred Stock.

     The liquidation preference for the Series A, Series B and Series C Preferred Stock is equal to the respective Series' issue price plus any accrued and unpaid dividends.


Stock Options

     Effective January 2, 1995, the Company adopted two employee incentive stock option plans (the "1995 Plans"). One plan provided for the granting of options to purchase Class A Common Stock which was voting stock, and one plan provided for the granting of options to purchase Class B Common Stock which was non-voting. The 1995 Plans are intended as incentives to induce key employees of the Company to remain in the employ of the Company or of any subsidiary of the Company and to encourage such employees to own stock in the Company. This purpose is carried out by granting options to purchase shares of Common Stock. The Company may grant incentive stock options ("ISOs") within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") to eligible participants under the 1995 Plans. The exercise price of an ISO may not be less than 100% of the fair market value of the underlying shares at the time the ISO is granted.

     The 1995 Plans are administered by the Board of Directors. The Board has the authority to administer the 1995 Plans and determine, among other things, the interpretation of any provisions of the 1995 Plans, the eligible employees who are to be granted stock options, the number of shares which may be issued and the option exercise price.

     The Company's incentive stock options vest over time with 20% vesting during the second year after the date of grant with an additional 5% vesting each calendar quarter thereafter. Incentive stock options generally may only be exercised if the participant has been employed by the Company continuously for at least one year as of the last day of the first 12-month period following the date of option grant. The option is only exercisable if the participant is employed by the Company and for limited periods of time after the participant's termination of employment. If the participant ceases to be employed on account of termination by the Company for cause or resignation (other than retirement as defined in the option agreement), the right to exercise any unexercised portion of the option terminates. If the participant is terminated by the Company without cause, the participant

                            INTERACTIVE MAGIC, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)

8. STOCKHOLDERS' DEFICIT -- (Continued)

shall be entitled to purchase, within three months, option shares equal to an additional 25% of the participant's option shares that were not exercisable as of the termination date. The option becomes immediately and fully vested and exercisable in the event of a change in control as defined in the option agreement.

     The performance incentive stock options ("PSOs") are exercisable during the period commencing from March 31, 1997 and ending March 31, 2005. Performance options vest upon the earlier of the Company's achievement of certain performance standards or seven years from the date of grant. The number and exercise price of the options are fixed at the date of grant. Options are exercisable only in the event the participant is employed by the Company and for limited periods of time after the participant's termination of employment. If the participant ceases to be an employee on account of resignation (other than retirement as defined in the option agreement) or termination for cause, the right to exercise any unexercised portion of the option shall terminate. The option becomes immediately and fully vested and exercisable as of a change in control date.

     As the exercise price of the options was not less than the estimated fair value of the stock on the date of grant, no compensation expense was recorded related to these options.

     The following table summarizes the ISO and PSO activity under the Company's 1995 Plans:


                                               Class A           Class B
                                                Voting          Non-Voting                      Weighted-Average
                                                Shares            Shares                            Exercise
                                            Available for     Available for       Options          Price Per
                                                Grant             Grant         Outstanding          Share          Exercisable
                                           ---------------   ---------------   -------------   -----------------   ------------
  Options authorized for grant .........        750,000          1,500,000              --           $  --                 --
  Options granted ......................       (500,000)        (1,010,000)      1,510,000            1.00                 --
                                               --------         ----------       ---------           -----                 --
Balances at December 31, 1995 ..........        250,000            490,000       1,510,000            1.00            148,750
  Options authorized for grant .........             --            625,000              --              --                 --
  Options granted ......................        (85,076)          (318,294)        403,370            3.83                 --
  Options exercised ....................             --                 --          (6,750)           1.00                 --
  Options canceled .....................             --             43,250         (43,250)           1.00                 --
                                               --------         ----------       ---------           -----            -------
Balances at December 31, 1996 ..........        164,924            839,956       1,863,370            1.78             54,644
  Options authorized for grant .........        250,000            357,500              --              --                 --
  Options granted ......................       (111,360)          (218,956)        330,316            5.63                 --
  Options exercised ....................             --                 --          (1,125)           1.00                 --
  Options canceled .....................        127,933             71,580        (199,513)           4.90                 --
                                               --------         ----------       ---------           -----            -------
Balances at December 31, 1997 ..........        431,497          1,050,080       1,993,048            2.14          1,007,328
  Options granted ......................             --            (11,250)         11,250            6.00                 --
  Options exercised ....................             --                 --          (7,500)           0.60                 --
  Options canceled .....................             --            120,188        (120,188)           1.86                 --
                                               --------         ----------       ---------           -----          ---------
  Balances at March 31, 1998
   (Unaudited) .........................        431,497          1,159,018       1,876,610          $ 1.99          1,435,665
                                               ========         ==========       =========          ======          =========

     The Company has adopted the disclosure-only provisions of SFAS 123. The fair value for each ISO and PSO option was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:

                            INTERACTIVE MAGIC, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)

8. STOCKHOLDERS' DEFICIT -- (Continued)


                                                                               Three months
                                                         Year ended                ended
                                                        December 31,            March 31,
                                                  ------------------------   ----------------
                                                   1995     1996     1997     1997      1998
                                                  ------   ------   ------   ------   -------
                                                                               (unaudited)
Expected dividend yield .......................      0%       0%       0%       0%        0%
Risk-free interest rate .......................      6%       6%       6%       6%        6%
Expected volatility ...........................     59%      59%      59%      59%       59%
Expected life (in years from vesting) .........    5.4      3.4      1.9      2.2       4.9

     For purposes of pro forma disclosures, the estimated fair values of the stock options are amortized to expense over the vesting period. The grant date Black-Scholes weighted-average value was $0.32, $0.54 and $0.95 per share for 1995, 1996 and 1997 and $1.04 and $1.69 per share for the three-month periods ended March 31, 1997 and 1998, respectively. As of December 31, 1997, 422,970 Class A options and 584,358 Class B options were exercisable with a weighted-average remaining contractual life of seven years.

     The following table shows pro forma net loss and net loss per share as if the fair value accounting method prescribed by SFAS 123 had been used to account for stock based compensation (in thousands, except per share data):

                                                                                                   Three months ended March
                                                               Year ended December 31,                       31,
                                                      ------------------------------------------   -----------------------
                                                          1995           1996           1997          1997         1998
                                                      ------------   ------------   ------------   ----------   ----------
                                                                                                         (unaudited)
Net loss as reported ..............................     $ (2,451)      $ (7,200)      $ (4,298)     $  (825)     $  (618)
Pro forma compensation expense ....................         (119)          (198)          (484)        (104)         (62)
                                                        --------       --------       --------      -------      -------
Pro forma net loss (for SFAS 123 disclosure
  purposes) .......................................     $ (2,570)      $ (7,398)      $ (4,782)     $  (929)     $  (680)
                                                        ========       ========       ========      =======      =======
Net loss per share:
  Historical (as disclosed in Note 3) .............     $  (1.43)      $  (2.39)      $  (1.36)     $ (0.26)     $ (0.19)
  Pro forma (for SFAS 123 disclosure purposes).....     $  (1.50)      $  (2.46)      $  (1.52)     $ (0.29)     $ (0.21)

Stock Warrants

     Warrants issued in connection with notes payable are recorded at their estimated fair value and credited to additional paid in capital. The resulting debt discount is amortized to interest expense over the term of the related debt. Warrants issued to members of the Board of Directors are recorded at their estimated fair value and the related general and administrative expense is charged when the warrants are issued. The fair value of warrants issued to the placement agent in connection with the issuance of preferred stock in February 1998 was recorded as a stock issuance cost.

                            INTERACTIVE MAGIC, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)

8. STOCKHOLDERS' DEFICIT -- (Continued)

     The following table summarizes all warrants issued to purchase the Company's Class A and Class B Common Stock:

                                                                      Shares of
                                                                        Stock
                                                                     Purchasable
                                                                        Under            Exercise          Date of
                           Description                                 Warrant            Price           Expiration
-----------------------------------------------------------------   ------------   -------------------   -----------
Issued to shareholders in connection with notes payable or as
 consideration for providing loan collateral ....................       60,000     $ 1.00                  3/06/01
                                                                        ------
Outstanding at December 31, 1995 ................................       60,000
Expiration of warrants at date of note conversion ...............      (16,155)
Issued to shareholders in connection with notes payable or as
 consideration for providing loan collateral ....................      117,608     30,000 @ $1.00          3/06/01
                                                                                   31,250 @  2.00          5/20/03
                                                                                   50,000 @  6.00          7/10/03
                                                                                   6,358 @  5.82          12/31/03
Issued to lenders in connection with notes payable ..............       99,704     77,646    $  *          3/06/01
                                                                       -------
                                                                                   22,058 @  4.53          7/15/99
Outstanding at December 31, 1996 ................................      261,157
Issued to lenders in connection with notes payable ..............      345,501     249,886 @ $0.02         3/24/08
                                                                                   95,615 @  0.02          8/30/03
Issued to shareholders in connection with notes payable .........      102,896     44,444 @ $2.00          5/20/03
                                                                                   49,861 @  6.00          7/10/03
                                                                                   8,591 @  5.82          12/31/03
Issued to members of Board of Directors .........................       40,500     $ 6.00                 12/31/04
                                                                       -------
Outstanding at December 31, 1997 ................................      750,054
Issued to placement agent in connection with private placement
 of preferred stock .............................................       16,667     $ 6.00                  2/04/05
Additional warrants issued to lender in connection with
 March 24, 1997 note payable ....................................       57,937     $ 0.02                  3/24/08
Issued to shareholder in connection with notes payable ..........          834     $ 6.00                  7/10/03
Issued to a member of Board of Directors ........................       12,500     $ 6.00                 12/31/04
                                                                       -------
Outstanding at March 31, 1998 (unaudited) .......................      837,992
                                                                       =======

------------
* Exercise price is calculated as defined in the warrant agreement.

     In connection with the note payable maturing on August 30, 2002, the Company granted to the lender and warrant holder an option (the "Put Option") to sell to the Company its warrant shares. The Put Option becomes effective beginning on September 29, 2002. As defined in the loan and security agreement, the price of the Put Option (the "Put Price") is calculated as the higher of the following: (i) the product of five times the Company's per share earnings before interest, taxes, depreciation and amortization for the most recent twelve-month period before exercise of the Put Option less the debt per share of the Company's outstanding common stock on a fully diluted basis for the same twelve month period, plus cash per share of the Company's outstanding common stock on a fully diluted basis all multiplied by the number of Put Shares or
(ii) the Company's book value per share at the end of the most recently completed month before exercise of the Put Option multiplied by the number of Put Shares.

Based upon the calculated Put Price, the Company determined the Put Option had negligible value at December 31, 1997 and March 31, 1998.

     In connection with the conversion of a note payable, the Company has an additional commitment to issue 48,604 shares of its Class B common stock to the former holder of the note. As of December 31, 1997 and March 31, 1998, the Company had not yet issued the aforementioned shares.

                            INTERACTIVE MAGIC, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)

8. STOCKHOLDERS' DEFICIT -- (Continued)

Common Stock Reserved for Future Issuance

     The Company has reserved authorized shares of Common Stock for future issuance as follows:



                                                                December 31, 1997,
                                                             ------------------------
                                                              Class A       Class B
                                                             ---------   ------------
Series A Convertible Preferred Stock .....................     82,634            --
Outstanding incentive stock options ......................    514,938       870,610
Outstanding performance based stock options ..............    250,000       357,500
Possible future issuance under stock option plan .........    431,497     1,050,080
Stock purchase warrants ..................................    750,054            --

9. INCOME TAXES

     At March 31, 1998, the Company has a cumulative domestic federal net operating loss carryforward available to offset future taxable income of approximately $11 million which begins to expire in the year 2011. State tax losses of approximately $11 million will begin to expire in 2001. The Company also has $78,000 of research credits to carry forward for use against future domestic federal income taxes. U.S. tax laws impose limitations on the use of net operating losses and credits following certain changes in ownership. If such a change occurs, the limitations could reduce the amount of these benefits that would be available to offset future taxable income each year, starting with the year of ownership change.

     From the Company's inception, June 16, 1994, through October 1995, the Company operated under the provisions of Subchapter S of the Internal Revenue Code, and consequently was not subject to federal income tax. On October 31, 1995, the Company terminated its Subchapter S election and now operates under the provisions of Subchapter C of the Internal Revenue Code. The Company currently reports on a calendar year end for tax purposes.

     Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities consisted of the following at (in thousands):



                                                               December 31,
                                                           ---------------------     March 31,
                                                              1996        1997         1998
                                                           ---------   ---------   ------------
                                                                                    (unaudited)
 Deferred tax assets:
  Net operating loss carryforwards .....................    $2,455      $3,669        $4,304
  Sales and accounts receivable reserves ...............       828       1,048           578
  Accrued salaries .....................................        --          10            10
  Other reserves .......................................        42         191           190
  Accrued interest to related party ....................       131         397           408
  Research and development credit carryforward .........        78          78            78
                                                            ------      ------        ------
 Total deferred tax assets .............................     3,534       5,393         5,568
 Deferred tax liabilities:
  Depreciation .........................................        13          17            17
  Accounting method change .............................        49          72            65
                                                            ------      ------        ------
 Total deferred tax liabilities ........................        62          89            82
 Less:
  Valuation allowance ..................................     3,472       5,304         5,486
                                                            ------      ------        ------
 Total net deferred taxes ..............................    $   --      $   --        $   --
                                                            ======      ======        ======

                            INTERACTIVE MAGIC, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)

9. INCOME TAXES -- (Continued)


     For financial reporting purposes, income before income taxes includes the following components (in thousands):



                             December 31,     December 31,      March 31,
                                 1996             1997            1998
                            --------------   --------------   ------------
                                                               (unaudited)
Pretax Income:
  United States .........      $ (6,529)        $ (4,873)        $ (916)
  Foreign ...............          (660)             542            426
                               --------         --------         ------
                               $ (7,189)        $ (4,331)        $ (490)
                               ========         ========         ======

     Significant components of the provision for income taxes attributable to continuing operations are as follows:



                                December 31,
                            --------------------     March 31,
                             1996        1997          1998
                            ------   -----------   ------------
                                                    (unaudited)

 Current:
  Federal ...............    $ --       $(41)          $ --
  Foreign ...............       8         15            128
  State .................       3           (7)          --
                             ----       -------        ----
  Total current .........    $ 11       $(33)          $128
                             ====       ======         ====

     The Company has recorded a valuation allowance for the full amount of its deferred income tax assets as of December 31, 1996 and 1997 and March 31, 1998, based on management's evaluation of the criteria set forth in SFAS No. 109.



10. RETIREMENT PLAN

     The Company has a qualified 401(k) Retirement Plan. The Plan covers substantially all of the Company's full-time employees. Effective November 20, 1996, the Plan requires six months of full-time service for an employee to be eligible to participate. Participants may contribute up to 15% of their compensation to the Plan, subject to the yearly maximums established by the Internal Revenue Service. Employer matching contributions are at the discretion of the Company's Board of Directors. There were no discretionary employer contributions made during the years ended December 31, 1995, 1996 and 1997 and for the three-month periods ended March 31, 1997 and 1998.


11. SIGNIFICANT CUSTOMERS


     Revenues from significant customers, those representing 10% or more of net revenues for the respective periods, are summarized as follows:




                                                   Three months
                       Year ended December 31,    ended March 31,
                       ------------------------   ---------------
                        1995     1996     1997     1997     1998
                       ------   ------   ------   ------   -----
                                                   (unaudited)
Customer 1 .........     --       --       --       --      16%
Customer 2 .........    12%      11%       --       --      15%
Customer 3 .........     --      27%      19%      25%      12%
Customer 4 .........     --       --      10%       --      10%
Customer 5 .........     --       --       --      11%       --
Customer 6 .........    36%       --       --       --       --
Customer 7 .........    11%       --       --       --       --

                            INTERACTIVE MAGIC, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)

11. SIGNIFICANT CUSTOMERS -- (Continued)

     Additionally, two customers comprised 43% of accounts receivable at December 31, 1996, three customers comprised 40% of accounts receivable at December 31, 1997, and three customers comprised 35% of accounts receivable at March 31, 1998.


12. OPERATIONS

     In addition to domestic sales, the Company sells its products through its subsidiaries to international customers. These sales amounted to 13%, 23% and 37% of net revenues during the years ended December 31, 1995, 1996 and 1997 and 37% and 56% of net revenues during the three months ended March 31, 1997 and 1998, respectively.

     The following table presents the Company's operations by geographic location (in thousands):



                                          Year ended December 31,             Three months ended March 31,
                                 ------------------------------------------   ----------------------------
                                     1995           1996           1997           1997           1998
                                 ------------   ------------   ------------   ------------   ------------
                                                                                      (unaudited)

Identifiable assets:
 United States ...............     $  2,410       $  3,725       $  5,082       $  5,527       $  8,123
 Europe ......................          686            839          2,665            645          1,088
                                   --------       --------       --------       --------       --------
                                   $  3,096       $  4,564       $  7,747       $  6,172       $  9,211
                                   ========       ========       ========       ========       ========
Net revenue:
 United States ...............     $  3,458       $  4,978       $ 11,090       $  2,108       $  3,037
 Europe ......................          663          1,079          5,412          1,849          1,876
                                   --------       --------       --------       --------       --------
                                   $  4,121       $  6,057       $ 16,502       $  3,957       $  4,913
                                   ========       ========       ========       ========       ========
Income (loss) from operations:
 United States ...............     $ (2,387)      $ (5,919)      $ (2,971)      $ (1,526)      $ (1,118)
 Europe ......................          158           (664)           545            969            935
                                   --------       --------       --------       --------       --------
                                   $ (2,229)      $ (6,583)      $ (2,426)      $   (557)      $   (183)
                                   ========       ========       ========       ========       ========


13. SUBSEQUENT EVENTS

     On April 30, 1998, the Company closed on a $5 million line of credit bearing an interest rate of the bank's prime (8.5% on May 1, 1998) plus 2%. Borrowings on the line of credit are limited to the lesser of $5 million or 65% of the Company's outstanding eligible domestic receivables. Borrowings on the line of credit are collateralized by the Company's accounts receivable, inventory, and intellectual property, and proceeds will be used to extinguish certain existing debt and provide additional working capital. The line of credit expires on April 30, 1999. On May 1, 1998, borrowings on the line were $1.3 million.

     Management believes the financing transactions entered into subsequent to December 31, 1997 will allow the Company to meet its short-term cash needs in 1998. However, should cash constraints arise, management plans to obtain additional debt or equity financing or, if such financing is not available on acceptable terms, reduce expected increases in operating expenses.


     On July 1, 1998 the Company effected a one-for-two reverse stock split of the Company's capital stock in connection with the Company's reincorporation in North Carolina. All references in the financial statements with regard to number of shares of each class of stock have been restated to reflect the reverse stock split for all periods presented.


     The Company's 1998 Stock Plan (the "Plan") was adopted by the Board of Directors and approved by the shareholders of the Company in May 1998. The Company anticipates that no future grants will be made under the 1995 Plans after the effective date of the Plan. A total of 800,000 shares of Common Stock have been reserved for issuance under the Plan. The Plan provides for grants to employees of the Company of ISOs. In addition,

                            INTERACTIVE MAGIC, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (Continued)

13. SUBSEQUENT EVENTS -- (Continued)

the Plan provides for grants of nonqualified stock options and stock purchase rights to employees, directors and consultants of the Company. The Plan is administered by the Board of Directors or by a Committee appointed by the Board. The administrator determines the terms of options and stock purchase rights granted, including the exercise price and the number of shares subject to the option or stock purchase right. The exercise price of incentive stock options granted under the Plan must be at least equal to the fair market value of the Company's Common Stock on the date of grant. The maximum term of options granted under the Plan is 10 years.

     The Company's 1998 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Company's Board of Directors and approved by the Company's shareholders in May 1998. The Purchase Plan is intended to qualify under
Section 423 of the Code. The Company has reserved 500,000 shares of Common Stock for issuance under the Purchase Plan. Under the Purchase Plan, an eligible employee may purchase shares of Common Stock from the Company through payroll deductions of up to 10% of his or her base compensation, not to exceed $25,000 per year, at a price per share equal to 85% of the fair market value of a share of the Company's Common Stock on the last day of the offering period. The maximum number of shares that an employee may purchase in any offering period is 2,500 shares. Any employee who is customarily employed for at least 20 hours per week and more than five months per calendar year and who is employed on or before the commencement date of an offering period is eligible to participate in the Purchase Plan.


14. RECAPITALIZATION (UNAUDITED)


     The Company anticipates that the following recapitalization through the exchange of securities will be deemed to be effective as of the closing date of the Company's initial public offering, with the exception of the exercise of options and warrants which may occur at an earlier date, in contemplation of the offering.


   Incentive Stock Options: Options were exercised to purchase 268,750 shares of Class A Common Stock and 95,000 shares of Class B Common Stock in exchange for cash and forgiveness of accrued interest.

   Stock Warrants: Warrants were exercised to purchase 516,769 shares of Class A Common Stock in exchange for cash.

     Class A Common Stock: Exchanged for an aggregate of 3,931,215 shares of common stock

   Class B Common Stock: Exchanged for an aggregate of 601,457 shares of common stock, which includes 48,604 shares issued after March 31, 1998

     Series A Convertible Preferred Stock: Converted into an aggregate of 82,634 shares of common stock

     Series B Convertible Preferred Stock: Converted into an aggregate of 2,045,649 shares of common stock

   Series C Redeemable Convertible Preferred Stock: Converted into an aggregate of 132,744 shares of common stock

     Upon consummation of the offering, the Company will have authorized capital of 50,000,000 shares of $.10 par value common stock and 25,000,000 shares of $.10 par value preferred stock.

(inside back cover of Prospectus)

                            [INTERACTIVE MAGIC logo]

WARBIRDS           "Online Game of the Year 1996" - PC Games Magazine
                   "Online Game of the Year 1997" - PC Games Magazine "Finalist - Best Simulation Game" (1997) - Computer Gaming
                    World
                   "Finalist - Best Online Game" (1997) - Computer Game
                    Developers Association

SEVEN KINGDOMS     "Strategy Game of the Year" (1997) - Power Play (Germany)
                   "Editor's Choice" (1998) - PC Gamer
                   "A-List" (1998) - PC Games

iF22               Nominated as "Best Simulation at Electronic
                   Entertainment Expo" (1997) - Game Pen

WAR INC.           "A-List" - PC Games

HIND               "Editor's Choice" (1996) - PC Gamer
                   "Finalist - Best Flight Simulation Game"(1997) - Computer
                    Gaming World
                   "Simulation of the Year" (1996) - PC Today Magazine



APACHE             "Best Simulation of 1995" - PC Gamer
                   "Best Simulation of 1995" - Strategy Plus
                   "Editor's Choice" (1995) - PC Gamer

CAPITALISM         "Best Simulation Game - Finalist" (1996) - PC Gamer
                   "Editor's Choice" (1995) - PC Gamer
                   "Special Achievement in Tutorial Design" (1996) - PC Gamer

             [Award logos from PC Games, PC Gamer, Computer Gaming]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


No dealer, sales representative, or other person has been authorized to give any information or to make any representation in connection with this offering not contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this Prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof.




                      -----------------------------------
                               TABLE OF CONTENTS



                                                      Page
                                                   ---------
 Prospectus Summary ............................        3
 Risk Factors ..................................        7
 Use of Proceeds ...............................       17
 Dividend Policy ...............................       18
 Dilution ......................................       18
 Capitalization ................................       20
 Selected Consolidated Financial Data ..........       21
 Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations .................................       23
 Business ......................................       30
 Management ....................................       41
 Principal Shareholders ........................       47
 Certain Transactions ..........................       48
 Description of Securities .....................       50
 Shares Eligible for Future Sale ...............       54
 Underwriting ..................................       56
 Legal Matters .................................       58
 Experts .......................................       58
 Additional Information ........................       58
 Index to Financial Statements .................      F-1


Until        , 1998, (25 days after the date of this Prospectus) all dealers effecting transactions in the Common Stock, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                2,800,000 Shares








                                 [COMPANY LOGO]




                                  Common Stock



                           ------------------------
                                   PROSPECTUS
                           ------------------------
                        BlueStone Capital Partners, L.P.





                              Ferris, Baker Watts
                                  Incorporated





                                          , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

     Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or non-statutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative, because of the fact that such person was a director, officer, agent or employee of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) and reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, agent or employee
(i) conducted himself in good faith, (ii) reasonably believed (1) that any action taken in his official capacity with the corporation was in the best interest of the corporation or (2) that in all other cases his conduct at least was not opposed to the corporation's best interest, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the board of directors, a committee of directors, special legal counsel or the shareholders in accordance with Section 55-8-55. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

     In addition to, and separate and apart from the indemnification described above under the statutory scheme, Section 55-8-57 of the North Carolina Business Corporation Act permits a corporation to indemnify or agree to indemnify any of its directors, officers, employees or agents against liability and expenses (including attorney's fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. The Company's Bylaws provide for indemnification to the fullest extent permitted under the North Carolina Business Corporation Act, provided, however, that the Company will indemnify any person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board of Directors of the Company. Accordingly, the Company may indemnify its directors, officers and employees in accordance with either the statutory or the non-statutory standard.

     Sections 55-8-52 and 55-8-56 of the North Carolina Business Corporation Act require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was a party. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification as provided in Sections 55-8-54 and 55-8-56.

     Finally, Section 55-8-57 of the North Carolina Business Corporation Act provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized by the North Carolina Business Corporation Act to indemnify such party. It is anticipated that the Company's directors and officers will be covered under directors' and officers' insurance policies maintained by the Company prior to this offering.

     As permitted by North Carolina law, Article IX of the Company's Articles of Incorporation limits the personal liability of directors for monetary damages for breaches of duty as a director, provided that such limitation will not apply to (i) acts or omissions that the director at the time of the breach knew or believed were clearly in conflict with the best interests of the Company, (ii) any liability for unlawful distributions under Section 55-8-33,
(iii) any transaction from which the director derived an improper personal benefit, or (iv) acts or omissions occurring prior to the date the provision became effective.

     The form of the Underwriting Agreement filed as Exhibit 1.01 hereto also contains certain provisions pursuant to which certain officers, directors and controlling persons of the Company may be entitled to be indemnified by the underwriters named therein.


Item 25. Other Expenses of Issuance and Distribution.

     The estimated expenses of the Company payable in connection with the issuance and distribution of the Common Stock being registered hereby, excluding underwriting discounts and commissions, are as follows:


           SEC Registration Fee ...................................    $  9,499
           NASD Filing Fee ........................................       3,720
           NASDAQ Fee .............................................      42,534
           Printing and Engraving Expenses ........................           *
           Legal Fees and Expenses ................................           *
           Accounting Fees and Expenses ...........................           *
           Blue Sky Expenses ......................................           *
           Transfer Agent and Registrar Fees and Expenses .........           *
           Insurance Premium ......................................           *
           Miscellaneous Expenses .................................           *
           Underwriters' Expenses .................................           *
                                                                       --------
           Total ..................................................    $900,000
                                                                       ========

------------
* To be provided by amendment.


Item 26. Recent Sales of Unregistered Securities

     In the three years preceding the filing of this Registration Statement, the Company issued the following securities, which were not registered pursuant to the Securities Act:


     From May 1, 1995 to May 21, 1998, the Company issued an aggregate of 2,026,795 incentive and performance incentive stock options to purchase Common Stock pursuant to the 1995 Plans to officers and employees of the Company, as described in the Prospectus, at a weighted average exercise price of $2.30 per share. (1)

     On June 25, 1995, the Company sold 66,000 shares of Common Stock for an aggregate purchase price of $66,000 to three employees. (2)

     On August 31, 1995, the Company issued a warrant currently exercisable for 30,000 shares of Common Stock to J.W. Stealey in consideration of a personal guarantee and pledge of collateral made by Mr. Stealey in favor of a creditor of the Company. (2)

     On August 31, 1995, the Company issued a warrant currently exercisable for 13,845 shares of Common Stock to Robert L. Pickens in consideration of a $600,000 loan made by Mr. Pickens to the Company. (2)

     On January 2, 1996, the Company issued 144,000 shares of Common Stock to
J. W. Stealey in consideration of the deferral of Mr. Stealey's 1995 salary in the amount of $144,000. (2)

     On March 6, 1996, the Company issued a warrant currently exercisable for 25,882 shares of Common Stock to Venture Lending (a division of Cupertino National Bank and Trust) in consideration of a $500,000 loan made by Venture Lending. (2)

     On March 6, 1996, the Company issued two warrants, each of which is currently exercisable for 25,882 shares of Common Stock, to High Point Capital, LLC in consideration of a $500,000 loan made by High Point Capital, LLC. (2)

     On March 29, 1996, the Company issued a warrant exercisable for 10,000 shares of Common Stock in connection with a $500,000 loan made by Southeast Interactive Technology Fund I, L.L.C. (2)


     On March 31, 1996, the Company issued 700,000 shares of Common Stock to J.W. Stealey in consideration for the conversion of outstanding indebtedness in the principal amount of $700,000 owed by the Company to

Mr. Stealey. The Company also issued a warrant to purchase 30,000 shares of Common Stock to Mr. Stealey in consideration of such conversion. (2)

     Between April 23, 1996 and June 18, 1996, the Company sold 6,750 shares of Common Stock for an aggregate purchase price of $6,750 to three former employees who exercised incentive stock options upon departing the Company. (3)


     On May 1, 1996, the Company granted William J. Kaluza 20,000 shares of Common Stock upon his acceptance of employment with the Company. (1)

     On May 20, 1996, the Company issued a warrant currently exercisable for 75,694 shares of Common Stock to J.W. Stealey in consideration of a $1,000,000 loan made by Mr. Stealey to the Company. (2)

     On July 10, 1996, the Company issued a warrant currently exercisable for 100,695 shares of Common Stock to J.W. Stealey in consideration of a $1,000,000 loan made by Mr. Stealey to the Company. (2)

     On July 15, 1996, the Company issued 82,634 shares of Series A Convertible Preferred Stock to Southeast Interactive Technology Fund I upon conversion of indebtedness owed to Southeast Interactive Technology Fund I, in the principal amount of $500,000 plus accrued interest. (2)

     On July 15, 1996, the Company issued a warrant currently exercisable for 22,058 shares of Common Stock to Southeast Interactive Technology Fund I, L.L.C. in exchange for the March 29, 1996 warrant issued to Southeast Interactive Technology Fund I, L.L.C. by the Company. (2)

     On December 31, 1996, the Company issued a warrant to purchase 6,358 shares of Common Stock to Laura M. Stealey in consideration of amounts outstanding under the $1,000,000 credit line established by Ms. Stealey in favor of the Company. (2)

     On February 11, 1997, the Company issued warrants to purchase 13,500 shares of Common Stock to each of J. Nicholas England, David H. Kestel and W. Joseph McClelland. (2)

     On March 24, 1997, the Company issued a warrant that will be exercisable for 307,823 shares of Common Stock upon the consummation of this offering to Petra in consideration of a $3,000,000 loan made by Petra. (2)

     On April 23, 1997, in connection with the Company's acquisition of Interactive Creations Incorporated, the Company issued an aggregate of 655,696 shares of Common Stock to former shareholders of Interactive Creations Incorporated and options exercisable for 98,218 shares of Common Stock. (1)(2)

     On April 23, 1997, the Company issued warrants to purchase 15,000 shares of Common Stock to Oppenheimer & Co., Inc. (2)

     On September 29, 1997, the Company issued a warrant that will be exercisable for 208,946 shares of Common Stock upon the consummation of this offering to Oberlin in consideration of a $1,200,000 loan made by Oberlin. (2)

     Between December 1, 1997 and January 30, 1998, the Company sold 8,625 shares of Common Stock pursuant to the exercise of employee stock options for $10,125. (3)

     On December 31, 1997, the Company issued a warrant to purchase 8,591 shares of Common Stock to Laura M. Stealey in consideration of amounts outstanding under the $1,000,000 credit line established by Ms. Stealey in favor of the Company. (2)

     On February 4, 1998, the Company issued warrants to purchase 16,667 shares of Common Stock to Marion Bass, Inc. (2)

     On February 4, 1998, the Company issued 778,746 shares of Series B Preferred Stock to several investors for $3,500,000, which shares of Series B Preferred Stock will be converted into 2,045,649 shares of Common Stock upon the closing of this offering. (2)

     On February 4, 1998, the Company issued 132,744 shares of Series C Preferred Stock to Robert L. Pickens upon the conversion of $600,000 of the Company's debt held by Mr. Pickens, which shares will be converted into 132,744 shares of Common Stock upon the closing of this Offering. (2)

     On February 4, 1998, the Company issued 442,478 shares of Common Stock to
J. W. Stealey upon the conversion of $2,000,000 of the Company's debt held by Mr. Stealey. (2)

     On February 4, 1998, the Company issued warrants to purchase 12,500 shares of Common Stock to Avi Suriel. (2)

     On March 12, 1998, the Company issued options to purchase 12,500 shares of Common Stock to Jeff Stealey, an employee of the Company. (1)

     On April 30, 1998, the Company issued 45,000 shares of Common Stock to William Kaluza upon the exercise of outstanding options held by Mr. Kaluza. (3)


     On May 12, 1998, the Company issued 48,604 shares of Common Stock to Southeast Interactive Technology Fund I, L.L.C. pursuant to certain anti-dilution rights contained in an agreement between the Company and Southeast Interactive Technology Fund I, L.L.C. (2)

     On May 21, 1998, the Company issued 268,750 shares of Common Stock to J.W. Stealey upon the exercise of outstanding options held by Mr. Stealey. (2)

     On May 21, 1998, the Company issued 50,000 shares of Common Stock to Robert L. Pickens upon the exercise of outstanding options held by Mr. Pickens.
(2)

     No underwriter was engaged in connection with the foregoing sales of securities.
------------
(1) In the view of the Company, the options granted pursuant to the 1995 Plans and the options exchanged in the ICI transaction were issued but not sold and, therefore, registration thereof was not required.

(2) Sales of Common Stock and the issuance of warrants were made in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated thereunder as transactions not involving any public offering. Each of the purchasers were sophisticated investors.

(3) Sales of Common Stock were made in reliance upon Rule 701 promulgated under the Securities Act as transactions not involving a public offering.



Item 27. Exhibits

     The following documents (unless indicated) are filed herewith and made a part of this Registration Statement.




Exhibit
Number       Description of Exhibit
----------   ------------------------------------------------------------------------------------------
 1.01*       -Form of Underwriting Agreement
 2.01        -Plan and Agreement of Merger by and between I-Magic Mergeco, Inc. and Interactive
             Magic, Inc.
 3.01        -Articles of Incorporation
 3.02        -Bylaws
 3.03        -Articles of Merger of Interactive Magic, Inc.
 4.01        -Specimen Common Stock Certificate
 4.02        -Articles of Incorporation (see Exhibit 3.01)
 4.03        -Bylaws (see Exhibit 3.02)
 4.04*       -Form of Representatives' Warrant Agreement, including Form of Warrant Certificate
 5.01        -Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
10.01*       -Stock Purchase Agreement, dated February 4, 1998, by and between the Company and
             Vertical Financial Holdings
10.02*       -Investor's Rights Agreement, dated February 4, 1998, by and between the Company and
             Vertical Financial Holdings
10.03*       -Marketing Agreement, dated February 4, 1998, between the Company and General Capital
10.04*       -Merger Agreement, dated as of March 24, 1997, as amended April 2, 1997, by and among the Company, Interactive Creations Acquisition Corp., certain shareholders of Interactive
             Creations Incorporated and Interactive Creations Incorporated

Exhibit
Number        Description of Exhibit
-----------   ------------------------------------------------------------------------------------------
10.05*        -Form of Shareholder Agreement between the Company and each shareholder of Interactive
              Creations Incorporated
10.06*        -Form of Stock Purchase Warrant issued to each of J. W. Stealey, Robert L. Pickens, Laura
              Stealey, David H. Kestel, J. Nicholas England, W. Joseph McClelland, Avi Suriel, Marion
              Bass and Oppenheimer
10.07*        -Corporate Airplane Agreement, dated January 3, 1995, between J.W. Stealey and the
              Company
10.08*        -Loan and Security Agreement, dated March 24, 1997, as amended April 1, 1997 (See
              Exhibit 10.10 below), by and between the Company and Petra Capital LLC
10.09*        -Stock Purchase Warrant, dated March 24, 1997, as amended April 1, 1997 (See Exhibit
              10.10 below), and January 31, 1998, as amended, issued by the Company to Petra Capital
              LLC
10.10*        - First Amendment to Loan and Security Agreement and Stock Purchase Warrant dated April
              1, 1997 by and between the Company and Petra Capital LLC
10.11*        -Promissory Note, dated August 25, 1997, issued by the Company to Branch Banking &
              Trust Company
10.12*        -Guaranty Agreement, dated August 25, 1997, between J. W. Stealey and Branch Banking &
              Trust Company
10.13*        -Loan and Security Agreement, dated September 29, 1997, among the Company, iMagic
              Online Corporation and Oberlin Capital, L.P.
10.14*        -Loan and Security Agreement, dated April 30, 1997, between Greyrock Business Credit, a
              Division of NationsCredit Commercial Corporation, and the Company
10.15*        -Lease Agreement, dated December 4, 1995, as amended February 7, 1996, by and between
              Southport Business Park Limited Partnership and the Company
10.16         -Employment Agreement, dated January 3, 1995, between the Company and J.W. Stealey, as amended
10.17         -Employment Agreement, dated January 3, 1995, between the Company and Robert L.
              Pickens, as amended
10.18*        -Employment Agreement, dated March 25, 1996, between the Company and William J.
              Kaluza
10.19*        -Employment Agreement, dated January 3, 1995, between the Company and Joseph
              Rutledge, and form of amendment thereto
10.20*        -Employment Agreement, dated February 1, 1995, between the Company and Raymond
              Rutledge, and form of amendment thereto
10.21*        -Form of Class A Incentive Stock Option Plan
10.22*        -Form of Class B Incentive Stock Option Plan
10.23*        -Form of ICI Stock Option Plan
10.24*        -Form of 1998 Stock Plan
10.25*        -Form of 1998 Employee Stock Purchase Plan
10.26         -Letter Agreement, dated as of May 27, 1998, by and among the Company and the holders of the Company's outstanding Series B Preferred Stock
21.01*        -List of subsidiaries
23.01         -Consent of Ernst & Young LLP
23.02         -Consent of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. (included in
              Exhibit 5.01 hereto.
24.01*        -Powers of Attorney
27.01*        -Financial Data Schedule



------------
     * Previously filed

Item 28. Undertakings

1. The small business issuer hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of the expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

3. The small business issuer hereby undertakes that: (a) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it is declared effective; and (b) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Morrisville, State of North Carolina on July 6, 1998.




                                     INTERACTIVE MAGIC, INC.



                                     By: /s/  J.W. STEALEY
                                         ---- ------------------------------

                                          J. W. Stealey
                                          Chairman of the Board of Directors
                                          and Chief Executive Officer


In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 6, 1998.




               Signature                                     Title
--------------------------------------   ---------------------------------------------
/s/   J.W. STEALEY                       Chairman of the Board of Directors
-------------------------------------
              J.W. Stealey               and Chief Executive Officer
/s/  WILLIAM H. MARKS                    Chief Financial Officer
-------------------------------------
            William H. Marks             (Principal Financial and Accounting Officer)
/s/  *
-------------------------------------
           J. Nicholas England           Director
/s/  *
-------------------------------------
             David H. Kestel             Director
/s/  *
-------------------------------------
          W. Joseph McClelland           Director
/s/  *
-------------------------------------
               Avi Suriel                Director



*By: /s/  J.W. STEALEY
     ----------------------------------
                       J. W. Stealey as Attorney-in-Fact

                                 EXHIBIT INDEX

Exhibit
Number       Description of Exhibit
----------   ------------------------------------------------------------------------------------------
 1.01*       -Form of Underwriting Agreement
 2.01        -Plan and Agreement of Merger by and between I-Magic Mergeco, Inc. and Interactive
             Magic, Inc.
 3.01        -Articles of Incorporation
 3.02        -Bylaws
 3.03        -Articles of Merger of Interactive Magic, Inc.
 4.01        -Specimen Common Stock Certificate
 4.02        -Articles of Incorporation (see Exhibit 3.01)
 4.03        -Bylaws (see Exhibit 3.02)
 4.04*       -Form of Representatives' Warrant Agreement, including Form of Warrant Certificate
 5.01        -Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
10.01*       -Stock Purchase Agreement, dated February 4, 1998, by and between the Company and
             Vertical Financial Holdings
10.02*       -Investor's Rights Agreement, dated February 4, 1998, by and between the Company and
             Vertical Financial Holdings
10.03*       -Marketing Agreement, dated February 4, 1998, between the Company and General Capital
10.04*       -Merger Agreement, dated as of March 24, 1997, as amended April 2, 1997, by and among the Company, Interactive Creations Acquisition Corp., certain shareholders of Interactive
             Creations Incorporated and Interactive Creations Incorporated
10.05*        -Form of Shareholder Agreement between the Company and each shareholder of Interactive
              Creations Incorporated
10.06*        -Form of Stock Purchase Warrant issued to each of J. W. Stealey, Robert L. Pickens, Laura
              Stealey, David H. Kestel, J. Nicholas England, W. Joseph McClelland, Avi Suriel, Marion
              Bass and Oppenheimer
10.07*        -Corporate Airplane Agreement, dated January 3, 1995, between J.W. Stealey and the
              Company
10.08*        -Loan and Security Agreement, dated March 24, 1997, as amended April 1, 1997 (See
              Exhibit 10.10 below), by and between the Company and Petra Capital LLC
10.09*        -Stock Purchase Warrant, dated March 24, 1997, as amended April 1, 1997 (See Exhibit
              10.10 below), and January 31, 1998, as amended, issued by the Company to Petra Capital
              LLC
10.10*        - First Amendment to Loan and Security Agreement and Stock Purchase Warrant dated April
              1, 1997 by and between the Company and Petra Capital LLC
10.11*        -Promissory Note, dated August 25, 1997, issued by the Company to Branch Banking &
              Trust Company
10.12*        -Guaranty Agreement, dated August 25, 1997, between J. W. Stealey and Branch Banking &
              Trust Company
10.13*        -Loan and Security Agreement, dated September 29, 1997, among the Company, iMagic
              Online Corporation and Oberlin Capital, L.P.
10.14*        -Loan and Security Agreement, dated April 30, 1997, between Greyrock Business Credit, a
              Division of NationsCredit Commercial Corporation, and the Company
10.15*        -Lease Agreement, dated December 4, 1995, as amended February 7, 1996, by and between
              Southport Business Park Limited Partnership and the Company
10.16         -Employment Agreement, dated January 3, 1995, between the Company and J.W. Stealey, as amended
10.17         -Employment Agreement, dated January 3, 1995, between the Company and Robert L.
              Pickens, as amended
10.18*        -Employment Agreement, dated March 25, 1996, between the Company and William J.
              Kaluza
10.19*        -Employment Agreement, dated January 3, 1995, between the Company and Joseph
              Rutledge, and form of amendment thereto
10.20*        -Employment Agreement, dated February 1, 1995, between the Company and Raymond
              Rutledge, and form of amendment thereto
10.21*        -Form of Class A Incentive Stock Option Plan
10.22*        -Form of Class B Incentive Stock Option Plan
10.23*        -Form of ICI Stock Option Plan
10.24*        -Form of 1998 Stock Plan
10.25*        -Form of 1998 Employee Stock Purchase Plan
10.26         -Letter Agreement, dated as of May 27, 1998, by and among the Company and the holders of the Company's outstanding Series B Preferred Stock
21.01*        -List of subsidiaries
23.01         -Consent of Ernst & Young LLP
23.02         -Consent of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. (included in
              Exhibit 5.01 hereto.
24.01*        -Powers of Attorney
27.01*        -Financial Data Schedule



------------
     * Previously filed